As filed with the Securities and Exchange Commission on April 1, 2004
                                                Registration No. 333-109574


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                               Amendment No. 1 to

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        THE SINGING MACHINE COMPANY, INC.
                 (Name of Small Business Issuer in Its Charter)

            DELAWARE                         5065                 95-3795478
  (State or other jurisdiction         (Primary Standard         (IRS Employer
of incorporation or organization) Industrial Classification) Identification No.)

                             ----------------------

                 Yi Ping Chan, Interim Chief Executive Officer,
                      Chief Operating Officer and Secretary
                           6601 Lyons Road, Bldg. A-7
                             Coconut Creek, FL 33073
                                 (954) 596-1000
    (Address and telephone number of Registrant's principal executive offices and principal place of business)

                                  Laura M. Holm
                               Adorno & Yoss, P.A.
                        700 S. Federal Highway, Suite 200
                              Boca Raton, FL 33432
            (Name, address and telephone number of agent for service)

                           ----------------------

         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:[X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
SECURITIES TO BE              AMOUNT TO BE   OFFERING PRICE PER    AGGREGATE OFFERING      REGISTRATION
REGISTERED                     REGISTERED       SECURITY                PRICE                  FEE
---------------------------------------------------------------------------------------------------------

Common Stock(1)                   40,151(1)    $1.21(1)            $   48,582.71(1)         $  4.46(1)
Common Stock(2)                1,038,962       $4.25(3)            $4,405,198.88(3)         $356.38(3)
Common Stock(4)                  561,039       $4.25(3)            $2,384,157.50(3)         $192.88(3)
Common Stock(5)                  207,791       $4.25(3)            $  883,111.75(3)         $ 71.44(3)
Common Stock(6)                  311,680       $4.25(3)            $1,324,640.00(3)         $107.16(3)
Common Stock(7)                  635,842       $4.25(3)            $2,702,328.50(3)         $218.67(3)
                                                                   -------------            -------

Total                          2,795,465                                                    $955.79


------------

(1) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(c), based on the average high and low prices of our common stock as report on the American Stock Exchange on March 31, 2004 ($1.21).

(2) Represents shares of common stock issuable upon exercise of outstanding convertible debentures held by certain selling stockholders. Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may become issuable pursuant to the anti-dilution provisions of the debentures at the conversion price of $3.85 per share.

(3) Previously paid in the Registration Statement that was filed on October 9, 2003.
(4) Represents shares of common stock being issuable upon exercise of outstanding common stock purchase warrants held by certain selling stockholders. Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may become issuable pursuant to the anti-dilution provisions of the common stock purchase warrants.
(5) Represents the anticipated maximum number of shares of common stock which may be issued to the holders of the debentures in payment of interest accruing thereon, based upon the value of the interest which the Company is obligated to pay for a maximum period of 30 months on an aggregate principal amount of $4,000,000 at the conversion rate of $3.85 per share.
(6) Represents a good faith estimate of the number of shares which are issuable pursuant to certain anti-dilution provisions of the convertible debentures.
(7) Represents the number of shares issuable upon (a) conversion of the convertible debentures, (b) exercise of the warrants, (c) as interest payments on the debentures, (d) pursuant to the anti-dilution provisions of the debentures, multiplied by 130%, which amount the registrant is obligated to register for resale under its agreements with the holders of the debentures and warrants.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not compete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy those securities in any state where the offer or sale is prohibited.

                   Subject to Completion, Dated April 1, 2004



                                   PROSPECTUS



                        2,795,465 Shares of Common Stock



                        THE SINGING MACHINE COMPANY, INC.
                                [GRAPHIC OMITTED]




We are registering for resale an aggregate of 2,795,465 shares of common stock of The Singing Company, Inc. that have been issued or may be issued to certain of our stockholders named in this Prospectus and their transferees.

We will not receive any proceeds from the sale of the shares, but we will receive proceeds from the selling stockholders if they exercise their warrants. Our common stock is quoted on the American Stock Exchange under the symbol "SMD". On March 31, 2004, the closing sales price of our common stock, as reported on AMEX was $1.17 per share.


The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders and any broker-dealer who may participate in the sale of the shares may use this Prospectus. See "Plan of Distribution."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                  The date of this Prospectus is April 1, 2004

                                TABLE OF CONTENTS


Prospectus Summary......................................................   1
Risk Factors............................................................   2
Special Note regarding Forward-Looking Statements.......................  10
Use of Proceeds.........................................................  10
Selling Stockholders....................................................  10
Plan of Distribution....................................................  15
Market Price of Common Stock............................................  16
Dividend Policy.........................................................  17
Selected Financial Information and Other Data...........................  18
Management's Discussion and Analysis of Financial Condition and
Results of Operations...................................................  21
Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure....................................................  33
Business................................................................  34
Management..............................................................  41
Executive Compensation..................................................  43
Certain Transactions....................................................  48
Principal Stockholders..................................................  49
Description of Securities...............................................  51
Shares Eligible for Future Sale.........................................  53
Legal Matters...........................................................  54
Experts.................................................................  54
Where You Can Find Additional Information...............................  54
Index to Consolidated Financial Statements.............................. F-1
Part II.  Information Not Required In Prospectus........................II-1

                               PROSPECTUS SUMMARY


         This Summary highlights information contained elsewhere in this Prospectus. It does not contain all of the information that you should consider before investing in our common stock. We encourage you to read the entire Prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the notes to those financial statements.


COMPANY OVERVIEW


         We are engaged in the production and distribution of karaoke audio software and electronic recording equipment. Our electronic karaoke machines and audio software products are marketed under the Singing Machine(R), MTV(R), Nickelodeon(R), Hard Rock Academy(R), Care Bears(R) and Motown(R) brand names. Our corporate offices are located at 6601 Lyons Road, Building A-7, Coconut Creek, Florida 33073, and our telephone number is (954) 596-1000.


                                  THE OFFERING

Common Stock offered by the

Selling Stockholders.......................     2,795,465


Common Stock Outstanding

Prior to the Offering(1)...................     8,752,320


Common Stock Outstanding

after the Offering(2)......................    11,547,785


Use of Proceeds............................ We will not receive any proceeds from the sale of
                                            common stock by the selling
                                            stockholders.
----------

  (1)Based on the number of shares actually outstanding as of March 1, 2004. Does not include (a) options to purchase 1,120,120 shares of our common stock which are currently outstanding under our 1994 Amended and Restated Stock Option Plan and our Year 2000 Stock Option Plan, and (b) an aggregate of 2,795,465 shares which are being registered in this registration statement, which includes 1,038,962 shares issuable upon conversion of our outstanding convertible debentures, 561,039 shares issuable upon exercise of outstanding warrants, 207,791 shares which may be issued as interest payments on the debentures, 311,680 shares that may be issuable pursuant to anti-dilution provisions in the debentures, 635,842 shares as a good faith estimate of additional shares that may be issued pursuant to our obligations under a registration rights agreement and 40,151 shares issued to AG Edwards.

  (2)Assumes the issuance of 2,795,465 shares of our common stock which are being registered in this registration statement, which includes 1,038,962 shares issuable upon conversion of our outstanding convertible debentures, 561,039 shares issuable upon exercise of outstanding warrants, 207,791 shares which may be issued as interest payments on the debentures, 311,680 shares that may be issuable pursuant to anti-dilution provisions in the debentures, 635,842 shares as a good faith estimate of additional shares that may be issued pursuant to our obligations under a registration rights agreement and 40,151 shares issued to AG Edwards.

                                  RISK FACTORS

         You should carefully consider the following factors and other information in this Prospectus before deciding to purchase our common stock.

RISKS RELATED TO THE COMPANY'S BUSINESS AND OPERATIONS


WE HAVE SIGNIFICANT WORKING CAPITAL NEEDS AND IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING, WHEN NEEDED, WE MAY NOT HAVE SUFFICIENT CASH FLOW TO RUN OUR BUSINESS

As of March 1, 2004, our cash on hand is limited. During the next three months, we plan on financing our working capital needs from the collection of accounts receivable and using the funds that are advanced to us by Milberg under our factoring agreement. We also plan on obtaining working capital from the sale of our inventory. As of December 31, 2003, our inventory was valued at $8 million. If these sources do not provide us with adequate financing, we may try to seek financing from a third party; however, we will have to obtain consent from Milberg prior to obtaining any other financing. If we are not able to obtain adequate financing, when needed, it will have a material adverse effect on our cash flow and our ability to run our business. If we have a severe shortage of working capital, we may not be able to continue our business operations and may be required to file a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code or enter into some other form of liquidation or reorganization proceeding.

WE MAY BE DEEMED TO INSOLVENT AND WE MAY GO OUT OF BUSINESS

As of March 1, 2004, our cash position is limited. We are not able to pay all of our creditors on a timely basis. We are not current on approximately $2.7 million of outstanding accounts payable, which represents accounts payable to two factories in China. If we are not able to pay our current debts as they become due, we may be deemed to be insolvent and we may not be able to continue our business operations. We may be required to file a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code or enter into some other form of liquidation or reorganization proceeding..

OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS RAISED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN AS OF MARCH 31, 2003

We received a report dated June 24, 2003 (except for Note 9, as to which the date is July 8, 2003 and Note 15, as to which the date is July 10, 2003) from our independent certified public accountants covering the consolidated financial statements for our fiscal year ended March 31, 2003 that included an explanatory paragraph which stated that the financial statements were prepared assuming the Company would continue as a going concern. This report stated that a then-existing default under our credit agreement with LaSalle Business Credit raised substantial doubt about our ability to continue as a going concern.

We paid our loan with LaSalle in full effective as of January 31, 2004 and terminated the agreement. We replaced the LaSalle credit facility by entering into a factoring agreement with Milberg Factors, Inc., effective as of February 9, 2004. Pursuant to the agreement, Milberg, at its discretion, will advance the Company with the lesser of 80% of our eligible accounts receivable or $3.5 million. We do not know if this factoring agreement will provide us with sufficient capital. If the agreement with Milberg does not provide sufficient capital, or we are unable to obtain additional financing, we may have a liquidity problem and this would affect our ability to continue our business operations, and accordingly our independent certified public accountants may again raise substantial doubt about our ability to continue as a going concern as of March 31, 2004.

A SMALL NUMBER OF OUR CUSTOMERS ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES, AND THE LOSS OF ONE OR MORE OF THESE KEY CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUES, PROFITABILITY AND CASH FLOW

We rely on a few large customers to provide a substantial portion of our revenues. As a percentage of total revenues, our net sales to our five largest customers during the fiscal period ended March 31, 2003, 2002 and 2001 were approximately 67%, 77% and 87% respectively. In fiscal 2003, three major customers accounted for 21%, 17% and 15% of our net sales. We do not have long-term contractual arrangements with any of our customers and they can cancel their orders at any time prior to delivery. A substantial reduction in or termination of orders from any of our largest customers would decrease our revenues, profitability and cash flow.

WE ARE SUBJECT TO THE RISK THAT SOME OF OUR LARGE CUSTOMERS MAY RETURN KARAOKE PRODUCTS THAT THEY HAVE PURCHASED FROM US AND IF THIS HAPPENS, IT WOULD REDUCE OUR REVENUES AND PROFITABILITY

In February 2002, one of our largest customers, Best Buy returned approximately $2.75 million in karaoke products to us that it had not been able to sell during the Christmas season. Best Buy kept this inventory in its retail stores, but converted the sales to consignment sales. Although we were not contractually obligated to accept this return of the karaoke products, we did this because we valued our relationship with Best Buy. Because we are dependent upon a few large customers, we are subject to the risk that any of these customers may elect to return unsold karaoke products to us in the future. If any of our customers were to return karaoke products to us, it would reduce our revenues and profitability.

WE ARE SUBJECT TO PRESSURE FROM OUR CUSTOMERS RELATING TO PRICE REDUCTIONS, FINANCIAL INCENTIVES AND OTHER RISKS THAT FORCE US TO BEAR THE RISKS AND COSTS OF CARRYING INVENTORY, AND IF WE ARE PRESSURED TO MAKE THESE CONCESSIONS TO OUR CUSTOMERS, IT WILL REDUCE OUR REVENUES AND PROFITABILITY

Because there is intense competition in the karaoke industry, we are subject to pricing pressure from our customers. Many of our customers have demanded that we lower our prices or they will buy our competitor's products. If we do not meet our customer's demands for lower prices, we will not sell as many karaoke products. In the nine months ended December 31, 2003, our sales to customers in the United States decreased because of increased price competition. We sold many of our karaoke machines to these U.S. customers at prices near or below cost. We are also subject to the risk that our customers might demand certain financial incentives, such as large advertising or cooperative advertising allowances, which effectively reduce our selling prices. Additionally, many of our customers place orders with us several months prior to the holiday season, but they schedule delivery two or three weeks before the holiday season begins. As such, we are subject to the risks and costs of carrying inventory during the time period between the placement of the order and the delivery date, which reduces our cash flow.

OUR GROSS PROFIT MARGINS HAVE DECREASED OVER THE PAST YEAR AND WE EXPECT THE TREND TO CONTINUE

Over the past year, our gross profit margins have decreased. In the nine months ended December 31, 2003, our gross profit margin was 4.6% compared to 21.7% in the nine months ended December 31, 2002. This decline resulted from price competition and a shift in customer orders from our parent company in the United States to our Hong Kong subsidiary, International SMC. International SMC delivers our karaoke products to customers directly from our manufacturer's factories in China and therefore does not provide logistics, handling, warehousing and just in time inventory support, which services are provided by our parent company in the United States. Accordingly, the average sales price per unit realized by International SMC is significantly lower than that of our parent company in the United States. We expect further price competition and a continuing shift of sales volume to International SMC. Accordingly, we expect that our gross profit margin will decrease in fiscal 2004.

OUR SENIOR CORPORATE MANAGEMENT TEAM IS NEW TO THE SINGING MACHINE AND IS REQUIRED TO DEVOTE SIGNIFICANT ATTENTION TO OUR FINANCING AGREEMENTS AND SETTLING OUR CLASS ACTION LAWSUITS.

Beginning on May 2, 2003, through the present date, we have had two Chief Executive Officers and a Chief Operating Officer resign. We are currently in negotiations with our Chief Financial Officer and Senior Vice President of Finance regarding their resignations from our company. Additionally, four out of the five directors serving on our Board on May 2, 2003 have resigned since that date. We hired a new Chief Operating Officer, Yi Ping Chan on March 31, 2003, and appointed three new directors, Bernard Appel and Richard Ekstract, on October 31, 2003 and Harvey Judkowitz On March 29, 2004. We are in the process of searching for a new Chief Executive Officer. It will take some time for our new management and our new board of directors to learn about our business and to develop strong working relationships with each other and our employees. In particular, coordination between various divisions of our Company have not been systematized and morale has suffered as a consequence. Our new senior corporate management's ability to complete this process has been and continues to be hindered by the time that it needs to devote to other pressing business matters. New management needs to spend significant time on overseeing our liquidity situation and overseeing legal matters, such as our class action lawsuit. We cannot assure you that this major restructuring of our board of directors and senior management and the accompanying distractions, in this environment, will not adversely affect our results of operations.

THE SEC IS CONDUCTING AN INFORMAL INVESTIGATION OF THE COMPANY AND IF WE HAVE DONE SOMETHING ILLEGAL, WE WILL BE SUBJECT TO FINES, PENALTIES AND OTHER SANCTIONS BY THE SEC

In August 2003, we were advised that the SEC had commenced an informal investigation of our company. It appears that the investigation is focused on the restatement of our financial statements in fiscal 2002 and 2001; however, the SEC may be reviewing other issues as well. If the SEC finds that our company has not fully complied with all applicable federal securities laws, we could be subject to fines, penalties and other sanctions imposed by the SEC.

WE ARE NAMED AS A DEFENDANT IN A CLASS ACTION LAWSUIT RELATING TO THE RESTATEMENT OF OUR FINANCIAL STATEMENTS FOR FISCAL 2002 AND FISCAL 2001, WHICH IF DETERMINED ADVERSELY TO US, COULD RESULT IN THE IMPOSITION OF DAMAGES AGAINST US AND HARM OUR BUSINESS AND FINANCIAL CONDITION

We are named as a defendant in a class action lawsuit which arose from the restatement of our financial statements for fiscal 2002 and 2001. In this lawsuit, the plaintiffs allege that our executive officers and our company violated Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934 and Rule 10(b)-5. The plaintiffs seek compensatory damages, attorney's fees and injunctive relief. While the specific factual allegations vary slightly in each case, the complaints generally allege that our officers falsely represented the Company's financial results during the relevant class periods. In March 2004, we have entered into a settlement agreement with the class action plaintiffs. See "Business - Legal Matters" on page 53. This settlement is subject to approval by the court and the shareholders who are members of the class action lawsuit.

If this settlement agreement is not approved by the court and members of the class action lawsuit, we will need to expend additional times and resources on resolving this matter, whether through continued settlement discussions or through litigation. If a significant monetary judgment is rendered against us, we are not certain that we will have the ability to pay such a judgment. Any losses resulting from these claims could adversely affect our profitability and cash flow.

OUR LICENSING AGREEMENT WITH MTV NETWORKS IS IMPORTANT TO OUR BUSINESS AND IF WE WERE TO LOSE OUT MTV LICENSE IT WOULD AFFECT OUR REVENUES AND PROFITABILITY

Our license with MTV Networks is important to our business. We generated $30,884,344 or 32.3% of our consolidated net sales from products sold under the MTV license in fiscal 2003. During the nine months ended December 31, 2003, we generated only $8.3 million or 12.2% of our consolidated net sales under this MTV license agreement. Our MTV license was extended until April 30, 2004 with options for MTV to renew for two additional periods through December 31, 2004; however, MTV can terminate the license agreement for certain reasons over the course of the calendar year 2004. If we were to lose our MTV license, it would have an effect on our revenues and net income.

WE EXPERIENCE DIFFICULTY FORECASTING THE DEMAND FOR OUR KARAOKE PRODUCTS AND IF WE ARE NOT ACCURATELY FORECAST DEMAND, OUR REVENUES, NET INCOME AND CASH FLOW MAY BE AFFECTED

Because of our reliance on manufacturers in Asia for our machine production, our production lead times range from one to four months. Therefore, we must commit to production in advance of customers orders. It is difficult to forecast customer demand because we do not have any scientific or quantitative method to predict this demand. Our forecasting is based on management's general expectations about customer demand, the general strength of the retail market and management's historical experiences. As of December 31, 2003, we had $14.2 million in inventory against which a $6.2 million reserve has been taken We will attempt to liquidate this inventory over the next six months. However, if we are unable to sell this inventory, our revenues, cash flow and profitability will be reduced.

OUR BUSINESS IS SEASONAL AND THEREFORE OUR ANNUAL OPERATING RESULTS WILL DEPEND, IN LARGE PART, ON OUR SALES DURING THE RELATIVELY BRIEF HOLIDAY SEASON

Sales of consumer electronics and toy products in the retail channel are highly seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season, which includes

Christmas. A substantial majority of our sales occur during the second quarter ended September 30 and the third quarter ended December 31. Sales in our second and third quarter, combined, accounted for approximately 85.6% of net sales in fiscal 2003, 81% of net sales in fiscal 2002 and 75% of net sales in fiscal 2001.

IF WE ARE UNABLE TO COMPETE IN THE KARAOKE PRODUCTS CATEGORY, OUR REVENUES AND NET PROFITABILITY WILL BE REDUCED

Our major competitors for karaoke machines and related products are Craig and Memorex. We believe that competition for karaoke machines is based primarily on price, product features, reputation, delivery times, and customer support. Our primary competitors for producing karaoke music are Compass, Pocket Songs, Sybersound, UAV and Sound Choice. We believe that competition for karaoke music is based primarily on popularity of song titles, price, reputation, and delivery times. To the extent that we lower prices to attempt to enhance or retain market share, we may adversely impact our operating margins. Conversely, if we opt not to match competitor's price reductions we may lose market share, resulting in decreased volume and revenue. To the extent our leading competitors reduce prices on their karaoke machines and music, we must remain flexible to reduce our prices. If we are forced to reduce our prices, it will result in lower margins and reduced profitability. In addition, we must compete with all the other existing forms of entertainment including, but not limited to: motion pictures, video arcade games, home video games, theme parks, nightclubs, television and prerecorded tapes, CD's and video cassettes.

IF WE ARE UNABLE TO DEVELOP NEW KARAOKE PRODUCTS, OUR REVENUES MAY NOT CONTINUE TO GROW

The karaoke industry is characterized by rapid technological change, frequent new product introductions and enhancements and ongoing customer demands for greater performance. In addition, the average selling price of any karaoke machine has historically decreased over its life, and we expect that trend to continue. As a result, our products may not be competitive if we fail to introduce new products or product enhancements that meet evolving customer demands. The development of new products is complex, and we may not be able to complete development in a timely manner, or at all. During the past twelve years, Edward Steele, our former Chief Executive Officer, oversaw new product development. Mr. Steele will be retiring from our company on February 28, 2004 and we have not yet identified a successor who will oversee new product development. To introduce products on a timely basis, we must:

- accurately define and design new products to meet market needs;

- design features that continue to differentiate our products from those of our competitors;

- transition our products to new manufacturing process technologies;

- identify emerging technological trends in our target markets;

- anticipate changes in end-user preferences with respect to our customers' products;

- bring products to market on a timely basis at competitive prices; and

- respond effectively to technological changes or product announcements by others.

We believe that we will need to continue to enhance our karaoke machines and develop new machines to keep pace with competitive and technological developments and to achieve market acceptance for our products.

OUR PRODUCTS ARE SHIPPED FROM CHINA AND ANY DISRUPTION OF SHIPPING COULD PREVENT OR DELAY OUR CUSTOMERS' RECEIPT OF INVENTORY

We rely principally on four contract ocean carriers to ship virtually all of the products that we import to our warehouse facilities in Compton and Rancho Dominguez, California. Retailers that take delivery of our products in China rely on a variety of carriers to import those products. Any disruptions in shipping, whether in California or China, caused by labor strikes, other labor disputes, terrorism, and international incidents or otherwise prevent or delay our customers' receipt of inventory. If our customers do not receive their inventory on a timely basis, they may cancel their orders or return products to us. Consequently, our revenues and net income would be reduced.

OUR MANUFACTURING OPERATIONS ARE LOCATED IN THE PEOPLE'S REPUBLIC OF CHINA, SUBJECTING US TO RISKS COMMON IN INTERNATIONAL OPERATIONS. IF THERE IS ANY PROBLEM WITH THE MANUFACTURING PROCESS, OUR REVENUES AND NET PROFITABILITY MAY BE REDUCED.

We are dependent upon six factories in the People's Republic of China to manufacture all of our electronic products. Our arrangements with these factories are subject to the risks of doing business abroad, such as import duties, trade restrictions, work stoppages, foreign currency fluctuations, limitations on the repatriation of earnings and political instability, which could have an adverse impact on our business. Furthermore, we have limited control over the manufacturing processes themselves. As a result, any difficulties encountered by our third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our revenues, profitability and cash flow.

WE DEPEND ON THIRD PARTY SUPPLIERS FOR PARTS FOR OUR KARAOKE MACHINES AND RELATED PRODUCTS, AND IF WE CANNOT OBTAIN SUPPLIES AS NEEDED, OUR OPERATIONS WILL BE SEVERELY DAMAGED

Our growth and ability to meet customer demand depends in part on our capability to obtain timely deliveries of karaoke machines and our electronic products. We rely on third party suppliers to produce the parts and materials we use to manufacture and produce these products. If our suppliers are unable to provide our factories with the parts and supplies, we will be unable to produce our products. We cannot guarantee that we will be able to purchase the parts we need at reasonable prices or in a timely fashion. In the last several years, there have been shortages of certain chips that we use in our karaoke machines. If we are unable to anticipate any shortages of parts and materials in the future, we may experience severe production problems, which would impact our sales.

CONSUMER DISCRETIONARY SPENDING MAY AFFECT KARAOKE PURCHASES AND IS AFFECTED BY VARIOUS ECONOMIC CONDITIONS AND CHANGES

Our business and financial performance may be damaged more than most companies by adverse financial conditions affecting our business or by a general weakening of the economy. Purchases of karaoke machines and music are considered discretionary for consumers. Our success will therefore be influenced by a number of economic factors affecting discretionary and consumer spending, such as employment levels, business, interest rates, and taxation rates, all of which are not under our control. Additionally, other extraordinary events such as terrorist attacks or military engagements, which adversely affect the retail environment may restrict consumer spending and thereby adversely affect our sales growth and profitability.

WE MAY HAVE INFRINGED THE COPYRIGHTS OF CERTAIN MUSIC PUBLISHERS AND IF WE VIOLATE FEDERAL COPYRIGHT LAWS, WE WILL BE SUBJECT TO MONETARY PENALTIES

Over the past several years, we have received notices from several music publishers who have alleged that we did not have the proper copyright licenses to sell certain songs included in our CD+G's. We have settled or are in the process of settling all of these copyright infringement issues with these publishers. These copyright infringement claims may have a negative effect on our ability to sell our music products to our customers. If we do not have the proper copyright licenses for any other songs that are included in our CD+G's and cassettes, we will be subject to additional liability under the federal copyright laws, which could include settlements with the music publishers and payment of monetary damages.

WE MAY BE SUBJECT TO CLAIMS FROM THIRD PARTIES FOR UNAUTHORIZED USE OF THEIR PROPRIETARY TECHNOLOGY, COPYRIGHTS OR TRADE SECRETS AND ANY CLAIMS ASSERTED AGAINST US COULD AFFECT OUR NET PROFITABILITY

We believe that we independently developed the technology used in our electronic and audio software products and that it does not infringe on the proprietary rights, copyrights or trade secrets of others. However, we cannot assure you that we have not infringed on the proprietary rights of third parties or those third parties will not make infringement violation claims against us. During fiscal 2000, Tanashin Denki, Ltd., a Japanese company that holds a patent on a cassette tape drive mechanism alleged that some of our karaoke machines violated their patents. We settled the matters with Tanashin in December 1999. Subsequently in December 2002, Tanashin again alleged that some of our karaoke machines violated their patents. We entered into another settlement agreement with them in May 2003. In addition to Tanashin, we could receive infringement claims from other third parties. Any infringement claims may have a negative effect on our profitability and financial condition.

WE ARE EXPOSED TO THE CREDIT RISK OF OUR CUSTOMERS, WHO ARE EXPERIENCING FINANCIAL DIFFICULTIES, AND IF THESE CUSTOMERS ARE UNABLE TO PAY US, OUR REVENUES AND PROFITABILITY WILL BE REDUCED

We sell products to retailers, including department stores, lifestyle merchants, direct mail retailers, which are catalogs and showrooms, national chains, specialty stores, and warehouse clubs. Some of these retailers, such as K-Mart, FAO Schwarz and KB Toys, have engaged in leveraged buyouts or transactions in which they incurred a significant amount of debt, and operated under the protection of bankruptcy laws. As of February 4, 2004, we are aware of only two customers, FAO Schwarz and KB Toys, which are operating under the protection of bankruptcy laws. In fiscal 2003, FAO Schwarz and KB Toys represented less than 1% of our revenues and we expect that revenues from this account will be less than 2% of our revenues in fiscal 2004. Despite the difficulties experienced by retailers in recent years, we have not suffered significant credit losses to date. Deterioration in the financial condition of our customers could result in bad debt expense to us and have a material adverse effect on our revenues and future profitability.

A DISRUPTION IN THE OPERATION OF OUR WAREHOUSE CENTERS IN CALIFORNIA OR FLORIDA COULD IMPACT OUR ABILITY TO DELIVER MERCHANDISE TO OUR STORES, WHICH COULD ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY

A significant amount of our merchandise is shipped to our customers from one of our three warehouses, which are located in Compton, California, Rancho Dominguez, California and Coconut Creek, Florida. Events such as fire or other catastrophic events, any malfunction or disruption of our centralized information systems or shipping problems may result in delays or disruptions in the timely distribution of merchandise to our customers, which could substantially decrease our revenues and profitability.

OUR BUSINESS OPERATIONS COULD BE DISRUPTED IF THERE ARE LABOR PROBLEMS ON THE WEST COAST

During fiscal 2003, approximately 48% of our sales were domestic sales, which were made from our warehouses in California and Florida. During the third quarter of fiscal 2003, the dock strike on the West Coast affected sales of two of our karaoke products and we estimate that we lost between $3 and $5 million in orders because we couldn't get the containers of these products off the pier. If another strike or work slow-down occurs and we do not have a sufficient level of inventory, a strike or work slow-down would result in increased costs to us and may reduce our profitability.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE WHICH MAY CAUSE INVESTORS TO LOSE ALL OR A PORTION OF THEIR INVESTMENT

From March 1, 2002 through March 1, 2004, our common stock has traded between a high of $19.05 and a low of $1.14. During this period, we have restated our earnings, lost senior executives and Board members, had liquidity problems and defaulted on our line of credit with LaSalle. Our stock price may continue to be volatile based on similar or other adverse developments in our business. In addition, the stock market periodically experiences significant adverse price and volume fluctuations which may be unrelated to the operating performance of particular companies.

IF INVESTORS SHORT OUR SECURITIES, IT MAY CAUSE OUR STOCK PRICE TO DECLINE

During the past year, a number of investors have held a short position in our common stock. As of February 9, 2004, investors hold a short position in 400,000 shares of our common stock which represents 6.56% of our public float. The anticipated downward pressure on our stock price due to actual or anticipated sales of our stock by some institutions or individuals who engage in short sales of our common stock could cause our stock price to decline. Additionally, if our stock price declines, it may be more difficult for us to raise capital.

OUR OBLIGATION TO MAKE SEVERANCE PAYMENTS COULD PREVENT OR DELAY TAKEOVERS

Our employment agreements with Yi Ping Chan, April Green, Jack Dromgold and John Dahl require us, under certain conditions, to make substantial severance payments to them if they resign after a change of control. As of December 31, 2003, Mr. Chan, Ms. Green and Mr. Dahl are entitled to severance payments of $250,000, $73,600, and $75,000, respectively. These provisions could delay or impede a merger, tender offer or other transaction resulting in a change in control of the Company, even if such a transaction would have significant benefits to our shareholders. As a result, these provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See "Executive Compensation - Employment Agreements" on page 45.

RISKS ASSOCIATED WITH OUR CAPITAL STRUCTURE

IF OUR OUTSTANDING DERIVATIVE SECURITIES ARE EXERCISED OR CONVERTED, OUR EXISTING SHAREHOLDERS WILL SUFFER DILUTION

As of December 31, 2003, there were outstanding stock options to purchase an aggregate of 1,120,120 shares of common stock at exercise prices ranging from $1.97 to $14.00 per share, not all of which are immediately exercisable. The weighted average exercise price of the outstanding stock options is approximately $4.81 per share. As of March 1, 2004, there were outstanding immediately exercisable warrants to purchase an aggregate of 561,039 shares of our common stock, the resale of which is covered in this Prospectus. In addition, we have issued $4,000,000 of convertible debentures, which are initially convertible into an aggregate of 1,038,962 shares of common stock, the resale of which is covered by this Prospectus. To the extent that the aforementioned convertible securities are exercised or converted, dilution to our stockholders will occur.

THE $4 MILLION PRIVATE PLACEMENT THAT WE CLOSED IN SEPTEMBER 2003 WILL AFFECT OUR ABILITY TO RAISE CAPITAL IN THE FUTURE

On September 8, 2003, we closed a private offering in which we issued $4 million of convertible debentures and stock purchase warrants to six institutional investors. As part of this investment, we agreed to several limitations on our corporate actions, some of which limit our ability to raise financing in the future. If we enter into any financing transactions during the one year period after the registration statement, of which this Prospectus is a part, is effective we need to offer the institutional investors the right to participate in such offering in an amount equal to the greater of (a) the principal amount of the debentures currently outstanding or (b) 50% of the financing offered to the outside investment group. For example, if we offer to sell $10 million worth of our securities to an outside investment group, the institutional investors will have the right to purchase up to $5 million of the offering. This right may affect our ability to attract other investors if we require external financing to remain in operations. Furthermore, for a period of 90 days after the effective date of the registration statement, we cannot sell any securities.

Additionally, we can not:

- sell any of our securities in any transactions where the exercise price is adjusted based on the trading price of our common stock at any time after the initial issuance of such securities.

- sell any securities which grant investors the right to receive additional shares based on any future transaction on terms more favorable than those granted to the investor in the initial offering

These limitations are in place until the earlier of February 20, 2006 or the date on which all the debentures are converted into equity.

IF WE SELL ANY OF OUR SECURITIES AT A PRICE LOWER THAN $3.85 PER SHARE, THE CONVERSION PRICE OF OUR DEBENTURES AT $3.85 PER SHARE WILL BE REDUCED AND THERE WILL BE ADDITIONAL DILUTION TO OUR SHAREHOLDERS

Given that our common stock is trading at a price of $1.17 per share as of March 31, 2004, it is possible that we may need to sell additional securities for capital at a price lower than $3.85 per share. If we sell any securities at a price lower than $3.85 per share, the conversion price of our debentures currently set at $3.85 per share will be reduced and there will be more dilution to our shareholders if and when the debentures are converted into shares of our common stock. If we issue or sell any securities at a price less than $3.85 per share prior to September 8, 2004, the set price of the debentures will be reduced by an amount equal to 75% of the difference between the set price and the effective purchase price for the shares If such dilutive issuances occur after September 8, 2004 but before the earlier of February 20, 2006 or when all the debentures are converted into shares of our common stock, the set price will be reduced by an amount equal to 50% of the difference between the set price and effective purchase price of such shares. So, if we sold 1 million shares of our common stock on April 1, 2004 for a price of $1.22 per share, the set price of the debentures would be reduced by $2.24 to $1.61 and the aggregate number of shares of our common stock that would be issued upon conversion of the debentures would be increased from 1,038,962 shares to 2,484,472 shares.

FUTURE SALES OF OUR COMMON STOCK HELD BY CURRENT STOCKHOLDERS AND INVESTORS MAY DEPRESS OUR STOCK PRICE

As of December 31, 2003, there were 8,752,320 shares of our common stock outstanding. Of these shares, approximately 5,954,796 shares are eligible for sale under Rule 144. We have filed two registration statements registering an aggregate 3,794,250 of shares of our common stock (a registration statement on Form S-8 to register the sale of 1,844,250 shares underlying options granted under our 1994 Stock Option Plan and a registration statement on Form S-8 to register 1,950,000 shares of our common stock underlying options granted under our Year 2001 Stock Option Plan). An additional registration statement on Form S-1, of which this Prospectus is a part, was filed in October 2003, registering an aggregate of 2,795,465 shares of our common stock. The market price of our common stock could drop due to the sale of large number of shares of our common stock, such as the shares sold pursuant to the registration statements or under Rule 144, or the perception that these sales could occur.

OUR STOCK PRICE MAY DECREASE IF WE ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK

Our Certificate of Incorporation authorizes the issuance of 18,900,000 shares of common stock. As of March 1, 2004, we had 8,752,320 shares of common stock issued and outstanding and an aggregate of 1,681,159 shares issuable under our outstanding options and warrants. We also have an obligation to issue up to 1,038,962 shares upon conversion of our debentures and have reserved 207,791 additional shares for interest payment on the debentures. As such, our Board of Directors has the power, without stockholder approval, to issue up to 7,219,768 shares of common stock.

Any issuance of additional shares of common stock, whether by us to new stockholders or the exercise of outstanding warrants or options, may result in a reduction of the book value or market price of our outstanding common stock. Issuance of additional shares will reduce the proportionate ownership and voting power of our then existing stockholders.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY AND COULD DEPRESS THE PRICE OF OUR COMMON STOCK

Delaware law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions of our restated certificate of incorporation include: authorizing our board of directors to issue additional preferred stock, limiting the persons who may call special meetings of stockholders, and establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

We are also subject to certain provisions of Delaware law that could delay, deter or prevent us from entering into an acquisition, including the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met. The existence of these provisions could limit the price that investors are willing to pay in the future for shares of our common stock and may deprive you of an opportunity to sell your shares at a premium over prevailing prices.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the "Risk Factors" contained on pages 2 through 8 of this Prospectus.

         Because the factors discussed in this Prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of our company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders. Although we may receive proceeds if the warrants are exercised, these proceeds, if any, will be used for working capital purposes or any other purpose approved by the Board of Directors.

                              SELLING STOCKHOLDERS


         The following table sets forth information as of March 1, 2004 with respect to the beneficial ownership of our common stock both before and immediately following the offering by each of the selling stockholders.

         Calculation of the percent of outstanding shares owned is based on shares of our common stock issued and outstanding as of March 1, 2004. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock underlying options, warrants, debentures, notes or preferred stock by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.

         The terms of the debentures and warrants owned by Omicron Master Trust, SF Capital Partners, Ltd, Bristol Investment Fund, Ltd., Ascend Offshore Fund, Ltd., Ascend Partners, LP and Ascend Partners Sapient LP prohibit conversion of those debentures or exercise of those warrants to the extent that a conversion of those debentures would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock, and to the extent that exercise of the warrants would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 60 days prior written notice to us. Also, these limitations do not preclude a holder from converting or exercising a debenture or warrant and selling shares underlying that debenture or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amounts. In light of the limitations contained in the debentures and warrants, the number of shares shown in the table as beneficially owned by each holder of those debentures and warrants prior to this offering has been limited to 4.99% of the share of our common stock outstanding as of the date of the table. However, we have registered for resale all of the shares that can be resold by each selling shareholder, without regard to the conversion or exercise limitations described herein.

        After each selling shareholder sells shares, we will file a prospectus supplement which indicates the number of shares that each selling shareholder is eligible to sell.

                                     SECURITIES OWNED               SHARES OF          SECURITIES AFTER OFFERING(11)
                                     PRIOR TO OFFERING            COMMON STOCK         -----------------------------
                                  -------------------------       BEING OFFERED         NUMBER OF        PERCENT OF
                                  SHARES OF      PERCENT OF          UNDER THIS            SHARES OF        COMMON
NAME OF SELLING STOCKHOLDER        STOCK(1)        STOCK           PROSPECTUS (2)       COMMON STOCK        STOCK
---------------------------       ---------      ----------       ---------------       ------------     ----------
Omicron Master Trust                434,034        4.99            1,637,662(3)            0                 *
SF Capital Partners, Ltd.           187,013        2.15              327,521(4)            0                 *
Bristol Investment Fund, Ltd.       112,208        1.29              196,520(5)            0                 *
Ascend Offshore Fund, Ltd.          178,785        2.05              313,122(6)            0                 *
Ascend Partners Sapient, LP          61,266          *               107,301(7)            0                 *
Ascend Partners, LP                  21,768          *                38,124(8)            0                 *
Roth Capital Partners, LLC          103,896        1.18              135,064(9)            0                 *
AG Edwards & Sons, Inc.              40,151          *                40,151(10)           0                 *

--------------
* Less than 1%.

(1) The debentures and warrants contractually limit the selling stockholder's right to convert the debentures or exercise of the warrants, as the case may be, to the extent such selling stockholder's beneficial ownership exceeds 4.99% of the Company's then issued and outstanding shares of common stock. Represents shares of common stock issuable upon conversion of the debentures and exercise of the warrants, which the holders have the right to acquire within sixty (60) days of November 15, 2003. Excludes Roth Capital Partners, LLC ("Roth") and A.G. Edwards & Sons, Inc. ("A.G. Edwards").

(2) Listed shares represent shares issuable upon conversion of the debentures and exercise of the warrants (without regard to any exercise or conversion limitations), shares which we may issue as payment of interest on debentures or pursuant to certain anti-dilution provisions of the debentures (collectively, the "Registrable Securities"). Also includes an additional 30% of the Registrable Securities, which we are required to register pursuant to a registration rights agreement, as well as the shares issued to Roth and AG Edwards.

(3) Shares offered pursuant to this Prospectus consist of 649,351 shares issuable upon conversion of the debentures; 285,714 shares issuable upon exercise of warrants; up to 129,870 shares which we may issued as interest payable on the debentures; 194,805 shares we may issue under the anti-dilution provisions of the debentures and 377,922 shares, an additional 30% of the registrable securities. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital") serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"). Omicron Capital, Inc., a Delaware corporation ("OCI") serves as general partner of Omicron Capital and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power of the shares of our common stock owned by Omicron and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omnicron and as of September 15, 2003, Mr. Oliver H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Merssrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such power with respect to shares of our common stock offered by Omicron, as those terms as used for purposes of the Securities Exchange Act of 1934, as amended.

(4) Shares offered pursuant to this Prospectus consist of 129,870 shares issuable upon conversion of the debentures; 57,143 shares issuable upon exercise of warrants, up to 25,974 shares which we may issued as interest payable on the debentures, 38,952 shares we may issue under the anti-dilution provisions of the debentures and 75,582 shares, an additional 30% of the Registrable Securities. Michael A. Roth and Brian J. Stark are the founding members and director the management of Staro Asset Management, L.L.C., a Wisconsin limited liability company ("Staro") which acts as investment manager and has sole power to direct the management of SF Capital Partners, Ltd. Through Staro, Messrs. Roth and Stark possess sole voting and dispositive power over all of the shares owned by SF Capital Partners, Ltd.

(5) Shares offered pursuant to this Prospectus consist of 77,922 shares issuable upon conversion of the debentures; 34,286 shares issuable upon exercise of warrants, up to 15,584 shares which we may issued as interest payable on the debentures, 23,377 shares we may issue under the anti-dilution provisions of the debentures and 45,351 shares, an additional 30% of the Registrable Securities. Paul Kessler and Diana Derycz-Kessler are the managing members of Bristol Capital Advisors, LLC, a Delaware limited liability company ("BCA") which acts as investment manager and has sole power to direct the management of Bristol Investment Fund, Ltd.. Through BCA, Mr. Kessler and Mrs. Diana Derycz Kessler possess voting and dispositive power over the shares owned by Bristol Investment Fund, Ltd.

(6) Shares offered pursuant to this Prospectus consist of 124,156 shares issuable upon conversion of the debentures; 54,629 shares issuable upon exercise of warrants, up to 24,831 shares which we may issued as interest payable on the debentures, 37,247 shares we may issue under the anti-dilution provisions of the debentures and 72,259 shares, an additional 30% of the Registrable Securities. Ascend Capital, LLC, a Delaware limited liability company ("Ascend") serves as the investment advisor to Ascend Offshore Fund, Ltd. ("Ascend Offshore") Malcolm Fairbain serves as the founder and sole managing member of Ascend Offshore and has the sole power to direct the management of Ascend Offshore. Through Ascend, Messr. Fairbain possesses sole voting and dispositive power over all of the shares owned by Ascend Offshore.

(7) Shares offered pursuant to this Prospectus consist of 42,546 shares issuable upon conversion of the debentures; 18,720 shares issuable upon exercise of warrants, up to 8,509 shares which we may issued as interest payable on the debentures, 12,764 shares we may issue under the anti-dilution provisions of the debentures and 24,762 shares, an additional 30% of the Registrable Securities. Ascend Capital, LLC, a Delaware limited liability company ("Ascend") serves as the investment advisor to Ascend Partners Sapient, LLP, Ltd. ("Ascend Partners). Malcolm Fairbain serves as the founder and sole managing member of Ascend Partners and has the sole power to direct the management of Ascend Partners. Through Ascend, Messr. Fairbain possesses sole voting and dispositive power over all of the shares owned by Ascend Partners.

(8) Shares offered pursuant to this Prospectus consist of 15,117 shares issuable upon conversion of the debentures; 6,651 shares issuable upon exercise of warrants, up to 3,023 shares which we may issued as interest payable on the debentures, 4,535 shares we may issue under the anti-dilution provisions of the debentures and 8,798 shares, an additional 30% of the Registrable Securities. Ascend serves as the investment advisor to Ascend Partners, LP ("Ascend LP"). Malcolm Fairbain serves as the founder and sole managing member of Ascend LP and has the sole power to direct the management of Ascend LP. Through Ascend, Messr. Fairbain possesses sole voting and dispositive power over all of the shares owned by Ascend LP.

(9) Shares offered pursuant to this Prospectus consist of 103,896 shares issuable upon exercise of warrants and 31,168 shares, an additional 30% of the Registrable Securities.

(10) AG Edwards & Sons, Inc. is a publicly traded company. The current officers and directors of AG Edwards may be deemed to possess the sole voting and dispositive power over all the shares owned by AG Edwards & Sons, Inc.

(11) Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, any selling stockholder may have sold, transferred or otherwise disposed or, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

CIRCUMSTANCES UNDER WHICH SELLING STOCKHOLDERS ACQUIRED SECURITIES

         Set forth below is a summary of the circumstances that led to the issuance to the listed selling stockholders of shares of our common stock and the securities, which are exercisable or convertible into shares of our common stock.

         On August 20, 2003, we entered into a Securities Purchase Agreement ("Purchase Agreement") with Omicron Master Trust, SF Capital Partners Ltd., Bristol Investment Fund, Ltd., Ascend Offshore Fund, Ltd., Ascend Sapient Partners, Ltd. and Ascend Partners, LP., for the sale to these investors of 8% debentures, convertible into shares of our common stock at a conversion price equal to $3.85 per share, for an aggregate amount of $4 million. We closed this offering on September 8, 2003. As of March 1, 2004, the debentures are convertible into 1,038,962 shares of our common stock. The investors also received warrants to purchase up to, in the aggregate 457,143 shares of our common stock with an exercise price equal to $4.025 per share. We also agreed to register the resale of the shares issued to the investors in a registration rights agreements. The debentures, the warrant agreements, the registration rights agreement and any other documents relating to the securities issued to the investors shall sometimes be collectively referred to as the transaction documents.

         The debentures mature on February 20, 2006 and accrue interest at the rate of 8% per annum, and they provide for interest only payments on a quarterly basis, at our option, in cash or in shares of common stock. In order to use shares of our common stock to make the interest payments, we must meet certain requirements specified in the debentures. These requirements are that (1) a registration statement registering the resale of the investor's shares is effective, (2) our common stock is listed for trading on a principal market, such as the American Stock Exchange or the NASDAQ National Market (3) there is a sufficient number of authorized but unissued shares of our common stock available so that all shares of our common stock could be issued to the investors under the transaction documents, (4) we are not in default of any of the terms of the transaction documents and (5) the issuance of the shares to an investor will not result in the investor owning more than 4.99% of our issued and outstanding common stock (unless the investor has waived the 4.99% conversion limitation).

         If certain conditions are met after the registration statement is declared effective, we have the right, but not the obligation to redeem the debentures at 100% of their face value, plus accrued interest. The first condition is that the closing price of our common stock must exceed the set price of the debentures by 200% for more than 15 consecutive trading days. As of March 1, 2004, the set price is $3.85, so the trading price for 15 consecutive trading days must exceed $7.70 per share. The other conditions are (1) we must have honored all conversions made by the investors prior to the redemption date,
(2) our registration statement registering the resale of shares is effective,
(3) our common stock is listed for trading on a principal market, such as AMEX or NASDAQ, (4) we have paid all liquidated damages that are due under the transaction documents, (5) there is a sufficient number of authorized but unissued shares of our common stock available to issue to the investors all shares of our common stock that could be issued to the investors under the debentures, (6) we are not in default of any of the terms of the transaction documents, (7) the issuance of the shares to an investor will not result in an investor owning more than 4.99% of our issued and outstanding common stock (unless the investor has waived the 4.99% conversion limitation) and (8) we had not made any public announcements about a pending or proposed change of control or a fundamental transaction, such as a merger or acquisition, has not occurred and not been consummated.

         The warrants are exercisable for a period of three years from the date of issuance until September 7, 2006 and the initial exercise price is $4.025 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment in the event we issue additional shares of our common stock or securities convertible into shares of our common stock at a price per share of common stock less than the conversion price or exercise price on the basis of a weighted average formula. In addition, the conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split, combination of shares or capitalization. For example, if we were to declare a 2-for-1 stock split, the conversion price of the debentures would be reduced by half from $3.85 to $1.93 per share and the exercise price of the warrants would be reduced from $4.025 to $2.0125 per share.

         We will account for this transaction in accordance with the Emerging Issues Task Force Consensus on Issue 00-27 ("EITF 00-27"). The fair value of the stock purchase warrants, as determined by a third party, will be allocated from the proceeds of the debt issuance and recorded as a debt discount to be amortized over the life of the debt to interest expense. We will then calculate the effective conversion price of the debt to determine whether any beneficial conversion feature exists. The results of the application of EITF 00-27 could have a material impact on our financial results.

         The investors and Roth Capital Partners, LLC ("Roth Capital"), the placement agent in this transaction ("Roth Capital"), were also given certain registration rights in a registration rights agreement with the Company. We agreed to register:

         o an aggregate of 1,038,962 shares issuable upon conversion of the convertible debentures,
         o  an aggregate of 561,039 shares issuable upon exercise of warrants,
         o an aggregate of 207,791 shares issuable as interest payments on the debentures;
         o an aggregate of 311,680 shares of common stock issuable pursuant to the weighted average anti-dilution provisions of the debentures.

         All of these shares are collectively referred to as the "Registrable Securities." In addition, we agreed that we would register 130% of the Registrable Securities. As such, we are registering an additional 635,842 shares. In total, we are registering 2,755,314 shares for resale by the selling stockholders.

         We granted the investors a right of first refusal to participate in our future offerings of our common stock or equivalent securities for a period of one year after the effective date of the registration statement. If we enter into any financing transactions during the one year period after the registration statement is effective, of which this Prospectus is a part, we need to offer the institutional investors the right to participate in such offering in an amount equal to the greater of (a) the principal amount of the debentures currently outstanding or (b) 50% of the financing offered to the outside investment group. For example, if we offer to sell $10 million worth of our securities to an outside investment group, the institutional investors will have the right to purchase up to $5 million of this offering.

Additionally, we can not:

         o sell any of our securities in any transactions which are based on the trading price of our common stock at any time after the initial issuance of such securities or

         o sell any securities which grant investors the right to receive additional shares based on future transaction of our company on terms more favorable than those granted to the investor in the initial offering

         These limitations are in place until the earlier of February 20, 2006 or the date on which all the debentures are converted into equity. Furthermore, we agreed not to sell any capital stock or capital stock equivalents for a period of 90 days after the effective date of this registration statement.

         We amended the convertible debenture agreements to increase the interest rate to 8.5% effective as of February 9, 2004 and to grant warrants to purchase an aggregate of 30,000 shares of the Company's common stock to the debenture holders on a pro-rata basis. These concessions are in consideration of the debenture holder's agreements to (i) enter into new subordination agreements with our new lender, (ii) to waive all liquidated damages due under the transaction documents through July 1, 2004 and (iii) to extend the effective date of the Form S-1 registration statement until July 1, 2004. The new warrants have an exercise price equal to $1.52 per share, the fair market value of the Company's common stock on February 9, 2004, the date of the grant. The fair value of these warrants as calculated pursuant to Statement No. 123 is $30,981 and has been expensed as other operating expenses in the accompanying statements of operations.

         In connection with this financing, we paid Roth, as placement agent, cash compensation of 5.5% of the proceeds raised in this offering and granted it a warrant to purchase 103,896 shares of our common stock at an exercise price of $4.025 per share. We agreed to register the resale of the 103,896 shares underlying the warrant issued to Roth.

         We have also agreed to register the resale of 40,151 shares issued to AG Edwards & Sons, Inc. in connection with a settlement agreement that we entered into with them, effective as of November 17, 2003. AG Edwards served as our investment advisor from October 8, 2002 through October 8, 2003. See "Legal Proceedings" on page 45.

         This brings the grand total of shares being registered for resale under this prospectus to 2,795,465.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees, transferees, donees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o  privately negotiated transactions;

         o  settlement of short sales;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o  a combination of any such methods of sale; and

         o  any other method permitted pursuant to applicable law.

         If any of the selling stockholders sell or engage in short sales of our common stock, it could have a negative effect on our stock price. Each of the selling stockholders will prior to the effectiveness of the registration statement advise in writing that they have not since the purchase of the debentures and will not prior to the effectiveness of the registration statement make a short sale of our common stock. See "Risk Factors - If investors short our securities, our stock price may decline" on page 7.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at pries and on terms then prevailing at the time of sale, at prices than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers such shares commissions as described above.

         The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, we will file a supplement to this Prospectus to list the pledgees and/or secured parties as selling stockholders. Furthermore, if the selling stockholders assign or transfer their shares of our common stock, we will file a supplement to this Prospectus to list the pledgees, transferees and other successors-in interest as selling stockholders.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         The selling stockholders, their affiliates and any other persons participating in the sale or distribution of the shares offered under this Prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulation under that act, including without limitation, Regulation M. Regulation M applies to activities of the selling stockholders and their affiliates that may be considered a "distribution," which is an offering of securities, whether or not subject to a registration under the Securities Act of 1933, what is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods by the selling security holders of their affiliates may cause the shares offered by those selling stockholders to be considered a distribution under Regulation M.

         If the selling stockholders or their affiliates are considered to be involved in a "distribution" with respect to shares of our common stock they will be prohibited from directly or indirectly bidding for, purchasing or attempting to induce any person to bid for or purchases shares of common stock offered under this Prospectus during the applicable restricted period, which is the period beginning on the later of five business day prior to the determination of the offering price of the shares of common stock offered under this Prospectus or such time that a person becomes a distribution participant, and ending upon such person's completion of participation in the distribution.

         The provisions described above may restrict certain activities including stabilizing activities by the selling stockholders and their affiliates or any other person participating in the sale or distribution of shares offered under this Prospectus, and may limit the timing of purchases and sales of any of the shares by the selling stockholders, their affiliates or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares of common stock offered under this Prospectus.

         We will make copies of this Prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the shares. We are required to pay all fees and expenses incurred by our company incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                          MARKET PRICES OF COMMON STOCK

         Our common stock currently trades on the American Stock Exchange under the symbol "SMD." We began trading on the AMEX on March 8, 2001. From January 26, 1996 through March 7, 2001, we traded on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board under the symbol "SING". Set forth below is the range of high and low information for our common stock as traded on the American Stock Exchange for fiscal 2002, 2003 and the nine months ended December 31, 2003, as reported by Commodity Systems, Inc. This information regarding trading on AMEX represents prices between dealers and does not reflect retail mark-up or markdown or commissions, and may not necessarily represent actual market transactions. This information contained in this table has been restated to give effect to our 3-for-2 stock split to stockholders of record on March 4, 2002.

                  FISCAL PERIOD                         HIGH               LOW
                  -------------                         ----               ---
2004:
First Quarter (April 1 - June 30, 2003)                 $7.94              $2.85
Second Quarter (July 1 - September 30, 2003)            $5.03              $2.70
Third quarter (October 1 - December 31, 2003)          $13.49              $2.15
Fourth quarter (January 1 - March 31, 2004)            $ 2.43              $2.14

2003:
First quarter (April 1 - June 30, 2002)                $16.89             $12.06
Second quarter (July 1 - September 30, 2002)            12.74               8.05
Third quarter (October 1 - December 31, 2002)           13.49               8.50
Fourth quarter (January 1 - March 31, 2003)              9.19               5.30

2002:
First Quarter (April 1 - June 30, 2001)                $ 4.45             $ 2.90
Second Quarter (July 1 - September 30, 2001)             5.02               3.70
Third Quarter (October 1 - December 31, 2001)           16.19               4.30
Fourth Quarter (January 1 - March 31, 2002)             17.80              12.53

As of March 31, 2004, our closing price was $1.17 per share. As of February 27, 2004, there were 295 record holders of our outstanding common stock. On March 14, 2002, we effected a 3-for-2 stock split for all stockholders of record on March 4, 2002.

                                 DIVIDEND POLICY

         We do not anticipate the declaration or payment of any dividends in the foreseeable future. We have never declared or paid cash dividends on our common stock and our Board of Directors intends to continue its policy for the foreseeable future. Furthermore, our factoring agreement with Milberg restricts us from paying any dividends to our shareholders, unless we obtain prior written consent from Milberg. Also, we will consider our earnings, financial condition, contractual restrictions and other factors in deciding whether to issue dividends in the future. Under Delaware law, we are prohibited from declaring dividends unless we have legally available surplus, as such term is defined under Delaware law. Alternatively, if we do not have legally available surplus, we can pay dividends out of our net profits in the fiscal year in which the dividend is declared.

                  SELECTED FINANCIAL INFORMATION AND OTHER DATA

         The selected financial information set forth below is derived from, and should be read in conjunction with, the more detailed financial statements (including the notes thereto) appearing elsewhere in this Prospectus. See "Consolidated Financial Statements."

INCOME STATEMENT ITEMS

                                                        YEAR ENDED MARCH 31,
                                        2003        2002*       2001*       2000       1999
                                       ------      ------      ------      ------      -----
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales                              95,614      62,476      34,875      19,032      9,548
Cost of Sales                          72,329      40,853      22,159      13,727      7,029
Total Operating Expenses               21,671      13,388       7,689       3,779      1,545
Earnings (Loss) From Operations         1,614       8,235       5,028       1,526        974
Net Other (Expenses) Income              (198)        (51)       (840)        948        220
Income Tax (Benefit) Expense              199       1,895         492         160        170
Net Earnings (Loss)                     1,218       6,289       3,696         738        924
Net Earnings (Loss)  per common          0.15        0.88        0.59        0.23       0.37
share basic
Net Earnings (Loss)  per common          0.14        0.79        0.50        0.19       0.36
share diluted
Shares used in computing  net           8,114       7,159       6,292       2,726      2,475
earnings (loss) per common share -
basic
Shares used in computing  net           8,931       7,943       7,457       3,342      2,592
earnings (loss) per common share -
diluted

----------
*As Restated

                                      THREE MONTHS ENDED       SIX MONTHS ENDED         NINE MONTHS ENDED
                                      ------------------       ----------------         -----------------
                                           JUNE 30,              SEPTEMBER 30,            DECEMBER 31,
                                      2003         2002*       2003        2002*       2003         2002*
                                  (UNAUDITED)  (UNAUDITED) (UNAUDITED)  (UNAUDITED) (UNAUDITED) (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales                             7,628       4,292      39,364      36,256      68,054      81,915
Cost of Sales                         5,902       2,990      34,166      27,527      65,457      64,155
Total Operating Expenses              3,860       2,639       8,548       5,101      13,615       9,109
Earnings (Loss) From Operations      (2,134)     (1,333)     (3,387)      3,628     (11,019)      8,652
Net Other (Expenses) Income            (181)         24         590          52      (1,245)        (20)
Income Tax (Benefit) Expense          2,315       1,309       1,003         993       1,161       2,675
                                                   (118)
Net Earnings (Loss)                  (2,317)     (1,191)      2,974       2,688     (13,425)      5,957
Net Earnings (Loss)  per common       (0.28)                  (0.35)                  (1.58)
share basic                                       (0.18)15)               (0.33)                   0.74
Net Earnings (Loss)  per common       (0.28)                  (0.35)                  (1.58)
share diluted                                     (0.18)15)               (0.30)                   0.67
Shares used in computing  net         8,278       8,061       8,389       8,090       8,503
earnings (loss) per common share                                                                  8,101
- basic
Shares used in computing  net         8,278       8,061       8,387       8,889       8,503       8,948
earnings (loss) per common share
- diluted

----------
*As Restated

BALANCE SHEET AND OTHER ITEMS

                                                                  YEAR ENDED MARCH 31,
                                            2003            2002*          2001*          2000           1999
                                            ----            -----          -----          ----           ----
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash (excluding restricted cash)                  268          5,520           1,016           379              49
Total current assets                           36,565         19,947           9,016         3,789           1,813
Working capital                                15,315         14,770           7,425           399          13,084
Total Assets                                   38,936         21,403          10,510         4,347           2,379
Inventory                                      25,194          9,274           4,813         1,487             410
Current liabilities                            21,450          5,178           1,591           441           1,415
Long term obligations                               0              0               0            --              --
Total shareholders' equity                     17,685         16,225           8,918         3,900             965

----------
*As Restated

                                        JUNE 30,                  SEPTEMBER 30,                DECEMBER 31,
                                   2003           2002*        2003            2002*       2003            2002*
                                (UNAUDITED)   (UNAUDITED)   (UNAUDITED)    (UNAUDITED)  (UNAUDITED)    (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash (excluding restricted            86          21,465       1,106             658         236             363
cash)
Total current assets              35,075          20,152      46,948          48,764      27,267          53,341
Working capital                   13,085          13,522      17,536          17,248       8,275          20,740
Total Assets                      37,566          21,747      49,995          50,581      29,604          54,940
Inventory                         25,960          12,941      20,563          31,382       8,029          30,017
Current liabilities               21,990           6,630      29,412          31,516      18,992          32,601
Long term obligations                 --              --         595              --         954              --
Total shareholders' equity        15,576          15,116      19,988          19,065       9,658          22,338

----------
*As Restated

SELECTED QUARTERLY FINANCIAL DATA

QUARTERLY FISCAL 2004

                             UNAUDITED             UNAUDITED           UNAUDITED
                             3 MONTHS              3 MONTHS            3 MONTHS
                               ENDED                ENDED               ENDED
                            JUNE 30, 2003     SEPTEMBER 30, 2003   DECEMBER 31, 2003
Net Sales                     $7,379,866          $31,984,251            $28,689,622
Gross Profit                  $1,394,036           $3,803,539            ($2,601,126)
Net Loss                     ($2,317,352)           ($656,669)           ($9,942,122)

Net Loss Per Share
(basic & diluted)                 $(0.28)              $(0.08)                $(1.14)

QUARTERLY FISCAL 2003

                                  UNAUDITED        UNAUDITED           UNAUDITED        UNAUDITED
                                  3 MONTHS          3 MONTHS           3 MONTHS         3 MONTHS
                                    ENDED            ENDED               ENDED            ENDED
                                JUNE 30, 2002  SEPTEMBER 30, 2002  DECEMBER 31, 2002  MARCH 31, 2003
                                -------------  ------------------  -----------------  --------------
Net Sales                       $   4,264,203  $       33,044,306  $      49,102,372  $   9,202,885
Gross Profit                    $   1,273,322  $        9,754,954  $      14,525,191  $  (2,268,736)
Net Earnings (loss)             $  (1,358,780) $        4,837,926  $       3,846,894  $  (6,108,228)

Net Earnings (loss)
   Per Share (basic)                    (0.17)               0.60               0.47          (0.75)
   Per Share (diluted)                  (0.18)               0.55               0.48          (0.75)

QUARTERLY FISCAL 2002

                                  UNAUDITED        UNAUDITED           UNAUDITED        UNAUDITED
                                  3 MONTHS          3 MONTHS           3 MONTHS         3 MONTHS
                                    ENDED            ENDED               ENDED            ENDED
                                JUNE 30, 2001* SEPTEMBER 30, 2001* DECEMBER 31, 2001* MARCH 31, 2002
                                -------------  ------------------  -----------------  --------------
Net Sales                       $   5,523,228  $       15,797,752  $      34,324,556  $   6,780,217
Gross Profit                    $   1,923,199  $        5,408,430  $      11,884,855  $   2,406,429
Net Earnings (loss)             $    (470,447) $        1,881,321  $       5,444,081  $    (565,890)

Net Earnings (loss)
   Per Share (basic)                    (0.07)               0.28               0.74          (0.07)
   Per Share (diluted)                  (0.07)               0.25               0.65          (0.07)

----------
*As Restated

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         We are engaged in the development, production, distribution, marketing and sale of consumer karaoke audio equipment, accessories and music. We also produce and market karaoke music, including CD plus graphics ("CD+G's"), and audiocassette tapes containing music and lyrics of popular songs for use with karaoke recording equipment. We sell our products under our Singing Machine(R) trademark and with have licensing agreements with MTV Networks, Nickelodeon, Hard Rock Academy, The Joester Loria Group ("Care Bears") and Universal Music Entertainment ("Motown").

         We faced several challenges during our fiscal year ended March 31, 2003. Although our net sales increased to $95,613,766 in the twelve months ended March 31, 2003 ("fiscal 2003") compared to net sales of $62,475,753 in the twelve months ended March 31, 2002 ("fiscal 2002"), our net income decreased to $1,217,812 or $.15 per share in fiscal 2003 compared with net income of $6,289,065 in fiscal 2002 or $.88 per share. Several factors contributed to this decrease in net income, including but not limited to a loss on a guaranteed gross profit agreement of approximately $2.5 million, an inventory reserve charge of approximately $3.7 million, higher than expected operating expenses of $21.6 million in fiscal 2003 and income tax expense of $198,772.

         In fiscal 2003, we entered into a guaranteed gross profit agreement with Transworld Entertainment Company ("Transworld"), a specialty music retailer. We guaranteed Transworld that it would earn a minimum gross profit of $3,573,000 from the sale of our karaoke products during the period between September 1, 2002 through January 15, 2003. Under this agreement, we agreed to pay Transworld the difference between the gross profit earned on its sales of our karaoke products and the minimum guarantee. When our guaranteed profit agreement with Transworld expired on January 15, 2004, Transworld had not realized the minimum guarantee of gross profit and we paid them $2.5 million, which was recorded in the fourth quarter of fiscal 2003 as a reduction of revenue.

         At the end of fiscal 2003, our inventory level was much higher than we had expected. As of March 31, 2003, we had inventory on hand of $25 million. We determined that due to liquidation sales, inventory would be sold at a loss; therefore, a decrease in the value of these specific items was made. The total amount of the provision for inventory was $3,715,357.

         As a result of these factors, our net worth declined to a level which took us out of compliance with a tangible net worth requirement contained in our credit facility with LaSalle. In March 2003, LaSalle notified us that we were in default of this requirement and that it could accelerate our loan at any time. Due to the liquidity difficulties associated with the excess inventory exposure and LaSalle's notice of default, we received a going concern uncertainty paragraph on our audited financial statements for fiscal 2003. In their report dated June 24, 2003, our independent certified public accountants stated that our event of default under our credit agreement with LaSalle raised substantial doubt about our ability to continue as a going concern. At December 31, 2003, we again violated the tangible net worth covenant of the agreement. We paid off the loan on January 31, 2004, terminated the agreement and LaSalle released their security interest in our assets.

         Since June 24, 2003, the date of the audit report, we have taken several steps to increase our liquidity. In July 2003, we raised $1 million in subordinated debt financing from an investment group composed of Yi Ping Chan, our Chief Operating Officer, Jay Bauer, a director, Howard Moore, a former director and Maureen LaRoche, an associate of Mr. Bauer and secured a $1 million standby letter of credit from an unrelated third party. See "Certain Related Transactions" on page 48. In August 2003, LaSalle extended our credit facility until March 31, 2004. Effective as of September 8, 2003, we raised $3.75 million in net proceeds in a private offering from certain institutional investors. These funds were submitted directly to LaSalle to pay down our outstanding line of credit. For more information about this private offering, please see "Selling Stockholders - Circumstances in which Selling Stockholders Acquired the Shares" on page 13.

         We also made a decision to restate our financial statements for the fiscal year ended March 31, 2002 and 2001 to increase the accrual for income taxes. The restatement did not change reported revenue, gross margin or pre-tax income for fiscal 2002 or fiscal 2001.

RESTATEMENT OF FINANCIAL STATEMENTS FOR FISCAL 2002 AND 2001

         In June 2003, our management revised its position on taxation of the income of International SMC (H.K.) Ltd., our Hong Kong subsidiary, by the United States and by the Hong Kong tax authorities for the reasons stated below.

         With regard to taxation in Hong Kong, International SMC had previously applied for a Hong Kong offshore claim income tax exemption based on the locality of its profits in China. Management believed, based on advice from its then Hong Kong based independent certified public accountants, who audited the wholly-owned subsidiary for Hong Kong statutory purposes, that the exemption would be approved because the source of all profits of International SMC was from exporting to customers outside of Hong Kong. Accordingly, no provision for income taxes was provided in the consolidated financial statements as of March 31, 2002 and 2001. However, full disclosure was previously reflected in the audited financial statements for the fiscal years ended March 31, 2002 and 2001 of the estimated amount that would be due to the Hong Kong tax authority should the exemption be denied. In June 2003, we revised our position on the taxation of the income of International SMC because we received different advice from our new independent certified public accountants. We dismissed our former independent certified public accountant on March 24, 2003 and engaged our new independent certified public accountants effective as of March 27, 2003.

         Management is continuing its exemption application process. However, due to the extended period of time that the application has been outstanding, as well as management's reassessment of the probability that the application will be approved, management has decided to restate the 2002 and 2001 consolidated financial statements to provide for such taxes. The effect of such restatement is to increase income tax expense by $748,672 and $468,424 in fiscal 2002 and 2001, respectively. However, we can claim United States foreign tax credits in 2002 for these Hong Kong taxes, which is reflected in the final restated amounts.

         With regard to United States taxation of foreign income, in fiscal 2002 and 2003 we had taken the position that the foreign income of International SMC was not taxable under the Internal Revenue Code (Section 956) until such income is repatriated, or brought back into the United States as taxable income. The basis of this position was primarily due to the fact that the amount of income in question was very low and fully repaid within a reasonable time after the original loan dates as allowable under Section 956, thus a deemed dividend had not occurred. It was expected that this income would remain in Hong Kong. Full disclosure of the amount and nature of the indefinite deferral for the income of International SMC for fiscal year 2002 was reflected in the income tax footnote of the consolidated financial statements for that year. Our new independent certified public accountants questioned this treatment and management decided to restate the income tax expense to treat the advances as deemed dividends. The effect of such restatement is to increase income tax expense by $1,027,545 in fiscal year 2002, which includes the utilization of the foreign tax credits referred to above.

         The net effect of the above two adjustments for the quarter and nine months ended December 31, 2002 is to decrease net income by $576,060 and $1,517,983, respectively. The net effect on net income per share is to decrease net income per share basic and diluted by $0.07 and $0.06 for the quarter and $0.18 and $0.17 for the nine months ended December 31, 2002.

SUMMARY

         The net effect of the above two adjustments is to decrease our net income by $1,776,217 and $468,424 in fiscal 2002 and 2001. The net effect on basic and diluted earnings per share is a decrease of $0.25 and $0.23, respectively for fiscal 2002; decrease of $0.07 and $0.06, respectively for the fiscal year 2001, and increase $0.01 and $0.01, respectively for the three months ended June 30, 2002.

         As restated, our income taxes increased from $119,277 in fiscal 2002 to $1,895,494 and from $23,320 in fiscal 2001 to $491,744 and consequently our net income decreased correspondingly. The restatements do not change our reported revenue, gross margin or pre-tax income for fiscal 2002 or fiscal 2001.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, certain income and expense items expressed as a percentage of the Company's total revenues:

                                             Nine Months Ended         Fiscal Year Ended March 31,
                                             December 31, 2003        2003        2002        2001
Total Revenues                                          100.0%      100.0%      100.0%      100.0%
Cost of Sales                                            96.1%       75.6%       65.4%       63.5%
Operating expenses                                       19.3%       22.7%       21.4%       22.1%
Operating income                                        -15.4%        1.7%       13.2%       14.4%
Other expenses, net                                       1.9%        0.2%        0.1%        2.4%
Income before taxes                                     -17.3%        1.5%       13.1%       12.0%
Provision (benefit) for income taxes                      1.7%        0.2%        3.0%        1.4%
Income (loss)                                           -19.0%        1.3%       10.1%       10.6%

NINE MONTHS ENDED DECEMBER 31, 2003 COMPARED TO
NINE MONTHS ENDED DECEMBER 31, 2002

Net Sales

         Net sales for the nine months ended December 31, 2003 decreased 16.9% to $68,053,739 as compared to $81,915,443 for the nine months ended December 31, 2002. Sales to international customers increased $14.6 million over the same period in the prior year, as sales in the United States decreased $33.7 million. New customers and increased purchases by existing customers contributed to the increase in the European market. Our sales in the United States decreased primarily because of the increased competition in this market. Approximately $5.6 million of this decrease is from the music sector of our business. We lost one significant customer and had reduced sales in two other major retailers. A portion of the decreased sales in the United States can be attributed to advertising allowances accrued for customers. Advertising allowances consist of co-operative advertising, marketing development funds and specific advertising. These allowances are variable and are negotiated every year and since there is no separate and identifiable benefit to the company, such amounts are recorded as a reduction of sales

Gross Profit

         Gross profit for the nine months ended December 31, 2003 was $2,596,449 or 3.8% of sales as compared to $17,760,348 or 21.7% of sales for the nine months ended December 31, 2002.

         The decrease in gross profit during the nine months ended December 31, 2003 is a result of:

- Competitive pricing pressure on machine pricing

- Sales of excess inventory at significantly reduced prices

- A 31% decline in the sales of higher margin music

- A reserve against the value of inventory on hand at December 31, 2003, in the amount of $4,998,126 for our anticipated recovery value

- An impairment charge for tools in the amount of $508,480

- Increased sales from International SMC to international and domestic customers. These sales usually carry lower gross margins, as the customer pays for the ocean freight and clearance of the goods.

- Increased expense of the guaranteed minimum royalty on our MTV license of $998,000.

         Even though we have taken a reserve that we believe is sufficient to cover any losses against the value of inventory, there can be no assurance that we will be able to recover its remaining value through sales of the products. Any additional reduction that may be necessary may have a material impact in future periods. As we continue to reduce the amount of inventory in our warehouses, we anticipate gross margins to remain low.

Operating Expenses

         Operating Expenses increased over the same period in the prior year to $13.6 million from $11.5 million. The primary reasons for the increase in operating expenses are as follows:

i) Increases in total cash and stock compensation of $724,895

ii) Increases in bad debt expense and at the wholly-owned Hong Kong subsidiary of $392,000

iii) Increases with respect to the need to warehouse the excess inventory carried over from March 2003 totaling $492,119

iv) Increases paid for legal and accounting fees totaling $626,185

v) Increased costs related to the amendments required to secure the financing from LaSalle and related consulting costs totaling $432,223

vi) Increases in bad debts for the domestic operations attributable to the KB Toys and FAO bankruptcy filings of $263,289

vii) Increase in charitable contributions, insurance and fixing fees associated with the production of music and customer service totaling $304,134

viii) Offset by a decrease to direct advertising $697,119 and decreases in freight to customers of $452,092

Other Expenses

         Other expenses were $1,245,424 for the nine months ended December 31, 2003 compared to net other expenses of $20,006 at December 31, 2002. Our interest expense increased by $965,944 during the nine months ended December 31, 2003 compared to interest expense in the same period of the prior year. Our interest expense increased due to the increased use of our credit facility at a higher interest rate than the prior year, as well as the amortization of deferred expenses associated with the convertible debentures. The remaining $259,474 is attributable to other miscellaneous expenses such as exchange differences.

Income Taxes

         Significant management judgment is required in developing our provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. At December 31, 2003, we concluded that a valuation allowance was needed against all of our deferred tax assets, as it is not more likely than not that the deferred taxes will be realized. For the nine months ended December 31, 2003, we recorded a tax provision of $1.2 million. This occurred because the valuation allowance established against the deferred tax asset exceeded the amount of the benefit created from carrying back a portion of the current period losses. The carry-back of the losses from the current period resulted in an income tax receivable of $1.2 million, which is included in prepaid and other current assets in the accompanying balance sheets. We have now exhausted its ability to carry back any further losses and therefore will not be able to recognize tax benefits on future losses including its expected fourth quarter loss.

         International SMC, has applied for an exemption of income tax in Hong Kong. Therefore, no taxes have been expensed or provided for at the subsidiary level. Although the governing body has reached no decision to date, the U.S. parent company has reached the decision to provide for the possibility that the exemption could be denied and accordingly has recorded a provision in fiscal 2004, 2003, 2002, and 2001. For the nine months ended December 31, 2003, a provision of $424,763 was recorded at the Hong Kong statutory rate of 17.5%. Current Hong Kong taxes payable on the earnings of International SMC totaled $2.9 million at December 31, 2003.

         We operate within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management's opinion, adequate provisions for income taxes have been made.

Net Loss (Earnings)

         As a result of the forgoing, our net loss for the nine months ended December 31, 2003 was $13,424,622 compared with net income of $5,957,136 for the nine months ended December 31, 2002.

FISCAL YEAR ENDED  MARCH 31, 2003  COMPARED
WITH FISCAL YEAR ENDED MARCH 31, 2002

Net Sales

         Net sales for the fiscal year ended March 31, 2003 increased 53.0% to $95,613,766 compared to $62,475,753 for the fiscal year ended March 31, 2002. Our growth was driven in large part by the addition of international sales in Europe, Asia, and Australia. We also generated $30,884,344 million or 32.3% of our net sales from products sold under the MTV license in fiscal 2003.

         Strong sales of our music titles were also driving forces in our revenue growth for fiscal 2003. In fiscal 2003, our sales of music increased to $8,894,743 or 9.3% of sales as compared to $6,306,547 or 10.2% in fiscal 2002.

Gross Profit

         Gross profit for the fiscal year ended March 31, 2003 was $23,284,731 or 24.4% of sales as compared to $21,622,913 or 34.6% of sales for the fiscal year ended March 31, 2002. The decrease in gross margin compared to the prior year is due primarily to the following factors: (i) increased sales from International SMC both to domestic and international customers; (ii) a write down of the value of inventory and (iii) a reduction of sales due to a guaranteed gross profit agreement with Transworld.

         International sales were primarily in Europe, Canada and Australia. Sales to international customers historically maintain lower selling prices, and thus, a lower gross profit margin. The main reason for this is that the sales are made to distributors in those countries and there are no additional variable expenses. Other variable expenses that are seen in conjunction with U.S. sales are advertising allowances, handling charges, returns and commissions.

         In fiscal 2003, we entered into a guaranteed gross profit agreement with Transworld, a specialty music retailer. We guaranteed Transworld that it would earn a minimum gross profit of $3,573,000 from the sale of our karaoke products during the period between September 1, 2002 through January 15, 2003. Under this agreement, we agreed to pay Transworld for the difference between the gross profit earned on its sales of our karaoke products and the minimum guarantee. As of the settlement date of the contract, Transworld had not realized the minimum guarantee of gross profit. As such, we had to provide them with a check in the amount of $2.5 million, which was recorded in the fourth quarter of fiscal 2003 as a reduction to revenue.

         At the end of fiscal 2003, our inventory level was much higher than we had expected. As of March 31, 2003, we had inventory on hand of $24 million. We determined that due to liquidation sales, inventory would be sold at a loss; therefore, a decrease in the value of specific inventory items was made. The total amount of the provision for inventory was $3,715,357.

         Gross profit may not be comparable to those of other entities, since some entities include the costs of warehousing, inspection, freight charges and other distribution costs in their cost of sales. We account for the above expenses as operating expenses and classify them under selling, general and administrative expenses.

Operating Expenses

         Operating expenses were $21,670,501 or 22.7% of total revenues in fiscal 2003, up from $13,387,533 or 16.1% of total revenues, in fiscal 2002. The primary factors that contributed to the increase of approximately $8.3 million in operating expenses for the fiscal year 2003 are:

     o increased advertising expenses of $2,654,729 due to increased use of our outside advertising agency to oversee more advertising projects for us, the production of a television commercial, as well as cooperative advertising with customers, which is variable based on the level of sales
     o the increase in depreciation in the amount of $239,686 due to the addition of molds for new product additions for fiscal year 2003,
     o compensation expense in the amount of $1,151,012 due to the addition of key personnel in Florida, at our California facility and at International SMC, which include the executive vice-president of sales, sales administration, music licensing coordinator, and music production personnel, as well as warehouse employees and repair personnel.
     o increased freight and handling charges to customers in the amount of $869,525,
     o expansion of the California warehouse and its associated expenses in the amount of $873,919,
     o expansion of International SMC's operations and its related expenses, in the amount of $580,906.
     o increases in product development fees for the development of future product in the amount of $571,370.

         Other increases in operating expenses were to selling expenses, which are considered variable. These expenses are based directly on the level of sales and include royalty expenses and commissions. We also incurred $79,000 of expenses for catalogue expenses and show expenses. These expenses are not variable and do not change based on the level of sales. Show expenses are costs that are associated with the Consumer Electronics Show and Toy Fair, such as promotional materials, show space and mock up samples.

         As a result of the merchandise license agreements and minimum guarantee requirements, we expect royalty expense to increase in fiscal 2004. Our agreement with MTV contains a minimum guaranteed royalty payment of $1.5 million by December 31, 2003. Because we will not meet this minimum guaranteed royalty payment, we have expensed additional royalty expense and will continue to do so until December 31. We expect a minimum of $500,000 of royalty expense over last year.

         Our advertising expense increased $2,654,729 for the fiscal year ended March 31, 2003 as compared to fiscal 2002. Advertising expense consists of two components: co-operative advertising and direct advertising expense. Co-operative advertising is paid directly to the customer and is based directly on the amount of sales. The customer provides copies of advertising on which these funds are spent, but has complete discretion as to the use of these funds. These funds are placed in a general budget with the customer and used for weekly advertising and promotions. Co-operative advertising expenses accounted for $2,320,705 of the increase in advertising expenses. In fiscal 2002, we embarked on our first television advertising and continued with the use of print advertising, radio spots, sponsorships, promotions and other media. This is considered direct advertising, whereby we actually contract for advertising of the product. The increased costs for our advertising firm were $334,024 over the prior year. The expense for direct advertising is at our discretion and is not variable based on the level of sales attained. Both of these types of advertising are direct expenses of the Company.

Depreciation and Amortization

         Our depreciation and amortization expenses were $634,142 for the fiscal year ended March 31, 2003 as compared to $394,456 for the fiscal year ended March 31, 2002. The increase in depreciation and amortization expenses can be attributed to the Company's acquisition of new molds and tooling for our expanded product line, as well as minimal costs for additional computer equipment and furniture for additional personnel.

Other Expenses

         Net other expenses were $197,646 for the fiscal year ended March 31, 2003 as compared with net other expenses of $50,821 for the fiscal year ended March 31, 2002. Our interest expense increased during the fiscal year ended March 31, 2003 compared to the same period of the prior year primarily due to our increased borrowings under our credit facility with LaSalle during this period. Prior to August 2002, we had cash reserves to fund operations and did not need to borrow under our revolving credit facility. However, in August 2002, we began borrowing our credit facility with LaSalle. Our interest income increased from $2,475 during the fiscal year 2002 to $11,943 during the fiscal year 2003 because we earned interest income on cash balances in our disbursement account, at LaSalle, by investing in 24 hour commercial paper investments. We expect interest expense to increase in fiscal 2004 as compared to prior years due to the credit facility accruing interest at a higher rate, effective as of August 19, 2003 when we entered into the Fourteenth Amendment to our credit facility. As of December 31, 2003, our credit facility accrued interest at 6.5%, which is prime plus 2.5%, our former default rate. Since interest is calculated based on the average monthly balance of the credit facility, we can not reasonably estimate the degree to which this year's expense will exceed last years. We do know, however, that the interest spread is 1.75% higher than in the same period last year.

Income Tax Expense

         Our tax expense is based on an aggregation of the taxes on earnings of International SMC and our domestic operations. Income tax rates in Hong Kong are approximately 16%, while the statutory income tax rate in the United States is 34%. Our effective tax rate in fiscal 2003 was 14% as compared to 23% in fiscal 2002. This decrease in the effective tax rate is a result of our company generating a pretax loss in the United States in fiscal 2003, resulting in a tax benefit, as compared to pretax income in the United States in fiscal 2002. Our future effective income tax rate will fluctuate based on the level of earnings of International SMC and our domestic operations.

Net Income

         As a result of the foregoing, our net income was $1,217,812 for the fiscal year ended March 31, 2003 compared to net income of $6,289,065 for fiscal 2002.

FISCAL YEAR ENDED  MARCH 31, 2002  COMPARED
TO FISCAL YEAR ENDED MARCH 31, 2001

Net Sales

         Net sales for the fiscal year ended March 31, 2002 increased 80.2% to $62,475,753 compared to $34,875,351 for the fiscal year ended March 31, 2001. Our growth was driven by strong sales of our MTV licensed merchandise and the introduction of new karaoke machines and music titles. We generated $23,354,270 million or 37.8% of our net sales from products sold under the MTV license in fiscal 2002. Our sales of music increased to $6,306,547 or 10.2% of our net sales in fiscal 2002 compared with $3,087,615 or 9% of our net sales in fiscal 2001.

Gross Profit

         Gross profit for the fiscal year ended March 31, 2002 was $21,622,913 or 35% of sales compared to $12,716,300 or 36% of sales for the fiscal year ended March 31, 2001. The decrease in gross margin compared to the prior year is due to the realization of volume discounts by our largest customers. These volume discounts were calculated based on the amount of purchases we received from the customer and were subject to written agreements with them. Our largest customers purchased a greater dollar amount of goods in fiscal 2002, but on a percentage basis the discounts given to our largest customers in fiscal 2002 and fiscal 2001 stayed relatively constant at 1.5% and 1%. The volume discounts were offset to some degree by reduced prices that we paid our factories for our karaoke machines because of our increased purchases. As our customers receive volume rebates, we in turn receive volume incentive rebates from our factories based on the amount of purchases made from them during certain time periods. We negotiated these volume discounts with our factories in our purchasing agreements in May 2002, when we began placing our orders for fiscal 2002.

         Gross profit may not be comparable to those of other entities, since some entities include the costs of warehousing, inspection, freight out and other distribution costs in their cost of sales. We account for the above expenses as operating expenses and classified them under selling, general and administrative expenses

Operating Expenses

         Operating expenses increased to $13,387,533, or 21% of sales, for the year ended March 31, 2002 from $7,688,707, or 22% of sales, for the year ended March 31, 2001. This increase in operating expenses was primarily attributed to the increase in expenses associated with: (1) the opening of our Hong Kong office, (2) our first advertising campaign and (3) certain expenses which are considered variable as they relate directly to the level of our sales.

         In December 2000, International SMC opened a Hong Kong office. For the fiscal year ended March 31, 2002, this office incurred SG&A expenses of approximately $1,144,734 compared to $418,618 in the prior year. By opening this office, we saved the manufacturers agency fees, which were paid on each shipment in prior years. Prior to opening the office, we had incurred an agency fee of 3-5% of each shipment of goods from Hong Kong paid to an outside company. The outside agency was responsible for maintaining shipping files and coordinating shipment of our products for this fee. By opening our own office in Hong Kong , our employees provided the services that had previously been provided by our agent. We had fixed overhead expenses every month, as opposed to per shipment agency fees. We realized the greatest benefit from our Hong Kong office in the third quarter of fiscal 2002, when we purchased the largest amount of inventory.

         Our advertising expense increased to $2,377,638 for the fiscal year ended March 31, 2002 compared to $921,359 for the fiscal year ended March 31, 2001. Advertising expense consists of primarily two components: co-operative advertising and direct advertising expense. Co-operative advertising is paid directly to the customer and is based directly on the amount of sales. These funds are placed in a general budget with the customer and used for weekly advertising expenses and promotions. The customer has complete discretion as to the use of these funds and provided us with proof of how the advertising money is spent. Co-operative advertising expenses accounted for $972,000 of the increase in advertising expenses. In fiscal 2002, we embarked on our first formal advertising campaign, which used print advertising, radio spots, sponsorships, promotions and other media. We contracted with an advertising agency, who coordinated this effort. In the past, we relied only on our customer's co-operative advertising. The cost for this formal advertising campaign was approximately $484,000 and this is a direct advertising expense.

         Other expenses, termed variable expenses, contributed to the increase in operating expenses. These expenses included royalty expense, sales commissions, warehouse expenses, and travel. The largest increase can be seen in royalty expense, which increased approximately $1,713,000 over the prior year, primarily from the sale of items under the MTV licensing agreement. Our commissions payable to our independent sales representatives are based on sales volume and increased by $457,000 during fiscal 2002, because of increased sales. Our warehouse related expenses also increased by $478,000. These expenses are due to the increased importing of our karaoke machines from Hong Kong. Compensation expenses increased $569,935. We grew from 22 employees at March 31, 2001 to 47 employees at March 31, 2002.

Depreciation and Amortization

         Our depreciation and amortization expenses were $394,456 for the fiscal year ended March 31, 2002, up from $301,064 in the prior year. The increase in depreciation and amortization expenses can be attributed to our acquisition of new fixed assets during fiscal 2002, which included computers, furniture and other equipment in all of our locations in Florida, California and Hong Kong. It also included the addition of new molds for our expanded product line. The amortization expense includes the amortization of a fee paid to LaSalle for our line of credit facility and the amortization of remaining deferred guarantee fees related to the factoring agreement we terminated in April 2001.

Other Expenses

         Net other expenses were $50,821 for the fiscal year ended March 31, 2002 compared with net other expenses of $839,572 for the fiscal year ended March 31, 2001. We had a large decrease in these miscellaneous items primarily because of the elimination of factoring fees and a decrease in interest expense resulting in a net decrease of $543,279. Our interest expense decreased because we terminated our factoring agreement in April 2001 and replaced it with a lower cost credit facility with LaSalle Business Credit. The LaSalle agreement accrues interest at prime plus .75%, which is the same interest paid under the factoring agreement. The LaSalle agreement enables us to borrow on all eligible receivables and inventory pursuant to the agreement with no additional fees. We also began to generate income from royalty payments received in Hong Kong for the use of certain of our molds for karaoke machines by certain third party customers of our manufacturers. We allow our factories to rent our molds to their customers with our written approval. The rental fee for these molds are paid to us in the form of royalty payments and are calculated based on the number of units produced from our molds. We will use this income to offset other expenses, including the development of molds.

Income Before Income Tax Expense

         Our income before income taxes increased 95.4% to $8,184,559 for the fiscal year ended March 31, 2002, compared to $4,188,021 for the fiscal year ended March 31, 2001. This increase in profit is due primarily to the increase in sales.

Income Tax Expense

         Our income tax expense was restated for fiscal 2002. Our accrual for income taxes is based on primarily two components: (i) taxes of $1,027,545 which we are paying pursuant to Section 956 of the Internal Revenue Code on an intercompany loan and (ii) taxes of $748,672 for International SMC's business operations in Hong Kong. The total income tax expense for fiscal 2002 was $1,895,494. For more information about these taxes, please see "Management's Discussion and Analysis of Financial Condition - Restatement" on page 22.

Net Income

         As a result of the foregoing, our net income increased 41.3% to $6,289,065 for the fiscal year ended March 31, 2002, compared to $3,696,277 for the fiscal year ended March 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 2003, we had cash on hand of $235,958 and a bank overdraft of $85,236 compared to cash on hand of $268,265 and a bank overdraft of $316,646 at March 31, 2003. Our current assets consist predominantly of accounts receivable and inventory. Our accounts receivable increased to $14,729,176 for the nine months ended December 31, 2003 due to the amount of sales that occurred in November and December, as well as some customer terms which exceed 45 days.

         Our inventory has been steadily decreasing since March 31, 2003, because we are shipping goods to our customers and have taken write downs for our inventory in the aggregate amount of $4,559,143 since March 31, 2003. As of December 31, 2003, we had $8 million in inventory, net of a provision for loss of $6,195,197 compared to $25 million as of March 31, 2003.

         Our current liabilities decreased to $18,911,314 as of December 31, 2003, compared to $21,249,930 at March 31, 2003. Current liabilities consist of accounts payable of $5,329,648, accrued expenses of $2,587,567, accrual for income taxes of $2,872,509, subordinated debt of $1 million, bank overdraft of $85,136 and the revolving credit facilities of $7,115,114. The revolving credit facilities were composed of our borrowing under the LaSalle agreement of $2,474,386 and borrowings under credit facilities at HSBC and Fortis Banks in Hong Kong in the amount of $4,640,728.

         Approximately $2.7 million or 51% of our accounts payable are due to two factories in China. This amount is aged beyond the terms originally set by the factories. We have been in contact with these factories regarding these amounts and have discussed informal payment plans with them. We intend to enter into written payment plans with these factories, but cannot ensure that this will occur. As of March 1, 2004, none of the factories have taken any legal actions against us to collect the amounts that are due and outstanding. If these factories pursue any claims against us, it could have a material effect on our operations. The remainder of accounts payable of $2.6 million are within terms set by our vendors.

         During fiscal 2003, we had a credit facility with LaSalle Business Credit, LLC. Under this agreement, LaSalle advanced funds to us based on our eligible accounts receivable and inventory. The loan was secured by a first lien on all of present and future assets, except specific tooling located in China. During fiscal 2004, the maximum amount that we were permitted to borrow under the credit facility was $7.5 million.

         International SMC has access to credit facilities at Hong Kong Shanghai Bank and Fortis Bank. The primary purpose of the facilities is to provide the Subsidiary with the following abilities:

o overdraft protection facilities
o issuance and negotiation of letters of credit, both regular and discrepant
o trust receipts
o A company credit card

         The facilities are secured by a corporate guarantee from the U.S. Company, restricted cash on deposit with the lender and require that the Company maintain a minimum tangible net worth. The maximum available credit under the facilities is $5.5 million. The balance at December 31, 2003 and 2002 was $4,640,728 and $0, respectively.

         Because we had minimal liquidity and had defaulted under our credit agreement with LaSalle, we received a going concern paragraph from our independent certified public accountants for our audited financial statements for fiscal 2003. On March 14, 2003, we were notified by LaSalle that we were in violation of the tangible net worth covenant in our credit facility and were declared in default. LaSalle amended the credit facility on August 19, 2003 in a fourteenth amendment, which extended the loan until March 31, 2004 and the condition of default was waived. On December 31, 2003, we again violated the tangible net worth requirement and working capital requirement of our credit facility with LaSalle.

         On January 31, 2004, we paid this loan in full, terminated this credit facility and LaSalle released its security interest in our assets.

         On February 9, 2004, we executed a factoring agreement with Milberg Factors, Inc. Pursuant to the agreement, Milberg, at its discretion, will advance the

Company the lesser of 80% of our accounts receivable or $3.5 million. All receivables submitted to Milberg are subject to a fee equal to 0.8% of the gross invoice value. The average monthly balance of the line will incur interest at a rate of prime plus .75%. Other terms of the agreement include minimum fees of $200,000 per calendar year and include covenants requiring the Company to maintain $7.5 million of tangible net worth and $7.5 million of working capital at all times as defined in the agreement. To secure these advances, Milberg received a security interest in all of our accounts receivable and inventory located in the United States and a pledge of 66 2/3% of the stock in International SMC (HK) Ltd., our wholly-owned subsidiary. This agreement is effective for an initial term of two years, with successive automatic renewals unless either party gives notice of termination.

         Although this credit line is not equivalent to our previous lines, we believe that advances under this credit facility, as well as collection of our outstanding accounts receivable, will allow us enough available cash flow to continue operations until August 2004 and prepare for the upcoming fiscal year. We have been receiving collections of accounts receivable since the termination of our LaSalle agreement, which have served as working capital and enabled us to pay our obligations.

         In order to further increase our liquidity, we are selling our excess inventory and reducing our cost structure. As of February 11, 2004, we have orders on hand of about $2.5 million and had already shipped over $1.0 million, which is ahead of our projected target for most of the old inventory. Our goal is to sell $3 to $4 million of old inventory by March 31, 2004. However, we can not provide you with any assurances that we will be able to sell this inventory.

         We have taken several steps to decrease our costs. Since June 2003, we have had two rounds of lay-offs at our Company. In January 2004, our senior executive officers agreed to take 20% salary reductions and other employees also agreed to salary reductions. Additionally, we have also subleased some of our warehouse space in California and Florida and hope to sublease out more.

         We do not intend to enter into any additional material commitments for the Company in the near future. We will be incurring only normal course of business expenses such as: rent, utilities, salaries and related expenses, accounting, legal, bank charges, interest, office supplies, and other expenses that may become necessary as they relate to repairs and maintenance of our leased facilities and computer equipment. We will also incur expenses for any outstanding operating leases that are currently in place (see commitment table below).

         We intend to finance our business in fiscal 2005 through:

(i) Continued support from our Chinese factories in financing our purchases and entering into agreements for payment of old receivables;

(ii) Selling the remainder of our inventory on hand;

(iii) Continuing to reduce costs;

(iv) Using our credit facility with Milberg Factors; and

(v) Utilizing credit facilities that are available to International SMC to finance all direct shipments.

         In order to reduce the need to maintain inventory in United States locations in fiscal 2005, we intend to generate a larger share of our total sales through FOB sales from International SMC. These sales are shipped directly to our customers from the ports in China and are primarily backed by letters of credit. The customers take title to the merchandise at their consolidators in China and are responsible for their shipment, duty, clearance and freight charges to their locations. We will also assist our customers in the forecasting and management of their inventories of our product.

         If we need additional financing during our peak selling season, we intend to approach Milberg. If Milberg is not willing to provide us with additional financing, we will need to seek additional capital from other sources. However, we can not assure that we will be able to obtain additional financing or that the terms will be acceptable to us. If we need to obtain additional financing and fail to do so, it may have a material adverse effect on our ability to meet our financial obligations and continue to operate.

DEBT AND CONTRACTUAL OBLIGATIONS

         Our commitments for debt and other contractual arrangements as of December 31, 2003 are summarized as follows:

                                                                          Years ending March 31,
---------------------------------------------------------------------------------------------------------------------
                                         Total          2004          2005          2006          2007         2008
---------------------------------------------------------------------------------------------------------------------
Merchandise License Guarantee          $1,595,000     $1,395,000     $150,000        $50,000          --           --
---------------------------------------------------------------------------------------------------------------------
Property Leases                        $3,638,771     $1,330,158     $924,338       $517,071    $495,545     $371,659
---------------------------------------------------------------------------------------------------------------------
Equipment Leases                          $86,016        $46,525      $19,965        $10,322      $7,969       $1,235
---------------------------------------------------------------------------------------------------------------------
Revolving Credit Facilities            $7,115,114     $7,115,114           --             --          --           --
---------------------------------------------------------------------------------------------------------------------
Subordinated Debt-related parties      $1,000,000     $1,000,000
---------------------------------------------------------------------------------------------------------------------
Convertible Debentures                 $4,000,000             --           --     $4,000,000          --           --
---------------------------------------------------------------------------------------------------------------------

         *Each of the contractual agreements provides that all amounts due under that agreement can be accelerated if we default under the terms of the agreement. For example, if we fail to make a minimum guaranteed royalty payment that is required under a Merchandise License Agreement on a timely basis, the Licensor can declare us in default and require that all amounts due under the License Agreement are immediately due and payable.

         Merchandise license guarantee reflects amounts that we are obligated to pay as guaranteed royalties under our various license agreements. In fiscal 2003, we had guaranteed minimum royalty payments under our license agreements with MTV Networks, Nickelodeon, Hard Rock Academy and Motown (Universal Music). In fiscal 2004, we have guaranteed minimum royalty payments under the license agreement with MTV and Motown (Universal Music).

         We have leases for property in Rancho Dominguez and Compton California, as well as in Coconut Creek, Florida. We have equipment leases for forklifts and copy machines. Our revolving credit facility represents our credit facility with LaSalle Business Credit, LLC, which was terminated as of January 31, 2004.

         On September 8, 2003, we issued an aggregate of $4,000,000 of 8% convertible debentures in a private offering to six accredited investors. The debentures initially are convertible into 1,038,962 shares of common stock at $3.85 per share, subject to adjustment in certain situations. We also issued an aggregate of 457,143 warrants to the investors. The exercise price of the warrants is $4.025 per share and the warrants expire on September 7, 2006. We have an obligation to register the shares of common stock underlying the debentures and warrants and filed a registration statement on Form S-1 to register the shares on October 9, 2003.

         Effective as of February 9, 2004, we amended the convertible debenture agreements to increase the interest rate to 8.5% per annum effective as of February 9, 2004, and granted warrants to purchase an aggregate of 30,000 shares of the Company's common stock to the debenture holders on a pro-rata basis. These concessions were in consideration of the debenture holder's agreements to
(i)enter into new subordination agreements with the Company's new lender, Milberg Factors, (ii) to waive all liquidated damages due under the convertible debentures and related transaction documents through July 1, 2004 and (iii) to extend the effective date of the Form S-1 registration statement until July 1, 2004. The new warrants have an exercise price equal to $1.52 per share, the fair market value of the Company's common stock on February 9, 2004, the date of the grant.

SOURCES AND USES OF CASH

         Cash flows used in operating activities were $4,998,092 for the nine months ended December 31, 2003. Cash flows were used in operating activities primarily due to increases in accounts receivable in the amount of $9.4 million, decreases in accounts payable of $3.2 million and decreases in existing inventory of $12.2 million, as well as the loss for the period and other non-cash expenses such as the tooling impairment and provision for inventory losses. The decreases in existing inventory were the result of sales of our inventory and a write down in the value of the inventory.

         Cash used in investing activities for the nine months ended December 31, 2003 was $434,065. Cash used in investing activities resulted from the purchase of fixed assets in the amount of $434,065. The purchase of fixed assets consists of the tooling and molds required for production of new machines for this fiscal year. Tooling and molds are depreciated over three years.

         Cash flows provided by financing activities were $5,399,851 for the nine months ended December 31, 2003. This consisted of proceeds from the exercise of options in the amount of $981,972. We also issued convertible debentures with detachable stock purchase warrants. This transaction resulted in a gross increase in cash of $4 million. We received subordinated debt from related parties of $1 million in July of 2003 and paid $400,000 to a director who had previously loaned money to our Company on a short term basis. The remainder of cash provided from financing activities was provided by net repayments on the credit line at LaSalle National Bank in the amount of $4,308,438 and borrowings on the credit lines in Hong Kong in the amount of $4,640,728 to fund ongoing operations.

EXCHANGE RATES

         We sell all of our products in U.S. dollars and pay for all of our manufacturing costs in either U.S. or Hong Kong dollars. Operating expenses of the Hong Kong office are paid in Hong Kong dollars. We cannot assure you that the exchange rate fluctuations between the United States and Hong Kong currencies will not have a material adverse effect on our business, financial condition or results of operations.

SEASONAL AND QUARTERLY RESULTS

         Historically, our operations have been seasonal, with the highest net sales occurring in the second and third quarters (reflecting increased orders for equipment and music merchandise during the Christmas selling months) and to a lesser extent the first and fourth quarters of the fiscal year. Sales in our fiscal second and third quarter, combined, accounted for approximately 85% of net sales in fiscal 2003, 81% of net sales in fiscal 2002 and 75% of net sales in fiscal 2001.

         Our results of operations may also fluctuate from quarter to quarter primarily as a result of the amount and timing of orders placed and shipped to customers. The fulfillment of orders can therefore significantly affect results of operations on a quarter-to-quarter basis.

INFLATION

         Inflation has not had a significant impact on our operations. We have historically passed any price increases on to its customers since prices charged by us are generally not fixed by long-term contracts.

CRITICAL ACCOUNTING POLICIES

         The U.S. Securities and Exchange Commission defines critical accounting policies as "those that are both most important to the portrayal of a company's financial condition and results, and require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our management believes that a high degree of judgment or complexity is involved in the following areas:

         Collectibility of Accounts Receivable. Our allowance for doubtful accounts is based on management's estimates of the creditworthiness of its customers, current economic conditions and historical experience, and, in the opinion of management, is believed to be an amount sufficient to respond to normal business conditions. Management sets 100% reserves for customers in bankruptcy and other reserves based upon historical collection experience. Should business conditions deteriorate or any major customer default on its obligations to our Company, this allowance may need to be significantly increased, which would have a negative impact on operations.

         Reserves on Inventories. We establish a reserve on inventory based on the expected net realizable value of inventory on an item-by-item basis when it is apparent that the expected realizable value of an inventory item falls below its original cost. A charge to cost of sales results when the estimated net realizable value of specific inventory items declines below cost. Management regularly reviews our investment in inventories for such declines in value.

         Income Taxes. Significant management judgment is required in developing the Company's provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. At December 31, 2003, we concluded that a valuation allowance was needed against all of our deferred tax assets, as it is not more likely than not that the deferred taxes will be realized. For the nine months ended December 31, 2003, we recorded a tax provision of $1.2 million. This occurred because the valuation allowance established against the deferred tax asset exceeded the amount of the benefit created from carrying back a portion of the current period losses. The carry-back of the losses from the current period resulted in an income tax receivable of $1.2 million, which is included in prepaid and other current assets in the accompanying balance sheets. We have now exhausted its ability to carry back any further losses and therefore will not be able to recognize tax benefits on future losses including its expected fourth quarter loss.

         International SMC, has applied for an exemption of income tax in Hong Kong. Therefore, no taxes have been expensed or provided for at the Subsidiary level. Although the governing body has reached no decision to date, the U.S. parent company has reached the decision to provide for the possibility that the exemption could be denied and accordingly has recorded a provision in fiscal 2004, 2003, 2002, and 2001. For the nine months ended December 31, 2003, a provision of $424,763 was recorded at the Hong Kong statutory rate of 17.5%. Current Hong Kong taxes payable on the earnings of our Hong Kong subsidiary totaled $2.9 million at December 31, 2003.

         We operate within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management's opinion, adequate provisions for income taxes have been made.

         Other Estimates. We make other estimates in the ordinary course of business relating to sales returns and allowances, warranty reserves, and reserves for promotional incentives. Historically, past changes to these estimates have not had a material impact on our financial condition. However, circumstances could change which may alter future expectations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in financial and commodity market prices and interest rates. We are exposed to market risk in the areas of changes in United States and international borrowing rates and changes in foreign currency exchange rates. In addition, we are exposed to market risk in certain geographic areas that have experienced or remain vulnerable to an economic downturn, such as China. We purchase substantially all our inventory from companies in China, and, therefore, we are subject to the risk that such suppliers will be unable to provide inventory at competitive prices. While we believe that, if such an event were to occur we would be able to find alternative sources of inventory at competitive prices, we cannot assure you that we would be able to do so. These exposures are directly related to our normal operating and funding activities. Historically and as of December 31, 2003, we have not used derivative instruments or engaged in hedging activities to minimize market risk.

INTEREST RATE RISK

         Our exposure to market risk resulting from changes in interest rates relates primarily to debt under our credit facility with LaSalle. Under our credit facility, our interest rate is LaSalle's prime rate plus 2.5% per annum ("current interest rate"). As of December 31, 2003, our outstanding balance under our credit facility was $2,474,386 and we are accruing interest at the prime plus 2.5% per annum. This loan was paid in full on January 30, 2004. We do not believe that near-term changes in the interest rates, if any, will result in a material effect on our future earnings, fair values or cash flows. On September 8, 2003, we issued convertible notes in the amount of $4 million, the fixed interest rate as of February 9, 2004 is 8.5% per annum.

FOREIGN CURRENCY RISK

         We have a wholly-owned subsidiary in Hong Kong. Sales by these operations made on a FOB China or Hong Kong basis are dominated in U.S. dollars. However, purchases of inventory and Hong Kong operating expenses are typically denominated in Hong Kong dollars, thereby creating exposure to changes in exchange rates. Changes in the Hong Kong dollar/U.S. dollar exchange rates may positively or negatively affect our gross margins, operating income and retained earnings. We do not believe that near-term changes in the exchange rates, if any, will result in a material effect on our future earnings, fair values or cash flows, and therefore, we have chosen not to enter into foreign currency hedging transactions. We cannot assure you that this approach will be successful, especially in the event of a significant and sudden change in the value of the Hong Kong dollar.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On March 24, 2003, we dismissed Salberg & Company, P.A. ("Salberg & Company"), as our independent certified public accountant. On March 27, 2003, we engaged Grant Thornton, LLP ("Grant Thornton"), as our independent certified public accountant. Our decision to change accountants was approved by its Audit Committee on March 24, 2003.

         The report of Salberg & Company on our consolidated financial statements for fiscal 2002, fiscal 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, Salberg & Company did not advise us that:

         1) internal controls necessary to develop reliable consolidated financial statements do not exist, or
         2) information has come to the attention of Salberg & Company which made in unwilling to rely upon management's representations or made it unwilling to be associated with the consolidated financial statements prepared by management, or
         3) the scope of the audit should be expanded significantly, or information has come to the attention of Salberg & Company that they have concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying consolidated financial statements, or the consolidated financial statements issued or to be issued covering the fiscal periods subsequent to March 31, 2002 (including information that may prevent it from rendering an unqualified audit report on those consolidated financial statements) or made in unwilling to rely on management's representations or to be associated with the consolidated financial statements prepared by management or,
         4) information has come to the attention of Salberg & Company that they have concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying consolidated financial statements or the consolidated financial statements issued or to be issued covering the fiscal periods subsequent to March 31, 2002 through March 28, 2003, the date of the Form 8-K filing reporting our change in accountants, that had not been resolved to the satisfaction of Salberg & Company or which would have prevented Salberg & Company from rendering an unqualified audit report on such consolidated financial statements.

         During our two most recent fiscal years and all subsequent interim periods through March 24, 2003, there were no disagreements with Salberg & Company on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Salberg & Company would have caused it to make reference to the subject matter of the disagreements in connection with its reports on these financial statements for those periods.

         We did not consult with Grant Thornton regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided by Grant Thornton that was a factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issues.

RESTATEMENT

         In July 2003, we revised our position on the taxation of the income of our Hong Kong subsidiary by the United States and Hong Kong tax authorities, which was contained in our audited financial statements for fiscal 2002. We discussed these issues with Salberg & Company and it agreed to opine on the restated financial statements. See "Restatement of Financial Statements" - Page 22.

                                    BUSINESS

OVERVIEW

         We are engaged in the development, production, distribution, marketing and sale of consumer karaoke audio equipment, accessories and music. We contract for the manufacture of all electronic equipment products with factories located in Asia. We also produce and market karaoke music, including CD plus graphics

("CD+G's"), and audiocassette tapes containing music and lyrics of popular songs for use with karaoke recording equipment. All of our recordings include two versions of each song; one track offers music and vocals for practice and the other track is instrumental only for performance by the participant. Virtually all of the cassettes sold by us are accompanied by printed lyrics, and our karaoke CD+G's contain lyrics, which appear on the video screen. We contract for the reproduction of music recordings with independent studios. We operate our business in one reportable segment over multiple geographical regions world-wide.

         We were incorporated in California in 1982. We originally sold our products exclusively to professional and semi-professional singers. In 1988, we began marketing karaoke equipment for home use.

         In May 1994, we merged into a wholly owned subsidiary incorporated in Delaware with the same name. As a result of that merger, the Delaware Corporation became the successor to the business and operations of the California Corporation and retained the name The Singing Machine Company, Inc. In July 1994, we formed a wholly owned subsidiary in Hong Kong, now known as International SMC coordinate our production and finance in Asia.

         In November 1994, we closed an initial public offering of 2,070,000 shares of our common stock and 2,070,000 warrants. In April 1997, we filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. On March 17, 1998, the U.S. Bankruptcy Court approved our plan of reorganization. On June 10, 1998, our plan of reorganization had been fully implemented. Our common stock currently trades on the American Stock Exchange under the symbol "SMD." We were listed on the AMEX on March 8, 2001. Our principal executive offices are located in Coconut Creek, Florida.

PRODUCT LINES

         We currently have a product line of 34 different models of karaoke machines plus 12 accessories such as microphones, incorporating such features as CD plus graphics player, sound enhancement, echo, tape record/playback features, and multiple inputs and outputs for connection to compact disc players, video cassette recorders, and home theater systems. Our machines sell at retail prices ranging from $30 for basic units to $400 for semi-professional units. We currently offer our music in two formats - multiplex cassettes and CD+G's with retail prices ranging from $6.99 to $19.99. We currently have a song library of over 3,500 recordings, which we license from publishers. Our library of master recordings covers the entire range of musical tastes including popular hits, golden oldies, country, rock and roll, Christian, Latin music and rap. We even have backing tracks for opera and certain foreign language recordings.

MARKETING, SALES AND DISTRIBUTION

MARKETING

         We rely on management's ability to determine the existence and extent of available markets for our products. We achieve both domestic and direct sales by marketing our hardware and music products primarily through our own sales force and various independent sales representatives. Our representatives are located across the United States and are paid a commission based upon sales in their respective territories. The sales representative agreements are generally one (1) year agreements, which automatically renew on an annual basis, unless terminated by either party on 30 days' notice. At March 1, 2004, we worked with 18 independent sales representatives. We work closely with our major customers to determine marketing and advertising plans.

         We market our products at various national and international trade shows each year. We regularly attend the following trade shows and conventions: the Consumer Electronics Show each January in Las Vegas; the American Toy Fair each February in New York and the Hong Kong Electronics Show each October in Hong Kong. We spent approximately $674,925, $181,866 and $55,376 on research and development in fiscal 2003, 2002 and 2001, respectively. The primary purpose of our research and development expenses is to develop prototypes and working samples.

         Our karaoke machines and music are marketed under the Singing Machine
(R) trademark throughout the United States, and sold primarily to mass merchandisers, department stores, direct mail catalogs and showrooms, music and record stores, national chains, specialty stores, and warehouse clubs. Our karaoke machines and karaoke music are currently sold in such stores as Best Buy, Circuit City, J.C. Penney, Target and Toys R Us. We utilize some of outside independent sales representatives to help us provide service to our mass merchandisers and other retailers.

         Our licensing agreements with MTV Networks and Nickelodeon have further expanded our brand name and our customer base. Through our license with MTV, we have begun to focus on the 12 to 24 year old market and through our agreement with Nickelodeon; we have reached an even younger age group between the ages of 3-6. We also expanded our licensed product lines in fiscal with the addition of Hard Rock Academy(R) and Motown(R) (Universal Music Entertainment) agreements. We believe that the addition of these agreements will help us to reach demographic areas covering all ages.

         In November, 2001, we signed an international distributorship agreement with Arbiter Group, PLC ("Arbiter").
Arbiter is the exclusive distributor of the Singing Machine(R) karaoke machines and music products in the United Kingdom and a non-exclusive distributor in all other European countries. The agreement terminates on December 31, 2004, because we renewed the agreement for another year. The agreement contains an automatic renewal provision, whereby if either party does not give notice on or before December 1 of a year during the term of the agreement, the agreement will automatically be renewed for another year on the same terms.

         In March 2003, we signed an international distributorship agreement with Top-Toy (Hong Kong) Ltd. Top-Toy is the exclusive distributor of Singing Machine (R) karaoke machines and music products in Denmark, Norway, Sweden, Iceland and Faeroe Islands. The agreement is for three years, from April 1, 2003 until March 31, 2006. . The agreement contains an automatic renewal provision, whereby if either party does not give notice at least 3 months before March 31, 2006, the agreement will automatically be renewed for another year on the same terms.

SALES

         As a percentage of total revenues, our net sales in the aggregate to our five largest customers during the fiscal years ended March 31, 2003, 2002 and 2001, respectively, were approximately 67%, 87% and 78% respectively. In fiscal 2003, 2002 and 2001, Best Buy and Toys R Us each accounted for more than 10% of our revenues. In fiscal 2003 Target and in fiscal 2002 Costco also accounted for more than 10% of our revenues. Although we have established relationships with our top five largest customers, we do not have long-term contractual arrangements with any of them. A decrease in business from any of our major customers could have a material adverse effect on our results of operations and financial condition.

         During the last three years, our revenues from international sales have increased. Sales by customer geographic regions were as follows:

                                         FISCAL  YEAR  ENDED MARCH 31,
                                       2003          2002           2001
                                 -------------  ------------  -------------
         United States           $  76,777,138  $ 62,333,801  $  34,391,540
         Asia                           21,310        49,314             --
         Australia                     814,334            --             --
         Canada                        919,642        47,565         11,420
         Central America                96,836         5,756             --
         Europe                     15,714,846            --        433,821
         Mexico                      1,225,111            --             --
         South America                  44,549        39,317         38,570
                                 $  95,613,766  $ 62,475,753  $  34,875,351
                                 ============== ============= ==============

        As is customary in the consumer electronics industry, we have, on occasion, (i) permitted certain customers to return slow-moving items for credit, (ii) provided price protection to certain customers by making price reductions effective as to certain products then held by customers in inventory and (ii) accepted customer cancellations of purchase orders issued to the Company. We expect that we will continue to be required to make such accommodations in the future. Any significant increase in the amount of returns, markdowns or purchaser order cancellations could have a material adverse effect on our revenues and profitability.

DISTRIBUTION

         We distribute hardware products to retailers and wholesale distributors through two methods: shipments of product from inventory (domestic sales), and shipments of product directly through our Internatioional SMC subsidiary and manufacturers in Asia (direct sales). Domestic sales, which account for substantially all of our music sales, are made to customers located throughout the United States from inventories maintained at our warehouse facilities in Florida or California.

         Domestic Sales. Our strategy of selling products from a domestic warehouse enables us to provide timely delivery and serve as a "domestic supplier of imported goods." We purchase karaoke machines overseas from certain factories in China for our own account, and warehouse the products in leased facilities in Florida and California. We are responsible for costs of shipping, insurance, customs clearance, duties, storage and distribution related to such products and, therefore, warehouse sales command higher sales prices than direct sales. We generally sell from our own inventory in less than container-sized lots. In the fiscal year ended March 31, 2003, approximately 48% of our consolidated sales were domestic sales.

         Direct Sales. We ship some hardware products sold by us directly to customers from Asia through International SMC, our subsidiary. Sales made through International SMC are completed by either delivering products to the customers' common carriers at the shipping point or by shipping the products to the customers' distribution centers, warehouses, or stores. Direct sales are made in larger quantities (generally container sized lots) to customers world wide, who pay International SMC pursuant to their own international, irrevocable, transferable letters of credit or on an open account. In the fiscal year ended March 31, 2003, approximately 52% of our consolidated sales were direct sales.

MANUFACTURING AND PRODUCTION

         Our karaoke machines are manufactured and assembled by third parties pursuant to design specifications provided by us. Currently, we have ongoing relationships with six factories, located in the Shenzhen Special Economic Zone and Guangdong Province of the People's Republic of China, who assemble our karaoke machines and related products. In manufacturing our karaoke machines and related products, these factories use molds and certain other tooling, most of which are owned by International SMC. Our products contain electronic components manufactured by other companies such as Panasonic, Sanyo, Toshiba, and Sony. Our manufacturers purchase and install these electronic components in our karaoke machines and related products. The finished products are packaged and labeled under our Singing Machine(R) trademarks.

         We believe that we have obtained copyright licenses from music publishers for all of the songs in our music library. We contract with outside studios on a work-for hire basis to produce recordings of these songs. After the songs have been recorded, we author the CD+G's in our in-house studio. We use outside companies to mass-produce the CD+G's and audiocassettes, once the masters have been completed.

         While our equipment manufacturers purchase our supplies from a small number of large suppliers, all of the electronic components and raw materials used by them are available from several sources of supply, and we do not anticipate that the loss of any single supplier would have a material long-term adverse effect on our business, operations, or financial condition. Similarly, although we primarily use six factories to manufacture our karaoke machines and accessories, and a small number of studios to record our music (including our in-house production), we do not anticipate that the loss of any single manufacturer or single studio would have a material long-term adverse effect on our business, operations or financial condition. To ensure that our high standards of product quality and factories meet our shipping schedules, we utilize Hong Kong based employees of International SMC as our representatives. These employees include product inspectors who are knowledgeable about product specifications and work closely with the factories to verify that such specifications are met. Additionally, key personnel frequently visit our factories for quality assurance and to support good working relationships.

         All of the electronic equipment sold by us is warranted to the end user against manufacturing defects for a period of ninety (90) days for labor and parts. All music sold is similarly warranted for a period of 30 days. During the fiscal years ended March 31, 2003, 2002 and 2001, warranty claims have not been material to our results of operations.

MERCHANDISE LICENSE AGREEMENTS

         In November 2000, we entered into a multi-year merchandise license agreement with MTV Networks, a division of Viacom International, Inc., to create the first line of MTV karaoke machine and compact disks with graphics ("CD+G's") featuring music for MTV's core audience. Under the licensing agreement, we originally produced two MTV-branded machines for the fiscal 2002 year. Since November 2000, we have amended the agreement five times. For fiscal 2004, our line consisted of nine MTV branded machines and a wide assortment of MTV branded music. Our license covers the sale of MTV products in the United States, Canada and Australia.

         On January 7, 2004, we entered into the fifth amendment of its licensing agreement with MTV Networks. The amendment reduced the minimum royalty guarantee for calendar 2003 from $1.5 million to $1.3 million. The amendment also extended the expiration date of the original agreement to April 30, 2004, with options to extend for an additional two periods until December 31, 2004 at the discretion of MTV. In accordance with this amendment, each of the three license periods contain minimum guarantee royalty payments of $100,000 each for a total of $300,000 if all extensions are exercised. Each of the minimum guaranteed royalty payments is recoupable against sales throughout the calendar year, unless the contract is cancelled.

         In December 2001, we entered into a multi-year license agreement with the Nickelodeon division of MTV Networks. Under this license, we originally created a line of two Nickelodeon branded machines and music for the fiscal 2003 year. This has expanded to five machines, plus a line of Nickelodeon music. These products are distributed through our established distribution channels. Over the term of this license agreement, we are obligated to make guaranteed minimum royalty payments of $450,000. We do not believe that the payment of these guaranteed fees will adversely affect our ongoing operations. The Nickelodeon license expires on December 31, 2004 and does not contain any automatic renewal provisions.

         In December 2002, we entered into a multi-year license agreement with Hard Rock Academy, a division of Hard Rock Cafe. This agreement allows us to produce and market a line of its karaoke machines and complementary music through its distribution channels. The first branded machine was introduced in the fourth quarter of fiscal 2003 and a line of music is currently under development. During the first nine months of this agreement, made $100,000 in minimum guaranteed royalty payments. In September 2003, we amended this agreement and Hard Rock agreed to release us from our minimum guaranteed payment obligations during the remaining term of the license agreement. The Hard Rock Academy license expires on December 31, 2005 and does not contain any automatic renewal provisions.

         In February 2003, we entered into a multi-year license agreement with Universal Music Entertainment to market a line of Motown karaoke machines and music. This agreement and its subsidiary agreement signed in March 2003, allow us to be the first to use original artist recordings for our CD+G formatted karaoke music. The original introduction will be one machine and six CD+G discs. Over the term of this license agreement, we are obligated to make guaranteed minimum royalty payments over a specified period of time in the amount of $300,000. We do not believe that the payment of these guaranteed fees will adversely affect our ongoing operations. The Universal Music Entertainment license expires on March 31, 2006 and does not contain any automatic renewal provisions.

         We distribute all of our licensed products through our established distribution channels, including Best Buy, Costco, JC Penny, Sam's Club, Target and Toys R Us. Our distribution network also includes the online versions of these retail customers.

         The following table sets forth the percentage of total sales that have been generated under each of our MTV License, our Nickelodeon license and our other licenses (Hard Rock Academy and Universal Music).

LICENSED SALES AS A PERCENTAGE OF TOTAL SALES

                                For the Nine Months Ended                         For the Fiscal Year Ended
                                       December 31                                        March 31,
                                          2003                       2003                 2002                    2001
                                --------------------------------------------------------------------------------------
MTV                                        14%                        33%                  39%                     0%
Nickelodeon                                6%                         3%                   0%                      0%
Other Licenses                             2%                         1%                   0%                      0%
Total Licensed Sales                       22%                        37%                  39%                     0%

 COMPETITION

         Our business is highly competitive. Our major competitors for karaoke machines and related products are Craig, Curtis, Grand Prix and Memorex. We believe that competition for karaoke machines is based primarily on price, product features, reputation, delivery times, and customer support. Our primary competitors for producing karaoke music are Pocket Songs, UAV, Sybersound and Sound Choice. We believe that competition for karaoke music is based primarily on popularity of song titles, price, reputation, and delivery times.

         In addition, we compete with all other existing forms of entertainment including, but not limited to, motion pictures, video arcade games, home video games, theme parks, nightclubs, television and prerecorded tapes, CD's, and videocassettes. Our financial position depends, among other things, on our ability to keep pace with changes and developments in the entertainment industry and to respond to the requirements of our customers. Many of our competitors have significantly greater financial, marketing, and operating resources and broader product lines than we do.

 TRADEMARKS

         We have registered The Singing Machine name and the logo in which the microphone is used in our name with the United States Patent & Trademark Office ("USPTO") for our Singing Machine(R) products. We also registered these trademarks in the United States and in Germany, the Benelux countries, Switzerland and the United Kingdom. In fiscal 2003, we filed an intent to use applications with the USPTO for KaraokeVision. We also filed one application to obtain a European Community Trademark for the Singing Machine name and logo in the 15 European Community countries and also filed registrations in Australia, China and Hong Kong.

         Our trademarks are a significant asset because they provide product recognition. We believe that our intellectual property is significantly protected, but there are no assurances that these rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged.

 COPYRIGHTS AND LICENSES

         We hold federal and international copyrights to substantially all of the music productions comprising our song library. However, since each of those productions is a re-recording of an original work by others, we are subject to contractual and/or statutory licensing agreements with the publishers who own or control the copyrights of the underlying musical compositions. We are obligated to pay royalties to the holders of such copyrights for the original music and lyrics of all of the songs in our library that have not passed into the public domain. We are currently a party to more than 3,500 different written copyright license agreements.

         The majority of the songs in our song library are subject to written copyright license agreements, oftentimes referred to as synchronization licenses. Our written licensing agreements for music provide for royalties to be paid on each song. The actual rate of royalty is negotiable, but typically ranges from $0.09 to $0.18 per song on each CD+G or cassette that is sold. Our written licenses typically provide for quarterly royalty payments, although some publishers require reporting on a semi-annual basis. Upon negotiation of the license agreements, we usually pay a small fixing fee, based on the number of songs we estimate to sell. These fees are expensed directly to general expenses. In most instances, we also pay a small advance. The advances are amortized over the shorter of (a) the life of the license or (b) the units sold.

         We currently have compulsory statutory licenses for certain songs in our song library, which are reproduced on audiocassettes. The Federal Copyright Act creates a compulsory statutory license for all non-dramatic musical works, which have been distributed to the public in the United States. Royalties due under compulsory licenses are payable quarterly and are based on the statutory rate. The statutory rate is the greater of $0.08 per song for five minutes of playing time or $0.0155 per minute of playing time or fraction thereof with respect to each item of music produced and distributed by us. We also have written license agreements for substantially all of the printed lyrics, which are distributed with our audiocassettes, which licenses also typically provide for quarterly payments of royalties at the statutory rate.

 GOVERNMENT REGULATION

         Our karaoke machines must meet the safety standards imposed in various national, state, local and provincial jurisdictions. These safety standards regulate the electrical transmission from our karaoke machines and our laser disks contained within our karaoke machines are subject to approval from the Federal Communications Commission and the Food & Drug Administration. Our karaoke machines sold in the United States are designed, manufactured and tested to meet the safety standards of Underwriters Laboratories, Inc. ("ULI") or Electronic Testing Laboratories ("ETL"). By meeting the ULE or ETL standards, we are deemed to meet the safety requirements in all states in the United States. In Europe and other foreign countries, the C.E. standard is required. Our production and sale of music products is subject to federal copyright laws.

         The manufacturing operations of our foreign suppliers in China are subject to foreign regulation. China has permanent "normal trade relations" ("NTR") status under US tariff laws, which provides a favorable category of US import duties. China's NTR status became permanent on January 1, 2002, following enactment of a bill authorizing such status upon China's admission to the World Trade Organization ("WTO") effective as of December 1, 2001. This substantially reduces the possibility of China losing its NTR status, which would result in increasing costs for us.

 SEASONALITY AND SEASONAL FINANCING

         Our business is highly seasonal, with consumers making a large percentage of karaoke purchases around the traditional holiday season in our third quarter. A significant portion of our customers place orders in our second and third quarter in anticipation of such holiday buying. These seasonal purchasing patterns and requisite production lead times cause risk to our business associated with the underproduction or overproduction of products that do not match consumer demand. Retailers also attempt to manage their inventories more tightly, requiring that we ship products closer to the time that retailers expect to sell the products to consumers. These patterns of building-up inventory are consistent with other companies in the toy and electronics industries.

         These factors increase the risk that we may not be able to meet demand for certain products at peak demand times, or that our own inventory levels may be adversely impacted by the need to pre-build products before orders are placed. In fiscal 2003, we overestimated the demand for our products and had $25 million of inventory as of March 31, 2003.

         In fiscal 2003 and 2002, our financing of seasonal working capital grew in the first quarter and peaked in the second and third quarter, consistent with the industry taken as a whole. As of February 1, 2004, we had ordered and received only $11 million in inventory for domestic stock. However, due to factors such as changes in economic conditions, market demands, competitors production and customer needs, this amount could increase before the end of our current fiscal year ended March 31, 2004. To finance the seasonal working capital requirements of International SMC, we expect to use short-term foreign credit lines with a number of banks. International SMC's working capital is predominantly driven by letters of credit, as the shipments are F.O.B China. During fiscal 2003, International SMC had access to two credit facilities at the Hong Kong Shanghai Banking Corporation and Fortis Bank. See "Liquidity" on page 28 and Note 6 on page F-8.

         On February 9, 2004, we executed a factoring agreement with Milberg Factors, Inc. Pursuant to the agreement, Milberg, at its discretion, will advance the Company the lesser of 80% of our accounts receivable or $3.5 million. All receivables submitted to Milberg are subject to a fee equal to 0.8% of the gross invoice value. The average monthly balance of the line will incur interest at a rate of prime plus .75%. Other terms of the agreement include minimum fees of $200,000 per calendar year, $7.5 million tangible net worth and $7.5 million working capital. To secure these advances, Milberg received a security interest in all of our accounts receivable and inventory located in the United States and a pledge of 66 2/3% of the stock in International SMC (HK) Ltd, our wholly-owned subsidiary. This agreement is effective for an initial term of two years, with successive automatic renewals unless either party gives notice of termination.

         Although this credit line is not equivalent to our previous lines, we believe that advances under this credit facility, as well as collection of our outstanding accounts receivable, will allow us enough available cash flow to continue operations until August 2004 and prepare for the upcoming fiscal year. We have been receiving collections of accounts receivable since the termination of our LaSalle agreement, which have served as working capital and enabled us to pay our obligations.

 BACKLOG

         We ship our products in accordance with delivery schedules specified by our customers, which usually request delivery within three months. In the consumer electronics industry, orders are subject to cancellation or change at any time prior to shipment. In recent years, a trend toward just-in-time inventory practices in the toy industry has resulted in fewer advance orders and therefore less backlog of orders for us. We believe that backlog orders at any given time may not accurately indicate future sales. In order to support customers with just in time inventory practice, many companies in the consumer electronics industry takes an active role in the inventory planning for their customers. These electronic companies will monitor the inventory held by their customers. If a customer's inventory falls below a certain level, the company will automatically re-order and ship the inventory to their customers. In order to utilize this method of inventory control, it is necessary to have stock of the product which can be shipped to the customer with little notice.

 EMPLOYEES

         As of March 1, 2004, we employed 45 persons, all of whom are full-time employees, including 3 executive officers. Fourteen of our employees are located at International SMC's corporate offices in Hong Kong. The remaining 31 of our employees are based in the United States; 3 are executive positions; 13 are engaged in warehousing and technical support, and the remaining 15 in accounting, marketing, sales and administrative functions.

 PROPERTIES

         Our corporate headquarters are located in Coconut Creek, Florida in an 18,000 square foot office and warehouse facility. Our four leases for this office space expire on August 31, 2004. We sublease showroom space at the International Toy Center in New York City. We have leased 9,393 square feet of office and showroom space in Hong Kong from which we oversee our China based manufacturing operations. Our two leases for this space in the Ocean Center building expire on April 30, 2005 and May 31, 2005, respectively.

         We have two warehouse facilities in southern California. The Compton facility has 69,000 square feet and the lease expires on February 23, 2008. The Rancho Dominguez location has 94,650 square feet, predominately warehouse and the lease expires on June 30, 2005. We will attempt to consolidate our operations and move all of our warehousing operations to either facility by subleasing either the Compton or Rancho Dominguez facility for the remaining term of its lease. As of March 1, 2004, we have not been successful in subleasing all of our warehouse space in these facilities; however, we have entered into a sublease for a portion of the warehouse space in our Rancho Dominguez facility.

         We believe that the facilities are well maintained, are in substantial compliance with environmental laws and regulations, and are adequately covered by insurance. We also believe that these leased facilities are not unique and could be replaced, if necessary, at the end of the term of the existing leases.

 LEGAL PROCEEDINGS

         We filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida, case number 97-22199-BKC-RBR, on April 11, 1997. On March 17, 1998, the U.S. Bankruptcy Court confirmed our First Amended Plan of Reorganization. As of June 10, 1998, our plan had been fully implemented.

         From July 2, 2003 through October 2, 2003, seven securities class action lawsuits and a shareholder's derivative action were filed against us and certain of our officers and directors in the United States District Court for the Southern District of Florida on behalf of all persons who purchased our securities during the various class action periods specified in the complaints. On September 18, 2003, United States District Judge William J. Zlock entered an order consolidating the seven (7) purported class action law suits and one (1) purported shareholder derivative action into a single action case styled Frank Bielansky v. Salberg & Company, P.A., et al - Case Number: 03-80596 - CIV - ZLOCK (the "Class Action"). The complaints that were filed allege violations of
Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934 and Rule 10(b)-5. The complaints seek compensatory damages, attorney's fees and injunctive relief. While the specific factual allegations vary slightly in each case, the complaints generally allege that our officers falsely represented our financial results during the relevant class periods. We believe the allegations in these cases are without merit and we intend to vigorously defend these actions.

         We entered into a settlement agreement with the plaintiffs of the Class Action Lawsuit in March 2004. This settlement is subject to document and final approval by the Court. On April 24, 2004, the Court is set to hear a motion for preliminary approval of the settlement. If granted, the Court will direct that notices be given to the shareholders who are members of the Class Action Lawsuit about their rights to participate in the settlement or to opt out.

         The terms of the settlement include a cash payment equal to $1,325,000, which includes $850,000 to be paid by our company and $475,000 to be paid by Salberg & Company, P.A., our former auditor. We expect that our portion of the cash payment will be covered by our liability insurance. The settlement also obligates us to implement certain corporate governance changes, including an expension of our Board of Directors to six memebers, with independent directors comprising at least 2/3 of the total Board seats, and may include other non-cash consideration.

         We entered into a separation and release agreement with an executive on December 19, 2003. The agreement provided for the individual to receive $159,281 in settlement of his contract with us. The amount has been expensed as compensation at December 31, 2003.

         We entered into a settlement agreement with an investment banker, AG Edwards, on November 17, 2003. Pursuant to this agreement, we will pay the sum of $181,067 over a six month period and have issued to the investment banker 40,151 shares of stock with a fair value of $94,355.

         We amended our convertible debenture agreements to increase the interest rate to 8.5% effective as of February 9, 2004 and to grant warrants to purchase an aggregate of 30,000 shares of the Company's common stock to the debenture holders on a pro-rata basis. These concessions are in consideration of the debenture holder's agreements to (i) enter into new subordination agreements with the our new lender, (ii) to waive all liquidated damages due under the transaction documents through July 1, 2004 and (iii) to extend the effective date of the Form S-1 registration statement until July 1, 2004. The new warrants have an exercise price equal to $1.52 per share, the fair market value of the Company's common stock on February 9, 2004, the date of the grant. The fair value of these warrants as calculated pursuant to Statement No. 123 is $30,981 and has been expensed as other operating expenses in the accompanying statements of operations.

         We are also subject to various other legal proceedings and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, in excess of applicable insurance coverage, is not likely to have a material effect on the financial condition, results of operations or liquidity of the Company. However, as the outcome of litigation or other legal claims is difficult to predict, significant changes in the estimated exposures could occur, which could have a material impact on the Company's operations.


                                     MANAGEMENT

 DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

         The following table sets forth certain information with respect to our executive officers and directors as of March 1, 2004.

          NAME                              AGE                POSITION
          ----                              ---                --------
          Yi Ping Chan                      39                 Chief Executive Officer, Chief Operating Officer,
                                                               Secretary and Director
          April J. Green                    40                 Chief Financial Officer
          John Dahl                         31                 Senior Vice-President of Finance
          Josef A. Bauer                    65                 Director
          Bernard Appel                     71                 Director
          Richard Ekstract                  72                 Director
          Harvey Judkowitz                  59                 Director
          Alicia Haskamp                    56                 Managing Director of International SMC

         YI PING CHAN has served as our Chief Operating Officer since May 2, 2003. Prior to this appointment, Chan was a consultant to Company from March 31, 2003 through May 2, 2003. He was a founder of MaxValue Capital Ltd., a Hong Kong-based management consulting and investment firm, and co-founder of E Technologies Ltd., Hong Kong, which specialized in health care technology transfer from April 1996 to March 2003. Prior to that, he was Chief Strategist and Interim CFO from January 2000 to June 2002, of a Hong Kong-based IT and business process consulting firm with operations in Hong Kong, China and the US. He also held a senior management position with a Hong Kong-based venture capital and technology holding company with operations in Hong Kong, China and the US from 1997 to December 1999. Mr. Chan earned an MBA in 1994 and a MSEE in 1990 from Columbia University, and a BSEE, in 1987 from Polytechnic University, New York.

         APRIL GREEN has served as our Chief Financial Officer since March 15, 2002. Ms. Green joined our company in June 1999 as our controller and was promoted to the position of Director of Finance & Administration in January 1, 2000. Prior to joining us, Ms. Green held various positions of increasing responsibility with Monogram International, a Florida-based novelty and toy company from February 1993 to June 1999. At Monogram, Ms. Green rose from Staff Accountant to Controller. Prior to February 1993, she served in a variety of financial positions in the automotive industry in the Tampa area. Ms. Green is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants (AICPA) and a member of the AWSCPA (American Woman's Society of CPA's).

         We are currently in negotiations with Ms. Green regarding her resignation as our Chief Financial Officer. See "Management - Employment and Other Agreements."

         JOHN DAHL has served as our Senior Vice-President of Finance since November 1, 2003. Prior to joining us, Mr. Dahl served as a consultant with American Express Tax Services from May 1999 through December 2003. While Mr.

Dahl was working with American Express, he was engaged as a consultant on our account by LaSalle. Prior to March 1999, Mr. Dahl attended law school at Northern Illinois University from September 1996 through May 1999. We are currently in negotiations with Mr. Dahl regarding his resignation as our Senior Vice President of Finance. See "Management's Employment and Other Agreements."

         JOSEF A. BAUER has served as a director since October 15, 1999. Mr. Bauer previously served as a director of the Company from February 1990 until September 1991 and from February 1995 until July 1997, when we began our Chapter 11 proceeding. Mr. Bauer presently serves as the Chief Executive Officer of the following three companies: Banisa Corporation, a privately owned investment company, since 1975; Trianon, a jewelry manufacturing and retail sales companies since 1978 and Seamon Schepps, also a jewelry manufacturing and retail sales company since 1999.

         BERNARD S. APPEL has served as a director since October 31, 2003. He spent 34 years at Radio Shack, beginning in 1959. At Radio Shack, he held several key merchandising and marketing positions and was promoted to the positions of President in 1984 and to Chairman of Radio Shack and Senior Vice President of Tandy Corporation in 1992. Since 1993 through the present date, Mr. Appel has operated the private consulting firm of Appel Associates, providing companies with merchandising, marketing and distribution strategies, creative line development and domestic and international procurement.

         RICHARD EKSTRACT has served as a director since October 31, 2003. Since 1959, Mr.Ekstract has created, financed and launched more than twenty periodicals about the consumer electronics industry, including Audio Times, Consumer Electronics Monthly, Consumer Electronics Show Daily, Autosound and Communications, Satellite Retailing, Video Business, Video Review, TWICE, CARS, and License! From January 1999 through February 2001, Mr. Ekstrakt was the managing partner of License Magazine, which was sold to Advanstar Communications. From March 2001 through the present date, Mr. Ekstract has served as the Managing Partner of Cottage & Gardens, LLC, a magazine providing advice to consumers on a range of topics, including decorating, gardening, homemaking and crafts. Mr. Ekstract was also founder and chairman of the Home Office Association of America where he served as Chairman from March 1990 through January 1999.

         HARVEY JUDKOWITZ has served as a director since March 29, 2004 and is the Chairman of our Audit Committee. He is licensed as a Certified Public Accountant in New York and Florida. From 1988 to the present date, Mr. Judkowitz has conducted his own CPA practice. He currently serves as the Chairman and CEO of UniPro Financial Services, a diversified financial services company. He also sits on the Board of Directors and serves as the Chair of the Audit Committee of the following public companies: Global Business Services, Inc., Pony Express USA, Intelligent Motor Cars, Inc. and Kirshner Entertainment & Technologies, Inc. He currently serves as the Interim Chief Financial Officer of Kirshner Entertainment & Technologies, Inc.

         ALICIA HASKAMP has served as the Managing Director of International SMC, our Hong Kong subsidiary since December 2000 through the present date. Prior to this time from October 1998 through Decembet 2000, Ms. Haskamp served as the Director of U.S. operations for Ulysse Nardin, S.A., a Swiss company engaged in the manufacture, distribution and sale of specialty watches.

         Our directors serve for a term of one year, or until their successors shall have been elected and qualified. Our executive officers are appointed and serve at the discretion of the Board of Directors.

 FAMILY RELATIONSHIPS

         There are no relationships between our current executive officers and directors. However, Alicia Haskamp is the widow of Walter Haskamp, who served as a director of our company from July 16, 1998 through July 1999.

 BOARD COMMITTEES

         We have an audit committee, an executive compensation/stock option committee and a nominating committee. The audit committee consists of Messrs. Judkowitz, Ekstract and Appel. The audit committee recommends the engagement of independent certified public accountants to the board, initiates and oversees investigations into matters relating to audit functions, reviews the plans and results of audits with our independent certified public accountants, reviews our internal accounting controls, and approves services to be performed by our independent certified public accountants. The executive compensation/stock option committee consists of Messrs. Judkowitz, Ekstract and Appel. The executive compensation/stock option committee considers and authorizes remuneration arrangements for senior management and grants options under, and administers our employee stock option plan. The entire Board of Directors operates as a nominating committee. The nominating committee is responsible for reviewing the qualifications of potential nominees for election to the Board of Directors and recommending the nominees to the Board of Directors for such election.

 DIRECTOR'S COMPENSATION

         It is the general policy of the Board that compensation for our independent directors should be a mix of cash and equity-based compensation. Our independent directors are those directors that meet the definition of independence contained in the American Stock Exchange listing requirements. We pay each independent director an annual director's fee of $10,000, which may be payable in cash or stock at the election of the Company. We also reimburse each director for the costs of attending each of our Board meetings. As of April 1, 2004, our independent directors are Jay Bauer, Bernard Appel, Richard Ekstract and Harvey Judkowitz. We do not compensate our employee directors for their service on our Board. As of April 1, 2004, our only employee director is Yi Ping Chan.

         In addition, it is our policy to grant options to each of our independent directors for each year of service on our Board. Each independent director will receive a grant of 10,000 options from our Year 2001 Stock Option

Plan for each year of service on our Board. The exercise price of the options will be equal to the fair market value of our common stock on the day before our annual or special shareholders meeting. The options will be exercisable for a period of five years after the vesting date. During fiscal 2002, we granted each of our three outside director options under our Year 2001 Plan to purchase a total of 10,000 shares at an exercise price of $11.09 per share.


 EXECUTIVE COMPENSATION

         The following table sets forth certain compensation information for the fiscal years ended March 31, 2003, 2002, and 2001 with regard to Edward Steele, our Chief Executive Officer during fiscal 2003, 2002 and 2001, and each of our other executive officers whose compensation exceeded $100,000 on an annual basis (the "Named Officers"):

                             SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                             -----------------------------------------   ------------------------------------------------------
                                                                                       SECURITIES
NAME OF INDIVIDUAL                                         OTHER         RESTRICTED   UNDERLYING/
AND                                                        ANNUAL          STOCK        OPTIONS/      LTIP        ALL OTHER
PRINCIPAL POSITION    YEAR     SALARY       BONUS       COMPENSATION(1)   AWARD(S)        SAR'S       PAYOUTS   COMPENSATION(2)
------------------    ----   ---------    ----------    --------------   ----------    ----------     -------   ---------------
Edward Steele         2003   $ 382,352    $        0    $        8,671      0              30,000         0    $        17,969
CEO(3)                2002   $ 364,145    $  192,133    $        8,258      0              15,000         0    $        17,908
                      2001   $ 320,865    $  256,289    $        7,938      0             315,000         0    $        10,515

John Klecha           2003   $ 300,117    $        0    $        6,555      0              24,000              $        13,264
President, COO(4)     2002   $ 286,111    $  157,200    $        6,242      0              15,000         0    $        11,725
                      2001   $ 255,777    $  205,031    $        6,000      0             300,000         0    $         6,007

April Green           2003   $ 122,200    $   25,000    $        3,900      0              20,000         0    $        13,551
CFO (5)               2002   $  88,825    $   25,000    $        3,900      0              30,000         0    $         7,091
                      2001   $  83,658    $   17,000    $        3,900      0               7,500         0    $         3,321

Jack Dromgold         2003   $ 210,277    $   50,000(7) $        5,538      0             100,000         0    $       154,072(8)
Executive Vice
President, Sales &
Marketing (6)

----------
     (1) The amounts disclosed in this column for fiscal 2003, 2002 and 2001 include automobile expense allowances, which are provided pursuant to the executive's employment agreements.

     (2) Includes the Company's matching contributions under its 401(k) savings plan and medical insurance pursuant to the executive's employment agreements.

     (3) Mr. Steele resigned as our Chief Executive Officer and as a director effective as of August 3, 2003.

     (4) Mr. Klecha resigned as our President and Chief Operating Officer effective as of May 2, 2003.

     (5) Ms. Green has served as our Chief Financial Officer since March 15, 2002. She served as the Director of Finance and Administration from January 1, 2000 through March 14, 2002 and as our controller from June 1999 through December 2000.

     (6) Mr. Dromgold joined our company on April 15, 2002.

     (7) Mr. Dromgold received $50,000 as a signing bonus when he joined our company pursuant to his employment agreement.

     (8) Includes relocation expenses of $45,529, the Company matching contributions of $8,543 under its 401(k) savings plan and medical insurance and a $100,000 value attributed to options granted to Mr. Dromgold. After one year of employment, Mr. Dromgold had the right to sell 50,000 options that were granted to him under his employment agreement back to the Company at a price of $100,000. Mr. Dromgold did not elect to exercise this right during fiscal 2003 and the Company extended this right for another year.

OPTION GRANTS IN FISCAL 2003

         The following table sets forth information concerning all options granted to our officers and directors during the year ended March 31, 2003. No stock appreciation rights ("SAR's") were granted.

                                                                       POTENTIAL REALIZABLE
                                    PERCENTAGE                           VALUE AT ASSUMED
                                     OF TOTAL                          ANNUAL RATES OF STOCK
                        SHARES       OPTIONS     EXERCISE                PRICE APPRECIATION
                       UNDERLYING   GRANTED TO    PRICE                  FOR OPTION TERM(2)
                        OPTIONS    EMPLOYEES IN    PER      EXPIRATION ---------------------
NAME                   GRANTED(1)  FISCAL YEAR    SHARE        DATE          5%          10%
-------------          ----------  ------------  ---------  ---------- ----------   ---------
Edward Steele          30,000(3)     5.25%      $  14.30     7/15/08   $  118,525   $ 261,908

John Klecha            24,000(3)     4.28%      $  14.30     7/15/08   $   94,800   $ 209,520

Jack Dromgold          50,000(4)     8.76%      $   8.61     8/14/07   $   92,775   $ 199,795
                       50,000(5)                $   9.00     12/31/08  $  124,327   $ 274,730

April Green            20,000(5)     3.50%      $   9.00     12/31/08  $   49,731   $ 109,891

----------
         (1) All options were granted pursuant to the Year 2001 Stock Option Plan. Option exercise prices were at the market when granted.

         (2) The dollar amounts under these columns are the result of calculations based on the market price on the date of grant at an assumed annual rate of appreciation over the maximum term of the option at 5% and 10% as required by applicable regulations of the SEC and, therefore, are not intended to forecast possible future appreciation, if any of the common stock price. Assumes all options are exercised at the end of their respective terms. Actual gains, if any, on stock option exercises depend on the future performance of the common stock.

         (3) All of these options vested on June 12, 2002, the date of grant.

         (4) Half of these options, 25,000 vested on April 15, 2003 and the remaining 25,000 vest on April 15, 2004.

         (5) Twenty percent of the options are exercisable on January 1, 2004 and 20% exercisable each January 1st thereafter with the last 20% becoming exercisable on January 1, 2008. These options expire with varying expiration dates from December 31, 2009 through December 31, 2013.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED MARCH 31, 2003 AND
OPTION VALUES

         The following table sets forth information as to the exercise of stock options during the fiscal year ended March 31, 2003 by our officers listed in our Summary Compensation Table and the fiscal year-end value of unexercised options.


                                                                                VALUE OF
                                                              NUMBER OF       UNEXERCISED
                                                             UNEXERCISED      IN-THE-MONEY
                                                              OPTIONS AT       OPTIONS AT
                                                           FISCAL YEAR END  FISCAL YEAR END(2)
                                                           -----------------------------------
                                 SHARES ACQUIRED    VALUE     EXERCISABLE/    EXERCISABLE/
NAME OF INDIVIDUAL                UPON EXERCISE    REALIZED  UNEXERCISABLE   UNEXERCISABLE
------------------               ---------------   --------  -------------   -------------
Edward Steele                          0             0        352,500/0       $2,251,050/0
John Klecha                            0             0        382,500/0       $2,502,330/0
Jack Dromgold                          0             0      25,000/75,000         $0/0
April Green                          1,000        $3,940    26,000/20,000      $128,440/0

----------
         (1) Value realized is based on the difference between the closing price of our common stock on the date of exercise and the option exercise prices times the number of outstanding options.

         (2) Value of unexercised options equals $6.98, the average of the high and low trading prices on March 31, 2003, less the option exercise price multiplied by the number of shares exercisable or unexercisable.


EMPLOYMENT AND OTHER AGREEMENTS

         YI PING CHAN. Effective as of May 2, 2003, we entered into a three-year employment agreement with Yi Ping Chan, our Chief Operating Officer. Mr. Chan is entitled to receive an annual salary equal to $250,000 per year, plus bonuses and increases in his annual salary, at the sole discretion of the Company's Board of Directors. In July 2003, Mr. Chan agreed to accept 15% of his salary during nine-month period between July 1, 2003 through March 31, 2004 in the form of stock rather than cash. We also agreed to grant Mr. Chan options to purchase 150,000 shares of the Company's common stock, of which 50,000 options will vest each year and to reimburse him for moving expenses of up to $40,000. In the event of a termination of his employment following a change of control, Mr. Chan would be entitled to a lump sum payment of 100% of the amount of his total compensation in the twelve months preceding such termination. During the term of his employment agreement and for a period of two year after his termination for cause and one year if he is terminated without cause Mr. Chan cannot directly or indirectly compete with our company in the karaoke industry in the United States.

         APRIL GREEN. On March 15, 2002, we entered into a three-year employment agreement with April Green, our Chief Financial Officer. Pursuant to Ms. Green's employment agreement, she is entitled to receive base compensation of $122,200 per year, which amount automatically increases during the second and third years by not less than the greater of 5% or the annual increase in the consumer price index. The agreement also provides for discretionary bonuses based on a percentage of the Company's current bonus pool. In the event of a termination of her employment following a change of control, Ms. Green would be entitled to a lump sum payment of 50% of the amount of her total compensation in the twelve months preceding such termination. During the term of her employment agreement and for a period of two years after her termination for cause and one year if terminated without cause, Ms. Green cannot directly or indirectly compete with our company in the karaoke industry in the United States.

         We are currently in negotiations with Ms. Green regarding her resignation as our Chief Financial Officer. We are planning to enter into a separation and release agreement with Ms. Green which provides for her to provide us with consulting services for a 20-day period after her resignation date and a severance payment equal to approximately $115,000, which will be paid to Ms. Green over an eight month period. As of April 1, 2004, we have not finalized the terms of this separation and release agreement.

         JOHN DAHL. On October 22, 2003, we entered into a three-year employment agreement with John Dahl, our Senior Vice President of Finance, commencing on November 3, 2003 and expiring on November 2, 2005. Mr. Dahl is entitled to receive an annual salary equal to $150,000 per year, plus bonuses and increases in his annual salary, at the sole discretion of our Board of Directors. We also agreed to grant Mr. Dahl options to purchase 50,000 shares of our common stock, which will be vested in accordance with the applicable stock option agreement. As of December 1, 2003, we have not granted these options to Mr. Dahl. We also agreed to pay Mr. Dahl $50,000 as a signing bonus and for his moving expenses.

         In the event of a termination of his employment following a change of control, Mr. Dahl would be entitled to a lump sum payment of 50% of the amount of his total compensation in the twelve months preceding such termination. During the term of his employment agreement and for a period of two year after his termination for cause and one year if terminated without cause, Mr. Dahl cannot directly or indirectly compete with our company in the karaoke industry in the United States.

         We are currently in negotiations with Mr. Dahl regarding his resignation as our Senior Vice President of Finance. We have not finalized any agreements with Mr. Dahl as of April 1, 2004.

         EDDIE STEELE. On February 27, 2004, we extended our employment agreement with Eddie Steele for another year to expire on February 28, 2005. Mr. Steele has been an executive officer of our company since September 1991. Mr. Steele will serve as our Director of Product Development for the next year. Mr. Steele is entitled to receive base compensation of $250,000 per year; however, Mr. Steele has agreed to take a 20% pay cut, so his base salary will be $200,000. The agreement also provides for discretionary bonuses. In the event of a termination of his employment following a change of control, Mr. Steele would be entitled to a lump sum payment of 50% of the amount of his total compensation in the twelve months preceding such termination. During the term of his employment agreement and for a period of one year after his termination for cause, Mr. Steele cannot directly or indirectly compete with our company in the karaoke industry in the United States. Edward Steele joined the Company in 1988 and has served as an executive officer since September 1991.

         JOHN KLECHA. Mr. Klecha was employed as our Chief Operating Officer pursuant to an employment agreement dated July 1, 2000. Mr. Klecha's employment agreement was to expire on May 31, 2003 and would automatically extend for an additional year, until May 31, 2004, unless either party gave written notice at least sixty days prior to the end of the three-year term. We gave Mr. Klecha notice that we would not renew his employment agreement in February 2003. Mr. Klecha resigned as our Chief Operating Officer and President, effective as of May 2, 2003, but remained as an employee until May 31, 2003. In connection with his resignation, we entered into a separation and release agreement. Under this agreement, we agreed to provide Mr. Klecha with a payment equal to $183,707, which consisted of (i) salary and auto allowance through May 31, 2003, (ii) four weeks of accrued vacation time, (iii) four months of salary and automobile allowance payments and (iv) seven months COBRA reimbursement payments. In exchange, Mr. Klecha agreed to release the Company from any liability in connection with termination of employment.

         JACK DROMGOLD. Mr. Dromgold was employed as our Executive Vice-president of Sales pursuant to an employment agreement dated April 15, 2002. Mr. Dromgold's resigned his position effective December 19, 2003, but remained as a consultant to the company until February 15, 2004. In connection with his resignation, we entered into a separation and release agreement. Under this agreement, we agreed to provide Mr. Dromgold with payments equal to $164,598 which consisted of (i) salary through June 30, 2004, (ii) $50,000 in cash on the resignation date, and (iii) three months COBRA reimbursement payments. We also entered into a two month consulting agreement with him. In return for this and upon registration of the shares underlying the agreement, he will receive common stock with a market value of $50,000. In exchange, Mr. Klecha agreed to release the Company from any liability in connection with termination of employment. As of April 1, 2004, we have not issued these shares to Mr. Dromgold.



EQUITY COMPENSATION PLANS AND 401(K) PLAN

         The Company has two stock option plans: the 1994 Amended and Restated Stock Option Plan ("1994 Plan") and the Year 2001 Stock Option Plan ("Year 2001 Plan"). Both the 1994 Plan and the Year 2001 Plan provide for the granting of incentive stock options and non-qualified stock options to our employees, officers, directors and consultants As of February 1, 2004, we had 358,700 options issued and outstanding under our 1994 Plan and 761,420 options are issued and outstanding under our Year 2001 Plan.

         The following table gives information about equity awards under our 1994 Plan and the Year 2001 Plan as of February 1, 2004.

--------------------------------------------------------------------------------------------------------------------------
                                NUMBER OF SECURITIES TO BE      WEIGHTED-AVERAGE      NUMBER OF SECURITIES REMAINING
                                   ISSUED UPON EXERCISE        EXERCISE PRICE OF      AVAILABLE FOR FUTURE ISSUANCE UNDER
                                 OR OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,       EQUITY COMPENSATION PLANS
PLAN CATEGORY                      WARRANTS AND RIGHTS        WARRANTS AND RIGHTS     (EXCLUDING SECURITIES IN COLUMN (A))
--------------------------------------------------------------------------------------------------------------------------
Equity Compensation
Plans approved by                       1,120,120                    $4.81                       1,188,580
Security holders
--------------------------------------------------------------------------------------------------------------------------
Equity Compensation Plans
Not approved by Security                    0                          0                             0
Holders
--------------------------------------------------------------------------------------------------------------------------

1994 PLAN

         Our 1994 Plan was originally adopted by our Board of Directors in May 1994 and it was approved by our shareholders on June 29, 1994. Our shareholders approved amendments to our 1994 Plan in March 1999 and September 2000. The 1994 Plan reserved for issuance up to 1,950,000 million share of our common stock pursuant to the exercise of options granted under the Plan. As of March 31, 2003, we had granted all the options that are available for grant under our 1994 Plan. As of March 1, 2004, we had 358,700 options issued and outstanding under the 1994 Plan and all of these options are fully vested as of March 31, 2003.

YEAR 2001 PLAN

         On June 1, 2001, our Board of Directors approved the Year 2001 Plan and our shareholders at a special meeting held September 6, 2001 subsequently approved it. The Year 2001 Plan was developed to provide a means whereby directors and selected employees, officers, consultants, and advisors of the Company would be granted incentive or non-qualified stock options to purchase common stock of the Company. The Year 2001 Plan authorizes an aggregate of 1,950,000 shares of the Company's common stock and a maximum of 450,000 shares to any one individual in any one fiscal year. The shares of common stock available under the Year 2001 Plan are subject to adjustment for any stock split, declaration of a stock dividend or similar event. At March 1, 2004, we have granted 821,420 options under the Year 2001 Plan, 216,233 of which are fully vested.

         The Year 2001 Plan is administered by our Stock Option Committee ("Committee"), which consists of two or more directors chosen by our Board. The Committee has the full power in its discretion to (i) grant options under the Year 2001 Plan, (ii) determine the terms of the options (e.g. - vesting, exercise price), (iii) to interpret the provisions of the Year 2001 Plan and
(iv) to take such action as it deems necessary or advisable for the administration of the Year 2001 Plan.

         Options granted to eligible individuals under the Year 2001 Plan may be either incentive stock options ("ISO's"), which satisfy the requirements of Internal Revenue Code Section 422, or non-statutory options ("NSO's"), which are not intended to satisfy such requirements. Options granted to outside directors, consultants and advisors may only be NSO's. The option exercise price will not be less than 100% of the fair market value of the Company's common stock on the date of grant. ISO's must have an exercise price greater to or equal to the fair market value of the shares underlying the option on the date of grant (or, if granted to a holder of 10% or more of our common stock, an exercise price of at least 110% of the under underlying shares fair market value on the date of grant). The maximum exercise period of ISO's is 10 years from the date of grant (or five years in the case of a holder with 10% or more of our common stock). The aggregate fair market value (determined at the date the option is granted) of shares with respect to which an ISO are exercisable for the first time by the holder of the option during any calendar year may not exceed $100,000. If that amounts exceeds $100,000, our Board of the Committee may designate those shares that will be treated as NSO's.

         Options granted under the Year 2001 Plan are not transferable except by will or applicable laws of descent and distribution. Except as expressly determined by the Committee, no option shall be exercisable after thirty (30) days following an individual's termination of employment with the Company or a subsidiary, unless such termination of employment occurs by reason of such individual's disability, retirement or death. The Committee may in its sole discretion, provide in a grant instrument that upon a change of control (as defined in the Year 2001 Plan) that all outstanding option issued to the grantee shall automatically, accelerate and become full exercisable. Additionally, the obligations of the Company under the Year 2001 Plan are binding on (1) any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company or (2) any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company. In the event of any of the foregoing, the Committee may, at its discretion, prior to the consummation of the transaction, offer to purchase, cancel, exchange, adjust or modify any outstanding options, as such time and in such manner as the Committee deems appropriate.

401(K) PLAN

         Effective January 1, 2001, we adopted a voluntary 401(k) plan. All employees with at least one year of service are eligible to participate in our 401(k) plan. In fiscal 2002, we made a matching contribution of 100% of salary deferral contributions up to 3% of pay, plus 50% of salary deferral contributions from 3% to 5% of pay for each payroll period. The amounts charged to earnings for contributions to this plan and administrative costs during the years ended March 31, 2003, 2002 and 2001 totaled $61,466, $41,733 and $8,682, respectively.

                              CERTAIN TRANSACTIONS

         On or about July 10, 2003, certain officers and directors of our company advanced $1 million to our company pursuant to written loan agreements. The officer was Yi Ping Chan and the directors were Jay Bauer and Howard Moore. Additionally, Maureen LaRoche, a business associate of Mr. Bauer, participated in the financing. This loan bears interest at the rate of 9.5% per annum. It is presently expected that the loan will be repaid after March 31, 2004, as the debt is subordinated to our agreement with Milberg Factors, Inc.

         When our outside Board members approved this transaction, they approved the interest rate on the loan and also approved granting additional compensation, such as warrants, to the investment group, if an investment bank provided a fairness opinion on the issuance of the additional consideration. Under Delaware law, the members of our Board of Directors have the authority to approve additional compensation to the investment group. If we retain an investment banking firm, we will accept recommendations from it on the type and amount of additional compensation that should be granted to the investment group. We expect that any additional compensation would probably be warrants, because unlike the issuance of stock, warrants with an exercise price equal to the fair market value on the date of grant, do not have a direct impact on our statement of operations. However, we will remain open to any suggestions from our investment banking firm on the amount and type of compensation that would be acceptable for this transaction.

         On about March 4, 2003, Jay Bauer, one of our directors advanced $400,000 to International SMC pursuant to a letter agreement, which used the funds to make an advance to a vendor for the purchase of raw materials for the production of our machines. We were to repay Mr. Bauer's loan in two months on or about May 4, 2003 and the loan bore interest at the rate of 8% per annum. We repaid $200,000 on the loan on or about May 4, 2003 and the remaining balance was paid on or about October 10, 2003.

         On July 1, 1999, we loaned $55,000 to each of Eddie Steele and John Klecha to purchase 2 units in our private placement. In May and June 1999, we raised $1,100,000 in a private offering. Our company needed the capital because we had just emerged from our Chapter 11 filing. We sold 40 units to 17 investors at an offering price of $27,500 per unit. Each unit consisted of 20,000 shares of the Company's convertible preferred stock and warrants to purchase 4,000 shares of the Company's common stock . These loans bore interest at the rate of 9% per annum and were due on June 28, 2001. Mr. Klecha and Mr. Steele repaid these loans and all accrued interest in June 2001.

         In June 1999, we arranged a credit facility with Main Factors Inc., whereby Main Factors purchased certain of our accounts receivable. To secure the credit facility, John Klecha, our Chief Operating Officer and Chief Financial Officer at that time, provided his personal payment guaranty. In July 1999, we entered into an agreement with EPK Financial Corporation ("EPK") whereby EPK provided letters of credit to our factories to import inventory for distribution to our customers. To secure the EPK facility, Edward Steele and John Klecha each provided their personal guarantees. In consideration for providing their personal guarantees of these credit facilities, we issued 200,000 shares of our common stock to Mr. Steele and 150,000 shares of our common stock to Mr. Klecha in June 1999. Both agreements with Main Factors and EPK were terminated in April 2001. We issued the shares to Mr. Steele and Mr. Klecha in reliance upon Section 4(2) of the Securities Act of 1933, because each of them was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability We amortized the value of these deferred guarantee fees over a two year period, which was completed in the first quarter of fiscal 2002.

                             PRINCIPAL STOCKHOLDERS

         The following table set forth as of March 1, 2004, certain information concerning beneficial ownership of our common stock by:

         o all directors of the Company,

         o all executive officers of the Company.
         o persons known to own more than 5% of our common stock;

         Unless otherwise indicated, the address for each person is The Singing Machine Company, Inc., 6601 Lyons Road, Building A-7, Coconut Creek, Florida 33073. As of March 1, 2004, we had 8,752,320 shares of our common stock issued and outstanding.

         As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

         The following table set forth as of March 1, 2004, certain information concerning beneficial ownership of our common stock by:

         o all directors of the Company,
         o all executive officers of the Company.
         o persons known to own more than 5% of our common stock;

         Unless otherwise indicated, the address for each person is The Singing Machine Company, Inc., 6601 Lyons Road, Building A-7, Coconut Creek, Florida 33073. As of March 1, 2004, we had 8,752,320 shares of our common stock issued and outstanding.

         As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

                                                                          SHARES OF                  PERCENTAGE OF
NAME                                                                    COMMON STOCK                 COMMON STOCK
---------------------------------------------------                     ------------                 -------------
Y.P. Chan                                                                 67,652(1)                        *
Chief Executive Officer and Chief Operating Officer

April Green                                                               31,050(2)                        *
Chief Financial Officer

John Dahl                                                                     0                            *
Senior Vice President of Finance

Joseph Bauer                                                             975,572(3)                     11.14%
Director

Bernard Appel                                                                 0                            *
Director
                                                                            2,000                          *
Richard Ekstract
Director

Eddie Steele                                                            1,169,596(4)                    12.84%
Former Chief Executive Officer And Director(5)

John Klecha                                                              810,811(5)                      9.26%
Former Officer and Director(6)

Wellington Management Company, LLP(7)                                    939,400(6)                     10.73%

All Directors and Executive Officers as a Group                         1,076,274(7)                    12.12%

----------
*Less than 1%.

(1) Includes 50,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004.

(2) Includes 30,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004.

(3) Includes 17,596 shares which are held by Mr. Bauer directly, 360,000 shares held by Mr. Bauer's pension plan, 179,600 shares held by the Bauer Family Limited Partnership, 200,000 shares held by Mr. Bauer's wife, 193,975 shares held by Mr. Bauer and his wife directly and 20,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004.

(4) Effective as of August 3, 2003, Mr. Steele resigned as our Chief Executive Officer and as a director. Mr. Steele will continue to be an employee of the Company until February 28, 2004. Includes 152,910 shares held by Mr. Steele's wife and 352,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004.

(5) Mr. Klecha resigned as Chief Operating Officer effective as of May 2, 2003 and as a director effective as of July 28, 2003.

(6) The address of Wellington Management Company, LLP is 78 State Street, Boston, Massachusetts 02109. All of the information presented in this item with respect to this beneficial owner was extracted solely from their Scheduled 13G filed on February 12, 2004.

(7) Includes 100,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004/


                            DESCRIPTION OF SECURITIES

         We are authorized to issue:
         o 18,900,000 shares of common stock,
         o 100,000 shares of Class A common stock, and
         o 1,000,000 shares of convertible preferred stock.

         As of March 1, 2004, we have 8,752,320 shares of our common stock issued and outstanding and no shares of Class A common stock or convertible preferred stock are issued and outstanding.

COMMON STOCK

         We are authorized to issue up to 18,900,000 shares of our common stock, par value $0.01 per share. The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and, except as noted herein, there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and nonassessable.

CLASS A COMMON STOCK

         Our Certificate of Incorporation authorizes the issuance of 100,000 shares of Class A Common Stock, par value $0.01 per share. In connection with our public offering in 1994, all issued shares of our Class A common stock were converted into shares of our common stock. We do not plan on issuing any shares of our Class A common stock and will delete this provision from our Certificate of Incorporation when we file the next amendment to our Certificate of Incorporation, which will be at our next shareholder's meeting.

CONVERTIBLE PREFERRED STOCK

         Our Board of Directors has the authority, without further action by our stockholders, to issue up to 1,000,000 shares of our preferred stock, par value $1.00 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof. In April 1999, we authorized the issuance of 1,000,000 shares of our convertible preferred stock in connection with a private offering of our units. All of these shares of convertible preferred stock were converted into shares of our common stock automatically on April 1, 2000.

         We do not plan on issuing any shares of our convertible preferred stock in the near future and will delete this provision from our Certificate of Incorporation when we file the next amendment to our Certificate of Incorporation, which will be at our next shareholder's meeting.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION, BYLAWS AND DELAWARE LAW


         Certain provisions of our amended certificate of incorporation, bylaws and Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.


CUMULATIVE VOTING


         Our amended certificate of incorporation does not permit our stockholders the right to cumulate votes in the election of directors.


SPECIAL MEETING OF STOCKHOLDERS


         Our bylaws provided that special meetings of our stockholders may only be called by (1) resolution of the Board or the president or (2) the president or the secretary upon the written request (stating the purpose of the meeting) of a majority of the directors then in office or the holders of a majority of the outstanding shares entitled to vote.


AUTHORIZED BUT UNISSUED SHARES


         The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including public or private offerings to raise capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us, by means of a proxy contest, tender offer, merger or otherwise.


LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS


         We have adopted provisions in our amended certificate of incorporation and bylaws that limit the liability of our directors to the fullest extent permitted by the by the Delaware General Corporation Law. Pursuant to such provisions, no director will be liable to the Company or its stockholders for monetary damages for breaches of certain fiduciary duties as a director of the Company. The limitation of liability will not affect a director's liability for
(1) a breach of the director's duty of loyalty to the Company or its stockholders, (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) any unlawful distributions, or (4) a transaction from which the director receives an improper personal benefit. The limitation of liability also will not affect the availability of equitable remedies such as injunctive relief or rescission.


         Our amended certificate of incorporation and bylaws require us to indemnify our officers and directors to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, indemnify our directors and executive officers for certain expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of the Company, arising out of the person's services as a director or executive officer of the Company or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.


         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling person based on the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.


DELAWARE LAW


         Under Delaware law, a corporation may not engage in any "business combination" (as defined in the Delaware General Corporation Law) with an "interested stockholder" for three years after such stockholder becomes an interested stockholder. An interested stockholder is any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation. A corporation may enter into a business combination with an interested stockholder if:

         (a) the Board of Directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder before the date on which the stockholder becomes an interested stockholder;

         (b) upon consummation of the transaction resulting in the stockholder reaching the 15% threshold, the stockholder owned 85% of the outstanding voting shares at the time the transaction commenced, excluding those shares held by directors who are also officers or employee stock plans in which the participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer; or

         (c) on or subsequent to becoming an interested stockholder, the business combination is approved by the Board of Directors and is authorized at a meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

TRANSFER AGENT

         The transfer agent for our common stock is Continental Stock Transfer & Trust Co., 2 Broadway New York, New York 10004.


                         SHARES ELIGIBLE FOR FUTURE SALE


         As of March 1 2004, we have 8,752,320 shares of our common stock issued and outstanding. If the 2,795,465 shares registered in this Prospectus are issued, we will have 11,551,785 shares issued and outstanding. Of these shares, all of the 2,795,465 shares registered in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Shares that cannot be traded without restriction are referred to as "restricted securities" as that term is defined in Rule 144 under the Securities Act. As of March 1, 2004, approximately 5,954,796 shares are eligible for sale under Rule 144. Restricted securities may be sold in the public market only if registered of if they qualify for an exemption from registration under Rule 144 of the Securities Act.


RULE 144

         In general, under Rule 144 as currently in effect, a person (or group of person whose shares are aggregated), including affiliates of the Company, who have beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period, an amount of restricted securities that does not exceed the greater of:


         o 1% of the number of shares of common stock then outstanding (approximately 87,563 shares as of March 1, 2004; or

         o the average weekly trading volume in the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

         Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         No prediction can be made as to the effect, if any that market sales of the Company's common stock, or the availability of the common stock for sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of a significant number of shares of the Company's common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and impair our future ability to raise capital through an offering of equity securities. See "Risk Factors - Future sales of our common stock may depress our stock price."


                                  LEGAL MATTERS

         The validity of the securities being offered hereby will be passed upon by Adorno & Yoss, P.A., 700 S. Federal Highway, Suite 200, Boca Raton, Florida 33432.

                                     EXPERTS


         Our financial statements for the year ended March 31, 2003 appearing in this Prospectus and registration statement have been audited by Grant Thornton LLP, as independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon the report given on the authority of the firm as experts in accounting and auditing. Our financial statements for the years ended March 31, 2002 and 2001 appearing in this Prospectus and registration statement have been audited by Salberg & Company, P.A., as independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon the report given on the authority of the firm as experts in accounting and auditing.



                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, with respect to the offer, issuance and sale of 2,795,465 shares of our common stock. This Prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us, and the shares of our common stock to be sold in this offering, we make reference to the registration statement.


         You may read and copy all or any portion of the registration statement or any other information, which we filed at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The address for the SEC's public reference room in Washington, D.C. is Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating filing fee, by writing to the SEC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to you free or charge at the SEC's web site at http://www.sec.gov.

                        THE SINGING MACHINE COMPANY, INC.

                          INDEX TO FINANCIAL STATEMENTS


                     UNAUDITED FINANCIAL STATEMENTS FOR THE
                  NINE MONTHS ENDED DECEMBER 31, 2003 AND 2002

Consolidated Balance Sheets - December 31, 2003 (Unaudited) and March 31, 2003

Consolidated Statements of Operations - Nine Months Ended December 31, 2003 and 2002 (Unaudited)

Consolidated Statements of Cash Flows . - Nine Months Ended December 31, 2003 and 2002 (Unaudited)


Notes to Consolidated Financial Statements

    AUDITED FINANCIAL STATEMENTS AS OF MARCH 31, 2003 AND 2002 AND THE FISCAL
                    YEARS ENDED MARCH 31, 2003, 2002 AND 2001


Independent Certified Public Accountants'  Reports


Consolidated Balance Sheets as of March 31, 2003 and 2002

Consolidated Statements of Earnings for the Years Ended March 31, 2003, 2002 and 2001

Consolidated Statements of Changes in Stockholders' Equity for the Years Ended March 31, 2003, 2002 and 2001

Consolidated Statements of Cash Flows for the Years ended March 31, 2003, 2002 and 2001

Notes to Consolidated Financial Statements as of March 31, 2003, 2002 and 2001

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS




                                                                          DECEMBER 31,        MARCH 31,
                                                                              2003              2003
                                                                          ------------      ------------
                                                                          (UNAUDITED)
                                     ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                 $    235,958      $    268,265
Restricted Cash                                                                866,413           838,411
Accounts Receivable, less allowances of $816,235 and $405,759
  respectively                                                              14,729,176         5,762,944
Due from manufacturer                                                        1,112,200         1,091,871
Inventories, net                                                             8,029,371        25,194,346
Prepaid expense and other current assets                                     2,294,377         1,483,602
Deferred tax asset                                                                --           1,925,612
                                                                          ------------      ------------
     TOTAL CURRENT ASSETS                                                   27,267,495        36,565,051

PROPERTY AND EQUIPMENT, at cost less accumulated depreciation of
  $2,567,480 and $1,472,850 respectively                                     1,365,687         2,026,252
OTHER ASSETS
Other non-current assets                                                       970,464           343,991
                                                                          ------------      ------------
     TOTAL ASSETS                                                         $ 29,603,646      $ 38,935,294
                                                                          ============      ============
                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Bank overdraft                                                            $     85,236      $    316,646
Accounts payable                                                             5,331,470         8,486,009
Accrued expenses                                                             2,587,579         1,443,406
Subordinated debt-related parties                                            1,000,000           400,000
Revolving credit facilities                                                  7,115,114         6,782,824
Income taxes payable                                                         2,872,509         3,821,045
                                                                          ------------      ------------
    TOTAL CURRENT LIABILITIES                                               18,991,908        21,249,930
                                                                          ------------      ------------
LONG TERM LIABILITIES
Convertible debentures, net of unamortized discount of $3,046,000              954,210              --
                                                                          ------------      ------------
    TOTAL LIABILITIES                                                       19,946,118        21,249,930

SHAREHOLDERS' EQUITY
Preferred stock, $1.00 par value; 1,000,000 shares authorized, no
shares issued and outstanding                                                     --                --
Common stock, Class A, $.01 par value;  100,000 shares authorized; no
shares issued and outstanding                                                     --                --
Common stock, $0.01 par value;  18,900,000 shares authorized;
8,752,320 and 8,171,678 shares issued and outstanding                           87,523            81,717
Additional paid-in capital                                                  10,234,410         4,843,430
Retained earnings                                                             (664,405)       12,760,217
                                                                          ------------      ------------
    TOTAL SHAREHOLDERS' EQUITY                                               9,657,528        17,685,364
                                                                          ------------      ------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $ 29,603,646      $ 38,935,294
                                                                          ============      ============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                                       Three Months Ended                  Nine Months Ended
                                                          December 31,                        December 31,
                                                 ------------------------------      ------------------------------
                                                     2003              2002              2003              2002
                                                 ------------      ------------      ------------      ------------
                                                                   (as restated)                       (as restated)
NET SALES                                        $ 28,689,623      $ 45,659,446      $ 68,053,739      $ 81,915,443

COST OF SALES
  Cost of goods sold                               30,782,268        36,628,126        64,948,809        64,155,095
  Impairment of tooling                               508,480              --             508,480              --
                                                 ------------      ------------      ------------      ------------
GROSS PROFIT                                       (2,601,125)        9,031,320         2,596,449        17,760,348

OPERATING EXPENSES:
  Compensation                                      1,097,327         1,257,519         3,552,718         2,827,823
  Freight & handling                                  523,177           944,169         1,153,353         1,605,445
  Selling, general & administrative expenses        3,410,116         1,748,400         8,908,899         4,675,279
                                                 ------------      ------------      ------------      ------------

TOTAL OPERATING EXPENSES                            5,030,620         3,950,088        13,614,971         9,108,547
                                                 ------------      ------------      ------------      ------------
(LOSS) EARNINGS FROM OPERATIONS                    (7,631,744)        5,081,232       (11,018,521)        8,651,801

OTHER INCOME (EXPENSES):
  Other income                                         32,098            38,628           (50,882)          196,648
  Interest expense                                   (687,178)         (117,704)       (1,194,541)         (228,597)
  Interest income                                        --                --                --              11,943
                                                 ------------      ------------      ------------      ------------

NET OTHER (EXPENSES) INCOME                          (655,079)          (79,076)       (1,245,422)          (20,006)

NET (LOSS) EARNINGS BEFORE INCOME TAX              (8,286,825)        5,002,156       (12,263,944)        8,631,795

INCOME TAX EXPENSE                                  2,163,776         1,681,629         1,160,678         2,674,659
                                                 ------------      ------------      ------------      ------------
NET (LOSS) EARNINGS                              $(10,450,601)     $  3,320,527      $(13,424,622)     $  5,957,136
                                                 ============      ============      ============      ============

(LOSS) EARNINGS PER SHARE:
      Basic                                      $      (1.20)     $       0.41      $      (1.58)     $       0.74
      Diluted                                    $      (1.20)     $       0.37      $      (1.58)     $       0.67

WEIGHTED AVERAGE COMMON AND
COMMON EQUIVALENT  SHARES OUTSTANDING:
      Basic                                         8,729,818         8,123,548         8,503,065         8,101,441
      Diluted                                       8,729,818         8,944,027         8,503,065         8,947,897


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                             FOR THE NINE MONTHS ENDED
                                                                                    DECEMBER 31,
                                                                           ------------------------------
                                                                               2003              2002
                                                                           ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES                                                          (restated)
     Net (loss) earnings                                                   $(13,424,622)     $  7,475,119
     Adjustments to reconcile net (loss) earnings to net cash used in operating activities
     Depreciation and amortization                                            1,165,687           454,806
     Impairment of tooling                                                      508,480
     Provision for inventory                                                  4,996,685              --
     Provision for bad debt                                                     410,476              --
     Amortization of discount on convertible debentures                         444,584              --
     Stock compensation expense                                                 511,299              --
     Deferred tax benefit                                                     1,925,612           452,673
     Changes in assets and liabilities:
     (Increase) decrease in:
     Accounts Receivable                                                     (9,376,708)      (15,998,298)
     Due from manufacturer                                                      (20,329)         (264,908)
     Inventories                                                             12,168,290       (20,742,572)
     Prepaid Expenses and other assets                                         (858,011)       (1,218,091)
     Increase (decrease) in:
     Accounts payable                                                        (3,154,539)       11,203,268
     Accrued expenses                                                           653,540         3,705,878
     Income taxes payable                                                      (948,536)          572,254
                                                                           ------------      ------------
         Net Cash Used in Operating Activities                               (4,998,092)      (14,359,871)
                                                                           ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                                        (434,065)       (1,112,376)
                                                                           ------------      ------------
         Net cash used in Investing Activities                                 (434,065)       (1,112,376)
                                                                           ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Borrowings from revolving credit facilities                             27,777,630        37,612,713
     Repayments to revolving credit facilities                              (27,445,340)      (27,449,625)
     Proceeds from issuance of convertible debentures                         4,000,000              --
     Bank Overdraft                                                            (231,410)             --
     Restricted cash                                                            (28,002)           (3,640)
     Payment of financing fees related to convertible debentures               (255,000)             --
     Proceeds from subordinated debt-related parties, net                       600,000              --
     Proceeds from exercise of stock options and warrants                       981,972           155,579
                                                                           ------------      ------------
         Net cash provided by Financing Activities                            5,399,850        10,315,027
                                                                           ------------      ------------
DECREASE IN CASH AND CASH EQUIVALENTS                                           (32,307)       (5,157,220)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                268,265         5,520,147
                                                                           ------------      ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                 $    235,958      $    362,927
                                                                           ============      ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID FOR THE NINE MONTHS ENDED DECEMBER 31, 2003
     Interest                                                              $    591,817      $    228,597
                                                                           ============      ============
     Income Taxes                                                          $  1,388,102      $     73,207
                                                                           ============      ============
NON-CASH FINANCING ACTIVITIES
     Stock based compensation                                              $    511,299      $       --
                                                                           ============      ============
     Discounts for warrants issued in connection with and beneficial       $  3,494,274      $       --
     conversion feature of convertible debentures
                                                                           ============      ============
     Financing fees in connection with convertible debenture issuance,
     paid in stock and warrants                                                 409,527              --
                                                                           ============      ============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                 THE SINGING MACHINE COMPANY, INC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements include the accounts of The Singing Machine Company, Inc. and International SMC (H.K.) Ltd., its wholly-owned subsidiary (the "Company", "The Singing Machine"). All significant intercompany transactions and balances have been eliminated. The unaudited consolidated financial statements have been prepared in conformity with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission and therefore do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America. However, all adjustments (consisting of normal recurring accruals), which, in the opinion of management, are necessary for a fair presentation of the financial statements, have been included. Operating results for the period ended December 31, 2003 are not necessarily indicative of the results that may be expected for the remaining quarter or the year ending March 31, 2004 due to seasonal fluctuations in The Singing Machine's business, changes in economic conditions and other factors. For further information, please refer to the Consolidated Financial Statements and Notes thereto contained in The Singing Machine's Annual Report on Form 10-K for the year ended March 31, 2003.

INVENTORIES

Inventories are comprised of electronic karaoke audio equipment, accessories, and compact discs and are stated at the lower of cost or market, as determined using the first in, first out method. The following table represents the major components of inventory at the dates specified.


                                 December 31, 2003       March 31, 2003
                                 -----------------       --------------

Finished goods                     $ 13,463,330           $ 27,807,763
Inventory in transit                  1,200,221              1,101,940
Provision for losses                 (6,634,180)            (3,715,357)
                                   ------------           ------------

Total Inventory                    $  8,029,371           $ 25,194,346
                                   ============           ============

Although management has taken a provision, which they estimate, based on recent contacts with customers, to be a sufficient reserve for potential losses on disposal of existing inventory, the Company's sales are highly seasonal and unit sales and their related selling prices during peak seasons may not meet expectations. Therefore, management's estimates could differ significantly from actual outcome and have a material impact on future operations. The Company also made the decision to discontinue certain models from their line. A reserve was taken against the remaining inventories of these discontinued items to enable the items to be sold through alternate sales arenas, such as through liquidation facilities. Management believes that at September 30, 2003, there was not sufficient evidence warranting an additional reserve against inventory at that time, as the peak selling season had just begun and there were no indications that the inventory would not be sold.

RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to the current period presentation.

STOCK BASED COMPENSATION


The Company accounts for stock options issued to employees using the intrinsic value method in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price, if any. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company applied the disclosure provisions of Statement of Financial Accounting Standards ("Statement") No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of Statement No. 123", "Accounting for Stock Based Compensation", which permits entities to provide pro forma net earnings (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in Statement No. 123 had been applied to options granted.


Had compensation cost for the Company's stock-based compensation plan been determined using the fair value method for awards under that plan, pursuant to Statement No. 123, the Company's net (loss) earnings would have been changed to the pro-forma amounts indicated below.

                                                   FOR THE THREE MONTHS ENDED DECEMBER 31,    FOR THE NINE MONTHS ENDED DECEMBER 31,
                                                         2003                 2002                  2003                2002
                                                   ------------------  -------------------    -----------------  -------------------

Net (loss) earnings                As reported         $(10,450,601)           $3,320,527        $(13,424,622)           $5,957,136
                                   Pro forma           $(10,653,283)           $3,291,655        $(14,032,668)           $5,870,518
Net (loss) earnings per share -    As reported               $(1.20)                $0.41              $(1.58)                $0.74
basic
                                   Pro forma                 $(1.22)                $0.41              $(1.65)                $0.72
Net (loss) earnings per share      As reported               $(1.20)                $0.37              $(1.58)                $0.67
-diluted
                                   Pro forma                 $(1.22)                $0.37              $(1.65)                $0.66

Stock-based compensation                                         --                    --             511,933                    --

For stock options and warrants issued to non-employees, the Company applies the fair value method of accounting pursuant to Statement 123. Due to a change in status of a former employee, an expense of $220,835 was charged to compensation expense in August 2003.

For financial statement disclosure purposes and for purposes of valuing stock options and warrants issued to non-employees, the fair market value of each stock option granted was estimated on the date of grant using the Black-Scholes Option-Pricing Model in accordance with Statement No. 123 using the following weighted-average assumptions:

Third Quarter 2004: expected dividend yield 0%, risk-free interest rate of 2.5%, volatility 110.05% and expected term of five years. Third Quarter 2003: expected dividend yield 0%, risk-free interest rate of 6.8%, volatility 42% and expected term of two years.

RECENT ACCOUNTING PRONOUNCEMENTS

Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. Statement 149 is generally effective for contracts entered into or modified after June 30, 2003 (with a few exceptions) and for hedging relationships designated after June 30, 2003. The provisions of Statement 149 did not have a material impact on the Company's financial position or results of operations.

Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in statements of financial position. This statement is effective for instruments entered into or modified after May 31, 2003. The provisions of Statement 150 did not have a material impact on the Company's financial position or results of operations.

NOTE 2 - GOING CONCERN

The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern (See Management Discussion and Analysis - Liquidity and Capital Resources).

On March 14, 2003, the Company was notified of its violation of the tangible net worth covenant of its Loan and Security Agreement (the "Agreement") with its commercial lender and the Company was declared in default under the Agreement. The lender amended the Agreement on August 19, 2003. Pursuant to this fourteenth amendment the loan was extended until March 31, 2004 and the condition of default was waived.

As of December 31, 2003, the Company again violated the tangible net worth and working capital covenants of the Agreement. As of January 31, 2004 the loan was paid in full, the facility was terminated and the UCC filings were released.


NOTE 3 - RESTATEMENT OF FINANCIAL STATEMENTS FOR THE FISCAL YEARS 2002 AND 2001

In June 2003, management revised its position on taxation of the income of International SMC (H.K.) Ltd., its wholly-owned subsidiary, by the United States and by the Hong Kong tax authorities for the reasons stated below.

With regard to taxation in Hong Kong, International SMC had previously applied for a Hong Kong offshore claim income tax exemption based on the locality of its profits. Management believed that the exemption would be approved because the source of all profits of International SMC is from exporting to customers outside of Hong Kong. Accordingly, no provision for income taxes was provided in the consolidated financial statements as of March 31, 2002 and 2001. However, full disclosure was previously reflected in the audited financial statements for years ended March 31, 2002 and 2001 of the estimated amount that would be due to the Hong Kong tax authority should the exemption be denied. Management is continuing its exemption application process. However, due to the extended period of time that the application has been outstanding, as well as management's reassessment of the probability that the application will be approved, management has determined to restate the 2002 and 2001 consolidated financial statements to provide for such taxes. The effect of such restatement is to increase income tax expense by $748,672 and $468,424 in fiscal 2002 and 2001, respectively. However, the Company can claim United States foreign tax credits in 2002 for these Hong Kong taxes, which is reflected in the final restated amounts.

With regard to United States taxation of foreign income, the Company had originally taken the position that the foreign income of the Hong Kong subsidiary was not taxable under the Internal Revenue Code (Section 956) until such income is repatriated, or brought back into the United States as taxable income. It was expected that this income would remain in Hong Kong. Full disclosure of the amount and nature of the indefinite deferral for fiscal year 2002 was reflected in the income tax footnote of the consolidated financial statements for that year. The internal revenue code, regulations and case law regarding international income taxation is quite complex and subject to interpretation. Each case is determined based on the individual facts and circumstances. Due to certain inter-company loans, relating to inventory purchases, made in 2002 and 2003, the profits previously considered to be indefinitely deferred became partially taxable as "deemed dividends" under section 956 of the Internal Revenue Code. Although certain arguments against the imposition of a "deemed dividend" may be asserted, management has determined to restate the fiscal year 2002 consolidated financial statements based on its reassessment of its original position. The effect of such restatement is to increase income tax expense by $1,027,545 in fiscal year 2002, which includes the utilization of the foreign tax credits referred to above.

The net effect of the above two adjustments for the quarter and nine months ended December 31, 2002 is to decrease net income by $576,060 and $1,517,983, respectively. The net effect on net income per share is to decrease net income per share basic and diluted by $0.07 and $0.06 for the quarter and $0.18 and $0.17 for the nine months ended December 31, 2002.

NOTE 4 - IMPAIRMENT OF TOOLING

Pursuant to Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company recorded a loss on impairment of tooling. In December 2003, and as a result of the Company's decision to discontinue certain models, management estimated that the amounts recoverable on certain tooling through future operations, on an undiscounted basis, were below their book values. An expense of $508,480 was charged to operations for this impairment.

NOTE 5 - PROVISION FOR INCOME TAX

Significant management judgment is required in developing the Company's provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. At December 31, 2003, the Company concluded that a valuation allowance was needed against all of the Company's deferred tax assets, as it is not more likely than not that the deferred taxes will be realized. For the three months ended December 31, 2003, the Company recorded a tax provision of $2.2 million. This provision was created because the valuation allowance established against the deferred tax asset exceeded the amount of the benefit created from carrying back a portion of the current period losses. The carry-back of the losses from the current period resulted in an income tax receivable of $1.2 million, which is included in prepaid and other current assets in the accompanying balance sheets.

The Company's wholly-owned subsidiary, has applied for an exemption of income tax in Hong Kong. Therefore, no taxes have been expensed or provided for at the Subsidiary level. Although the governing body has reached no decision to date, the U.S. parent company has reached the decision to provide for the possibility that the exemption could be denied and accordingly has recorded a provision in fiscal 2004, 2003, 2002, and 2001. For the nine months ended December 31, 2003, a provision of $424,763 was recorded at the Hong Kong statutory rate of 17.5%. Accrued Hong Kong taxes payable on the current and prior earnings of the Company's Hong Kong subsidiary totaled $2.9 million at December 31, 2003.

The Company operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management's opinion, adequate provisions for income taxes have been made.

NOTE 6 - LOANS AND LETTERS OF CREDIT

CREDIT FACILITY

The Company's Hong Kong Subsidiary maintains separate credit facilities at two international banks. The primary purpose of the facilities is to provide the Subsidiary with the following abilities:

o Overdraft protection facilities
o Issuance and negotiation of letters of credit, both regular and discrepant
o Trust receipts
o A Company credit card

The facilities are secured by a corporate guarantee from the U.S. Company, restricted cash on deposit with the lender and require that the Company maintain a minimum tangible net worth. The maximum available credit under the facilities is $5.5 million. The balance at December 31, 2003 and 2002 was $4,640,728 and $0, respectively.

LOAN AND SECURITY AGREEMENT

On April 26, 2001, the Company executed a Loan and Security Agreement (the "Agreement") with a commercial lender (the "Lender"), which as amended on August 19, 2003, was due to expire on March 31, 2004. At December 31, 2003 and 2002 the amount outstanding was $2,474,386 and $10,163,088, respectively. As of January 31, 2004 the loan was paid in full, the facility was terminated and the UCC filings were released.

SUBORDINATED DEBT

As of July 10, 2003, the Company obtained $1 million in subordinated debt financing from a certain officer, directors and an associate of a director. The loans are accruing interest at 9.5% per annum and paid quarterly. These loans were originally scheduled to be paid back by October 31, 2003; however, the notes have since been subordinated to the Company's credit facility and the total amount outstanding of $1 million will not be repaid until either the subordination is released by the Company's lender or the credit facility is closed.

NOTE 7 - 8% CONVERTIBLE DEBENTURES WITH WARRANTS

In September 2003, the Company issued $4 million of 8% Convertible Debentures in a private offering which are due February 20, 2006 ("Convertible Debentures"). The net cash proceeds received by the Company were $3,745,000 after deduction of cash commissions and other expenses.

The Convertible Debentures are subordinated to the Company's Lender and are convertible at the option of the holders into 1,038,962 Common Shares at the conversion rates referred to below, subject to certain anti-dilution adjustment provisions, at any time after the closing date. Each Convertible Debenture may be convertible into common shares, at a conversion price of $3.85 per Common Share. of the registration statement.

The Convertible Debentures are subordinated to the Company's Lender and are convertible at the option of the holders into 1,038,962 Common Shares at the conversion rates referred to below, subject to certain anti-dilution adjustment provisions, at any time after the closing date. Each Convertible Debenture may be convertible into common shares, representing an initial conversion price of $3.85 per Common Share.

These Convertible Debentures were issued with 457,143 detachable stock purchase warrants with an exercise price of $4.025 per share. These warrants may be exercised at anytime after September 8, 2003 and before September 7, 2006 and are subject to certain anti-dilution provisions. The warrants are also subject to an adjustment provision; whereas the price of the warrants may be changed under certain circumstances.

The Convertible Debentures bear interest at the stated rate of 8% per annum. Interest is payable quarterly on March 1, June 1, September 1, and December 1. The interest may be payable in cash, shares of Common Stock, or a combination thereof subject to certain provisions and at the discretion of the Company. On February 9, 2004 the stated rate of interest was raised to 8.5%.

In accounting for this transaction, the Company allocated $1.2 million of the proceeds to the estimated fair value of the stock purchase warrants and $2.3 million as the estimated fair value of the beneficial conversion feature. These amounts resulted in a discount in the convertible debentures of $3.5 million, which is being amortized over the life of the debt on a straight-line basis to interest expense. Total amortization for the nine months ended December 31, 2003 was $444,584.

In connection with the Convertible Debentures the Company paid financing fees as follows: 103,896 stock purchase warrants, with a fair value of $264,671, 28,571 shares of common stock with a fair value of $141,141, and cash of $255,000. Total financing fees of $660,812 were recorded as deferred fees and are being amortized over the term of the debentures on a straight-line basis. The unamortized deferred fees are reported in other non-current assets in the accompanying balance sheets.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

CLASS ACTION. From July 2003 through August 2003, eight securities class action lawsuits were filed against the Company and certain of its officers and directors in the United States District Court for the Southern District of Florida on behalf of all persons who purchased The Singing Machine's securities during the various class action periods specified in the complaints. These complaints have all been consolidated into one action styled Bielansky, et al.
v. Salberg & Co., et al., Case No. 03-80596-ZLOCH (the Shareholder Action).

The complaints in the Shareholder Action allege violations of Section
10(b) and Section 20(a) of the Securities Exchange Act of 1934 and Rule 10(b)-5 promulgated there under. These complaints seek compensatory damages, attorney's fees and injunctive relief.

In July 2003, a shareholder filed a derivative action against the Company, its board of directors and senior management purporting to pursue the action on behalf of the Company and for its benefit. No pre-lawsuit demand was made on the board of directors for them to investigate the allegations or to bring action. The Company is named as a nominal defendant in this case. This case has been consolidated into the "Shareholder Action" identified above.

This derivative complaint alleges claims for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The complaint alleges that the individual defendants breached their fiduciary duties and engaged in gross mismanagement by allegedly ignoring indicators of the lack of control over the Company's accounting and management practices, allowing the Company to engage in improper conduct and otherwise failing to carry out their duties and obligations to the Company. The plaintiffs seek damages for breach of fiduciary duties, punitive and compensatory damages, restitution, and bonuses or other incentive-based or equity based compensation received by the CEO and CFO under the Sarbanes-Oxley Act of 2002

The court in the Shareholder Action has directed plaintiffs' counsel to file one amended consolidated complaint no later than November 14, 2003.

The Company intends to vigorously defend the Shareholder Action. As the outcome of litigation is difficult to predict, significant changes in the estimated exposures could occur which could have a material affect on the Company's operations.

A second shareholder derivative suit was filed in October 2003, which makes generally the same allegations. The second derivative suit has not been served on the Company or on any of its current or former officers and directors. This suit was transferred to the same judge to whom the Shareholder Action was assigned and has been consolidated into the Shareholder Action.

OTHER MATTERS. In August 2003, we were advised that the Securities and Exchange Commission had commenced an informal inquiry of our company. We are cooperating fully with the SEC staff. It appears that the investigation is focused on the restatement of our audited financial statements for fiscal 2002 and 2001. We have been advised that an informal inquiry should not be regarded as an indication by the SEC or its staff that any violations of law have occurred or as a reflection upon any person or entity that may have been involved in those transactions.

The Company entered into a separation and release agreement with an executive on December 19, 2003. The agreement provided for the individual to receive $159,281 in settlement of the Company's contract. The amount has been expensed as compensation at December 31, 2003.

The Company entered into a settlement agreement with an investment banker on November 17, 2003. Pursuant to this agreement, the Company will pay the sum of $181,067 over a six month period and has issued to the investment banker 40,151 shares of stock with a fair value of $94,355.

The Company amended its convertible debenture agreements to increase the interest rate to 8.5% effective as of February 9, 2004 and to grant warrants to purchase an aggregate of 30,000 shares of the Company's common stock to the debenture holders on a pro-rata basis. These concessions are in consideration of the debenture holder's agreements to (i) enter into new subordination agreements with the Company's new lender, (ii) to waive all liquidated damages due under the transaction documents through July 1, 2004 and (iii) to extend the effective date of the Form S-1 registration statement until July 1, 2004. The new warrants have an exercise price equal to $1.52 per share, the fair market value of the Company's common stock on February 9, 2004, the date of the grant. The fair value of these warrants as calculated pursuant to Statement No. 123 is $30,981 and has been expensed as other operating expenses in the accompanying statements of operations.

The Company is also subject to various other legal proceedings and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, in excess of applicable insurance coverage, is not likely to have a material effect on the financial condition, results of operations or liquidity of the Company. However, as the outcome of litigation or other legal claims is difficult to predict, significant changes in the estimated exposures could occur, which could have a material impact on the Company's operations.

NOTE 9 - STOCKHOLDERS' EQUITY

COMMON STOCK ISSUANCES

During the nine months ended December 31, 2003, the Company issued 580,642 shares of its common stock. Of these shares, 28,571 were issued in lieu of a cash payment of commission and closing costs relating to the Convertible Debentures. Certain executives received 63,420 shares of common stock in lieu of a portion of their cash compensation and bonuses for fiscal 2004. The fair value of this stock, $290,165 was charged to compensation expense. 40,151 shares of stock were issued in lieu of a settlement with an investment banker, at an estimated fair value of $94,355. The remaining 448,500 shares of stock issued were through the exercise of vested stock options. There were no shares of common stock issued in the nine months ended December 31, 2002.

EARNINGS PER SHARE

In accordance with Statement No. 128, "Earnings per Share," basic earnings per share are computed by dividing the net earnings for the period by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding including the effect of common stock equivalents.

The following table presents a reconciliation of basic and diluted earnings per share:

                                                     FOR THE THREE MONTHS ENDED         FOR THE NINE MONTHS ENDED
                                                            DECEMBER 31,                       DECEMBER 31,
                                                       2003              2002             2003              2002
                                                                    (as restated)                      (as restated)

Net (loss) income                                 $(10,450,601)     $  3,320,527     $(13,424,622)     $  5,957,136
Loss available to common shares                   $(10,450,601)     $  3,320,527     $(13,424,622)     $  5,957,136
Weighted average shares outstanding - basic          8,729,818         8,123,548        8,503,065         8,101,441
Weighted average shares outstanding - diluted        8,729,818         8,944,027        8,503,065         8,947,897
Loss per share - Basic                            $      (1.20)     $       0.41     $      (1.58)     $       0.74
                                                  ============      ============     ============      ============
Loss per share -Diluted                           $      (1.20)     $       0.37     $      (1.58)     $       0.67
                                                  ============      ============     ============      ============

For the three months and nine months ended December 31, 2003, 1,120,120 common stock equivalents were excluded from the calculation of diluted earnings per share, as there was a net operating loss for the periods and their effects would have been antidilutive. For the three months and nine months ended December 31, 2002, 90,000 and 0 common stock equivalents were not included in the computation of diluted earnings per share because their effect was antidilutive.

For the nine months ended December 31, 2003, there were 1,120,120 common stock options outstanding with exercise prices between $1.97 and $14.30. In addition, there is a potential 1,038,962 shares that may be issued in connection with the Convertible Debentures if certain conditions exist. (See Note 7.)

NOTE 10 - SEGMENT INFORMATION

The Company operates in one segment and maintains its records accordingly. The majority of sales to customers outside of the United States are made by the Company's wholly-owned Subsidiary. Sales by geographic region for the quarters ended December 31 were as follows:

                                  FOR THE THREE MONTHS ENDED           FOR THE NINE MONTHS ENDED
                                         DECEMBER 31,                        DECEMBER 31,
                                    2003              2002              2003              2002
SALES:                         ------------      ------------      ------------      ------------
United States                  $ 19,847,863      $ 41,028,985      $ 41,184,176      $ 72,402,914
Australia                           582,385           286,368           892,964           529,020
Canada                              307,182           706,476           832,007           733,801
Europe                            8,687,809         6,178,010        26,497,706        12,998,917
Other                               210,407            29,945           708,343           100,143
         Less:  Allowances         (946,023)       (2,570,338)       (2,061,457)       (3,243,907)
                               ------------      ------------      ------------      ------------
Consolidated Net Sales         $ 28,689,623      $ 45,659,446      $ 68,053,739      $ 83,520,888
                               ============      ============      ============      ============

The geographic area of sales is based primarily on the location where the product is delivered.

NOTE 11 - SUBSEQUENT EVENTS

On January 7, 2004, the Company entered into the fifth amendment of its licensing agreement with MTV Networks. The amendment reduced the minimum royalty guarantee for calendar 2003 from $1.5 million to $1.3 million. The amendment also extended the expiration date of the original agreement to April 30, 2004, with options to extend for an additional two periods until December 31, 2004 at the discretion of MTV. In accordance with this amendment, each of the three license periods contain minimum guarantee royalty payments of $100,000 each for a total of $300,000 if all extensions are exercised Each of the minimum guaranteed royalty payments is recoupable against sales throughout the calendar year, unless the contract is cancelled.

On February 9, 2004, the Company entered into a factoring agreement with Milberg Factors, Inc. ("Milberg") of New York City. The agreement allows the Company, at the discretion of Milberg, to borrow against its outstanding receivables up to a maximum of the lesser of $3.5 million or 80% of the purchase price. The Company will pay .8% of gross receivables in fees and the average balance of the line will be subject to interest on a monthly basis at prime plus .75% with a minimum rate not to decrease below 4.75%. The agreement contains minimum aggregate charges in any calendar year of $200,000, limits on incurring any additional indebtedness and the Company must maintain tangible net worth and working capital above $7.5 million. Milberg also received a security interest in all of the Company's accounts receivable and inventory located in the United States and a pledge of 66 2/3 of the stock of International SMC, our Hong Kong subsidiary.

                           [GRANT THORNTON LETTERHEAD]

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

Board of Directors
The Singing Machine Company, Inc.

We have audited the accompanying consolidated balance sheet of The Singing Machine Company, Inc. and subsidiary (the "Company") as of March 31, 2003 and the related consolidated statements of earnings, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Singing Machine Company, Inc. and subsidiary as of March 31, 2003 and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We have also audited Schedule II of The Singing Machine Company, Inc. and subsidiary for the year ended March 31, 2003. In our opinion, this schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information therein.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, on March 14, 2003, the Company was notified of its violation of the net worth covenant of its Loan and Security Agreement (the "Agreement") with its commercial lender (the "Lender") and the Company was declared in default under the Agreement. As of June 24, 2003, the Company has minimal liquidity. In June 2003, this Lender amended the Agreement through July 31, 2003 but did not waive the condition of default (see Note 9). This continuing condition of default raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to increasing liquidity and restructuring the Agreement are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grant Thornton LLP

Miami, Florida
June 24, 2003 (except for Note 9, as to which the date is July 8, 2003 and Note 15, as to which the date is July 10, 2003)

                          Independent Auditors' Report


Board of Directors and Shareholders:
     The Singing Machine Company, Inc.
     and Subsidiary

We have audited the accompanying consolidated balance sheet of The Singing Machine Company, Inc., and Subsidiary as of March 31, 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended March 31, 2002 and 2001. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Singing Machine Company, Inc. and Subsidiary as of March 31, 2002, and the results of their operations and their cash flows for the years ended March 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 3 of the fiscal 2003, 2002 and 2001 consolidated financial statements, subsequent to the issuance of the Company's 2002 and 2001 consolidated financial statements and our report thereon dated May 23, 2002, management determined to restate the 2002 and 2001 consolidated financial statements to reflect a change in their position regarding taxation of certain corporate income and a resulting increase in the income tax provision for years 2002 and 2001. In our related report, we expressed an unqualified opinion. Our opinion on the revised consolidated financial statements, as expressed herein, remains unqualified.

/s/ SALBERG & COMPANY, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
May 23, 2002 (except for Note 3 as to which the date is July 14, 2003)

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                 MARCH 31,
                                                                         --------------------------
                                                                            2003           2002
                                                                         -----------    -----------
                                     ASSETS                                            (AS RESTATED)
                                                                                          (NOTE 3)
CURRENT ASSETS
Cash and cash equivalents                                                $   268,265    $ 5,520,147
Restricted cash                                                              838,411        513,684
Accounts receivable, less allowance for doubtful accounts of $405,759
   in 2003 and $12,022 in 2002                                             5,762,944      3,536,903
Due from manufacturer                                                      1,091,871        488,298
Inventories                                                               25,194,346      9,274,352
Prepaid expenses and other current assets                                  1,449,505        422,314
Deferred tax asset                                                         1,925,612        191,418
Deposits                                                                      34,097             --
                                                                         -----------    -----------
     TOTAL CURRENT ASSETS                                                 36,565,051     19,947,116

PROPERTY AND EQUIPMENT, at cost less accumulated depreciation of
   $1,472,850 in 2003 and $846,915 in 2002                                 1,096,423        574,657

OTHER ASSETS
Other non-current assets                                                   1,273,820        881,423
                                                                         -----------    -----------
     TOTAL OTHER ASSETS                                                    1,273,820        881,423
                                                                         -----------    -----------
     TOTAL ASSETS                                                        $38,935,294    $21,403,196
                                                                         ===========    ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Bank overdraft                                                               316,646             --
Accounts payable                                                         $ 8,486,009    $ 1,846,238
Accrued expenses                                                           1,443,406      1,289,597
Due to related party                                                         400,000             --
Revolving credit facility                                                  6,782,824             --
Income taxes payable                                                       3,821,045      2,041,928
                                                                         -----------    -----------
     TOTAL CURRENT LIABILITIES                                            21,249,930      5,177,763
                                                                         -----------    -----------

SHAREHOLDERS' EQUITY
Preferred stock, $1.00 par value; 1,000,000 shares authorized,
   no shares issued and outstanding                                               --             --

Common stock, Class A, $.01 par value; 100,000 shares
   authorized; no shares issued and outstanding                                   --             --
Common stock, $0.01 par value; 18,900,000 shares authorized;
   8,171,678 and 8,020,027 shares issued and outstanding                      81,717         80,200
Additional paid-in capital                                                 4,843,430      4,602,828
Retained earnings                                                         12,760,217     11,542,405
                                                                         -----------    -----------
     TOTAL SHAREHOLDERS' EQUITY                                           17,685,364     16,225,433
                                                                         -----------    -----------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $38,935,294    $21,403,196
                                                                         ===========    ===========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF EARNINGS

                                                           FOR THE YEARS ENDED
                                              ----------------------------------------------
                                                MARCH 31,       MARCH 31,        MARCH 31,
                                                  2003            2002             2001
                                              ------------     ------------     ------------
                                                               (AS RESTATED)    (AS RESTATED)
                                                                  (NOTE 3)         (NOTE 3)
NET SALES                                     $ 95,613,766     $ 62,475,753     $ 34,875,351

COST OF SALES                                   72,329,035       40,852,840       22,159,051
                                              ------------     ------------     ------------

GROSS PROFIT                                    23,284,731       21,622,913       12,716,300

OPERATING EXPENSES
Advertising                                      5,032,367        2,377,638          921,359
Commissions                                        997,529        1,294,543          837,222
Compensation                                     3,637,559        2,486,547        1,916,612
Freight & Handling                               2,112,435        1,242,910          882,610
Royalty Expense                                  2,257,653        1,862,116          148,643
Selling, general & administrative expenses       7,632,958        4,123,779        2,982,261
                                              ------------     ------------     ------------
                                                               ------------     ------------
TOTAL OPERATING EXPENSES                        21,670,501       13,387,533        7,688,707
                                              ------------     ------------     ------------

EARNINGS FROM OPERATIONS                         1,614,230        8,235,380        5,027,593

OTHER INCOME (EXPENSES)
Other income                                       196,537          215,840           32,617
Interest income                                     11,943           16,934           50,242
Interest expense                                  (406,126)        (112,123)        (424,104)
Stock based guarantee fees                              --         (171,472)        (267,029)
Factoring fees                                          --               --         (231,298)
                                              ------------     ------------     ------------
NET OTHER EXPENSES                                (197,646)         (50,821)        (839,572)

EARNINGS BEFORE INCOME TAX                       1,416,584        8,184,559        4,188,021

PROVISION FOR INCOME TAX                           198,772        1,895,494          491,744
                                              ------------     ------------     ------------
NET EARNINGS                                  $  1,217,812     $  6,289,065     $  3,696,277
                                              ============     ============     ============

EARNINGS PER COMMON SHARE:
     Basic                                    $       0.15     $       0.88     $       0.59
     Diluted                                  $       0.14     $       0.79     $       0.50
WEIGHTED AVERAGE COMMON AND COMMON
   EQUIVALENT SHARES:
     Basic                                       8,114,330        7,159,142        6,291,792
     Diluted                                     8,931,385        7,943,473        7,457,173

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                               PREFERRED STOCK           COMMON STOCK
                                                                   MOUNT                                DEFERRED
                                                                              PAID IN      RETAINED     GUARANTEE
                           SHARES         AMOUNT      SHARES      AMOUNT      CAPITAL      EARNINGS       FEES         TOTAL
Balance at March 31, 2000  1,000,000   $ 1,000,000   4,541,430   $ 45,414   $1,703,910   $ 1,557,063   $ (400,101)  $ 3,906,286
Net earnings, as restated         --            --          --         --           --     3,696,277           --     3,696,277
Conversion of preferred
stock                      (1,000,00)   (1,000,000)  1,500,000     15,000      985,000            --           --            --
Exercise of warrants              --            --     570,000      5,700      574,300            --           --       580,000
Exercise of Employee
stock options                     --            --       2,250         23          622            --           --           645
Cancellation of shares            --            --     (75,000)      (750)         750            --           --            --
Warrants issued for
services and as loan fees         --            --          --         --       38,400            --           --        38,400
Amortization of deferred
guarantee fees                    --            --          --         --           --            --      228,629       228,629
                           ----------  ------------  ----------  ---------  -----------  ------------  -----------  ------------
Balance at March 31, 2001         --            --   6,538,680     65,387    3,302,982     5,253,340     (171,472)    8,450,237
Net earnings, as restated         --            --          --         --           --     6,289,065           --     6,289,065
Exercise of warrants              --            --     581,100      5,811      584,239            --           --       590,050
Exercise of Employee
stock options                     --            --     900,525      9,005      720,135            --           --       729,140
Fractional share
adjustment pursuant to
3:2 stock split                   --            --        (278)        (3)     (4,528))           --           --        (4,531)
Amortization of deferred
guarantee fees                    --            --          --         --           --            --      171,472       171,472
                           ----------  ------------  ----------  ---------  -----------  ------------  -----------  ------------
Balance at March 31, 2002         --            --   8,020,027     80,200    4,602,828    11,542,405           --    16,225,433
Net earnings, as restated         --            --          --         --           --     1,217,812           --     1,217,812
Exercise of warrants              --            --      52,500        525       47,600            --           --        48,125
Exercise of Employee
stock options                     --            --      99,151        992      193,002            --           --       193,994
                           ----------  ------------  ----------  ---------  -----------  ------------  -----------  ------------
Balance at March 31, 2003         --   $        --   8,171,678   $ 81,717   $4,843,430   $12,760,217   $       --   $17,685,364
                           ==========  ============  ==========  =========  ===========  ============  ===========  ============

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                             FOR THE YEARS ENDED MARCH 31,
                                                                  ----------------------------------------------
                                                                      2003            2002             2001
                                                                  ------------     ------------     ------------
                                                                                   (AS RESTATED)    (AS RESTATED)
                                                                                      (NOTE 3)         (NOT 3)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net earnings                                                   $  1,217,812     $  6,289,065     $  3,696,277
   Adjustments to reconcile net earnings to net cash (used in)
     provided by operating activities:
   Depreciation and amortization                                       622,298          394,456          301,064
   Stock based expenses                                                     --          171,472          267,029
   Bad debt                                                            393,737           45,078           85,302
   Provision for inventory losses                                    3,715,357               --               --
   Deferred tax benefit                                             (1,734,194)              --               --
   Changes in assets and liabilities:
   (Increase) decrease in:
   Accounts Receivable                                              (2,619,778)      (2,626,329)        (312,916)
   Due from manufacturer                                              (603,573          210,798         (699,096)
   Inventories                                                     (19,635,351)      (4,460,891)      (3,326,255)
   Prepaid Expenses and other assets                                (1,453,685)        (444,004)        (394,176)
   Increase (decrease) in:
   Accounts payable                                                  6,639,771        1,364,158          467,491
   Accrued expenses                                                    153,809          199,445          672,342
   Income taxes payable                                              1,779,117        1,811,439          479,750
                                                                  ------------     ------------     ------------
     Net Cash (Used in) Provided by Operating Activities           (11,524,680)       2,954,687        1,236,812
                                                                  ------------     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment                               (1,144,064)        (613,691)        (373,409)
   Proceeds from investment in factor                                       --          933,407               --
   Proceeds from repayment of related party loans                           --          125,117          386,261
   Investment in and Advances in unconsolidated subsidiary                  --          298,900         (374,730)
                                                                  ------------     ------------     ------------
     Net cash (used in) provided by Investing Activities            (1,144,064)         743,733         (361,878)
                                                                  ------------     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from borrowings on revolving credit facility            47,825,725       21,856,653          600,000
   Repayments on revolving credit facility                         (41,042,901)     (21,856,653)        (600,000)
   Bank Overdraft                                                      316,646               --               --
   Restricted cash                                                    (324,727)        (513,684)              --
   Proceeds from related party loan                                    400,000               --               --
   Proceeds from exercise of stock options and warrants                242,119        1,319,190          580,645
   Due from factor                                                          --               --         (818,206)
                                                                  ------------     ------------     ------------
     Net cash provided by (used in) Financing Activities             7,416,862        1,319,190         (237,561)
                                                                  ------------     ------------     ------------

 (DECREASE) INCREASE IN CASH AND
   CASH EQUIVALENTS                                                 (5,251,882)       4,503,926          637,373

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF PERIOD                                               5,520,147        1,016,221          378,848
                                                                  ------------     ------------     ------------

CASH AND CASH EQUIVALENTS AT
   END OF PERIOD                                                  $    268,265     $  5,520,147     $  1,016,221
                                                                  ============     ============     ============

SUPPLEMENTAL DISCLOSURES OF CASH
   FLOW INFORMATION
Cash paid during the year for interest                            $    406,126     $    112,123     $    424,104
                                                                  ============     ============     ============

Cash paid during the year for income taxes                        $    153,849     $    102,415     $     11,994

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

OVERVIEW

         The Singing Machine Company, Inc., a Delaware corporation, and Subsidiary (the "Company", or "The Singing Machine") are primarily engaged in the production, marketing, and sale of consumer karaoke audio equipment, accessories, and musical recordings. The products are sold directly to distributors and retail customers.

         The preparation of The Singing Machine's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the period. Future events and their effects cannot be determined with absolute certainty; therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the Company's financial statements. Management evaluates its estimates and assumptions continually. These estimates and assumptions are based on historical experience and other factors that are believed to be reasonable under the circumstances. These estimates and The Singing Machine's actual results are subject to the risk factors listed in Quantitative and Qualitative Disclosures About Market Risk Section of the Form 10-K for the year ended March 31, 2003.

         The management of the Company believes that a higher degree of judgment or complexity is involved in the following areas:

         COLLECTIBILITY OF ACCOUNTS RECEIVABLE. The Singing Machine's allowance for doubtful accounts is based on management's estimates of the creditworthiness of its customers, current economic conditions and historical information, and, in the opinion of management, is believed to be an amount sufficient to respond to normal business conditions. Management sets 100% reserves for customers in bankruptcy and other reserves based upon historical collection experience. Should business conditions deteriorate or any major customer default on its obligations to the Company, this allowance may need to be significantly increased, which would have a negative impact on operations.

         RESERVES ON INVENTORIES. The Singing Machine establishes a reserve on inventory based on the expected net realizable value of inventory on an item by item basis when it is apparent that the expected realizable value of an inventory item falls below its original cost. A charge to cost of sales results when the estimated net realizable value of specific inventory items declines below cost. Management regularly reviews the Company's investment in inventories for such declines in value.

         INCOME TAXES. Significant management judgment is required in developing The Singing Machine's provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. At March 31, 2003 and 2002, The Singing Machine had net deferred tax assets of $1.9 million and $191 thousand, respectively. Management evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts its valuation allowance when it believes that it is more likely than not that the asset will not be realized. There is no related valuation allowance at March 31, 2003 and 2002.

         The Company's Subsidiary has applied for an exemption of income tax in Hong Kong. Therefore, no taxes have been expensed or provided for at the Subsidiary level. Although no decision has been reached by the Hong Kong governing body, the Company has reached the decision to provide for the possibility that the exemption could be denied and accordingly has recorded a provision in fiscal 2003, 2002, and 2001.

         The Company constructively repatriated approximately $5.6 million, $5.7 million and $0 from its foreign operations in 2003, 2002 and 2001, respectively. Accordingly, these earnings were treated as a deemed dividend and were taxed using U.S. statutory rates. No provision has been made for U.S. taxes on the remaining undistributed earnings of the Company's foreign subsidiary of approximately $3.6 million at March 31, 2003 and $1.9 million at March 31, 2002, as it is anticipated that such earnings would be permanently reinvested in their operations.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management's opinion, adequate provisions for income taxes have been made.

         OTHER ESTIMATES. The Singing Machine makes other estimates in the ordinary course of business relating to sales returns and allowances, and reserves for promotional incentives. Historically, past changes to these estimates have not had a material impact on the Company's financial condition. However, circumstances could change which may alter future expectations.

THE FOLLOWING ARE THE COMPANY'S REMAINING ACCOUNTING POLICIES.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of The Singing Machine Company, Inc. and its wholly-owned Hong Kong Subsidiary, International SMC (HK) Limited ("Hong Kong Subsidiary"). All intercompany accounts and transactions have been eliminated in consolidation.

STOCK SPLITS

On March 15, 2002, the Company effected a 3 for 2 stock split. All share and per share data have been retroactively restated in the accompanying consolidated financial statements to reflect the split.

FOREIGN CURRENCY TRANSLATION

  The functional currency of the Company's Hong Kong Subsidiary is the local currency. The financial statements of the subsidiary are translated to United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of earnings and were not material during the periods presented. The effect of exchange rate changes on cash at March 31, 2003, 2002 and 2001 were not material.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash balances at March 31, 2003 and 2002 include approximately $73,000 and $154,000, respectively, held in foreign banks by the Hong Kong Subsidiary.

COMPREHENSIVE EARNINGS

  Other comprehensive earnings (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on derivatives designated as cash flow hedges. For the years ended March 31, 2003, 2002 and 2001 comprehensive earnings was equal to net earnings.

INVENTORIES

  Inventories are comprised of electronic karaoke audio equipment, accessories, and compact discs and are stated at the lower of cost or market, as determined using the first in, first out method. Inventory reserves were $3,715,357 and $0 for March 31, 2003 and 2002, respectively. Inventory consigned to one customer at March 31, 2003 and 2002 was $56,695 and $2,020,172, respectively. The following table represents the major components of inventory at March 31.

                                       2003             2002
                                   ------------     ------------
         Finished goods            $ 27,807,763     $  7,476,237
         Inventory in transit         1,101,940        1,798,115
         Less Inventory reserve      (3,715,357)              --
                                   ------------     ------------
         Total Inventory           $ 25,194,346     $  9,274,352
                                   ============     ============

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LONG-LIVED ASSETS

  The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the undiscounted future cash flows attributable to the related assets are less than the carrying amount, the carrying amounts are reduced to fair value and an impairment loss is recognized in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

SHIPPING AND HANDLING COSTS

  Shipping and handling costs are classified as a separate operational expense and those billed to customers are recorded as revenue on the statement of earnings.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to their estimated useful lives using accelerated and straight-line methods.

RECLASSIFICATIONS

  Certain prior year amounts have been reclassified to conform to the current year presentation.

DUE TO RELATED PARTY

  On March 4, 2003, one of the Company's directors advanced $400,000 to the Company's Hong Kong subsidiary, which used the funds to pay a debt with a trade creditor. The Company was to repay this loan by May 4, 2003 and the loan bore interest at the rate of 8% per annum. The Company repaid $200,000 of the loan on May 4, 2003 and the director has agreed to extend the remaining balance until October 31, 2003.

REVENUE RECOGNITION

  Revenue from the sale of equipment, accessories, and musical recordings are recognized upon the later of (a) the time of shipment or (b) when title passes to the customers, all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Revenues from sales of consigned inventory are recognized upon sale of the product by the consignee. Net sales are comprised of gross sales net of a provision for actual and estimated future returns, discounts and volume rebates.

DUE FROM MANUFACTURER

  The Company's Hong Kong Subsidiary operates as an intermediary to purchase karaoke hardware from factories located in China on behalf of the Company. A manufacturer affiliated with a former director of the Company credited the Company for returns of machines to the factory for rework. The manufacturer also credited the Company for volume incentive rebates on purchases in fiscal 2003. The balance as of March 31, 2003 was $1,091,871. Volume incentive rebates are recorded as a reduction to the cost of goods sold for the period reported.
For the fiscal year ended March 31, 2003, the balance of due from manufacturers consisted of returns of products to the manufacturer in the amount of $2.4 million, purchases of product in the amount of $1.8, volume incentive rebates in the amount of $208,797 and other expenses such as legal fees, in the amount of 260,000; which were paid on behalf of the manufacturer.

STOCK BASED COMPENSATION

The Company accounts for stock options issued to employees using the intrinsic value method in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company applied the disclosure provisions of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 123", which permits entities to provide pro forma net earnings (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


fair-valued based method defined in SFAS No. 123 had been applied to options granted.


         Had compensation cost for the Company's stock-based compensation plan been determined using the fair value method for awards under that plan, consistent with Statement of Financial Accounting Standards (SFAS) No 123, "Accounting for Stock Based Compensation" (Statement No. 123), the Company's net earnings would have been changed to the pro-forma amounts indicated below for the years ended March 31:



                                                                         2003                  2002               2001
                                                                 ---------------------  --------------------  -------------
                                                                                           (AS RESTATED)      (AS RESTATED
Net earnings                                          As         $          1,217,812   $         6,289,065   $  3,696,277
                                                      reported
Deduct: Total stock-based employee compensation
         expense determined under fair value based
         method, net of tax                                                 1,740,624               115,489             --
                                                                  --------------------   -------------------   -------------
Net earnings (loss)                                   Pro forma  $           (522,812)  $         6,173,576   $  3,696,277
Net earnings per share - basic                        As                        (0.15)  $              0.88   $       0.59
                                                      reported
                                                      Pro forma  $              (0.06)  $              0.86   $       0.59
Net earnings per share - diluted                      As         $              (0.14)  $              0.79   $       0.50
                                                      reported
                                                      Pro forma  $              (0.06)  $              0.78   $       0.50
Stock based employee compensation                                                  --                    --             --


         The effect of applying Statement No. 123 is not likely to be representative of the effects on reported net earnings for future years due to, among other things, the effects of vesting.

         For stock options and warrants issued to consultants, the Company applies the fair value method of accounting as prescribed by SFAS 123. Accordingly, consulting expense of $38,400 was charged to operations in 2001. There was no consulting expense relating to grants in 2003 and 2002.

         For financial statement disclosure purposes and for purposes of valuing stock options and warrants issued to consultants, the fair market value of each stock option granted was estimated on the date of grant using the Black-Scholes Option-Pricing Model in accordance with SFAS 123 using the following weighted-average assumptions:

         o Fiscal 2003: expected dividend yield 0%, risk-free interest rate of 4%, volatility 71% and expected term of three years.

         o Fiscal 2002: expected dividend yield 0%, risk-free interest rate of 6.08% to 6.81%, volatility 42% and expected term of two years.

         o Fiscal 2001: no options were issued; therefore there would be no change in net earnings


NET SALES

             Net sales as reported are calculated by reducing gross sales by the amounts of any returns, discounts and allowances applicable to those gross sales.

COST OF SALES

         Cost of sales includes the actual cost of the product sold. Other costs related to the warehousing, storage, shipping and handling of product are expensed under the category Selling, General and Administrative expenses. Warehousing, storage charges, product inspection, packing materials are warehouse expenses, which are included in selling, general and administrative expenses. . Freight and handling of product is a selling expense.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ADVERTISING


  Costs incurred for producing and communicating advertising of the Company, are charged to operations as incurred. The Company has cooperative advertising arrangements with its vendors and accrues the cost of advertising as a selling expense. The expense is calculated based on the contractual obligation as a percentage of the customer's revenue. The Company's customers send proof of advertising dollars spent in the form of copies of advertisements placed on behalf of the Company. Advertising expense for the years ended March 31, 2003, 2002 and 2001 was $5,032,367, $2,377,638 and $921,359, respectively.


RESEARCH AND DEVELOPMENT COSTS

  All research and development costs are charged to the results of operations when they are incurred. These expenses are shown in the selling, general & administrative expenses on the consolidated statements of earnings. For the years ended March 31, 2003, 2002 and 2001, the amounts expensed were $674,925, $181,866 and $55,376, respectively.

EARNINGS PER SHARE

  In accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share", basic earnings per share is computed by dividing the net earnings for the period by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding including the effect of common stock equivalents.

  The following table presents a reconciliation of basic and diluted earnings per share:

                                                    2003          2002          2001
                                                 ----------    ----------    ----------
                                                             (AS RESTATED)  (AS RESTATED)
Net earnings                                     $1,217,812    $6,289,065    $3,696,277

Income available to common shares                $1,217,812    $6,289,065    $3,696,277
Weighted average shares outstanding - basic       8,114,330     7,159,142     6,291,792
Earnings per share - Basic                       $     0.15    $     0.88    $     0.59
                                                 ==========    ==========    ==========

Income available to common shares                $1,217,812    $6,289,065    $3,696,277
Weighted average shares outstanding - basic       8,114,330     7,159,142     6,291,792
Effect of dilutive securities:
Stock options                                       817,055       784,331     1,127,555
Warrants                                                 --            --        37,826
                                                 ----------    ----------    ----------

Weighted average shares outstanding - diluted     8,931,385     7,943,473     7,457,173
Earnings per share - Diluted                     $     0.14    $     0.79    $     0.50
                                                 ==========    ==========    ==========


  In 2003, 2002 and 2001, 90,000, 0 and 2,529,000 common stock equivalents (as restated for the 3 for 2 stock split) with exercise prices greater than $10.66 in fiscal 2003 and $4.11 in fiscal 2001 were not included in the computation of diluted earnings per share as their effect would have been antidilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

  The carrying amounts of the Company's short-term financial instruments, including accounts receivable, accounts payable, accrued expenses, revolving credit facility and income taxes payable, approximate fair value due to the relatively short period to maturity for these instruments.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECENT ACCOUNTING PRONOUNCEMENTS

  In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 144 retained substantially all of the requirements of SFAS No. 121 while resolving certain implementation issues. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The impact of adopting SFAS No. 144 was not material.

  In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Under Statement No. 4, all gains and losses from extinguishments of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. This Statement eliminates Statement No. 4 and as a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Additionally, this Statement amends SFAS No. 13, "Accounting for Leases," such that lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in a similar manner as a sale- leaseback. This Statement is generally effective for financial statements issued on or after May 15, 2002. The impact of adopting SFAS No. 145 was not material to the Company.

  In July 2002, the FASB issued Statement No. 146, "Accounting for Restructuring Costs," ("SFAS 146"). SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. The adoption of this standard did not a material impact on the financial statements.

  In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 123" ("SFAS 143"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation and to require prominent disclosures about the effects on reported net earnings of an entity's accounting policy decisions with respect to stock-based employee compensation. SFAS 148 also amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosures about those effects in interim financial information. The Singing Machine currently accounts for its stock-based compensation awards to employees and directors, under accounting prescribed by Accounting Principles Board Opinion No. 25 and provides the disclosures required by SFAS No. 148. The Singing Machine currently intends to continue to account for its stock-based compensation awards to employees and directors using the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25.

  In December 2002, the FASB issued Interpretation 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. For a guarantee subject to FASB Interpretation 45, a guarantor is required to:

         o measure and recognize the fair value of the guarantee at inception (for many guarantees, fair value will be determined using a present value method); and

         o provide new disclosures regarding the nature of any guarantees, the maximum potential amount of future guarantee payments, the current carrying amount of the guarantee liability, and the nature of any recourse provisions or assets held as collateral that could be liquidated and allow the guarantor to recover all or a portion of its payments in the event guarantee payments are required.

  Thedisclosure requirement of this Interpretation is effective for financial statements for fiscal years ending after December 15, 2002 and did not have a material effect on the Company's financial statements. The initial recognition and measurement provision are effective prospectively for guarantees issued or modified on or after January 1, 2003 and the Company does not believe that the adoption of these provisions will have a material impact on the Company's financial statements.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities (and Interpretation of ARB No. 51)" ("FIN 46"). FIN 46 addresses consolidation by business enterprises of certain variable interest entities, commonly referred to as special purpose entities. The adoption of FIN 46 did not have a material effect on the Company's financial statement presentation or disclosure.

NOTE 2 - GOING CONCERN

         The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.

         On March 14, 2003, the Company was notified of its violation of the net worth covenant of its Loan and Security Agreement (the "Agreement") with its commercial lender and the Company was declared in default under the Agreement. The lender amended the Agreement on June 30, 2003, extending the loan until July 31, 2003, but did not waive the condition of default. This condition of default raises substantial doubt about the Company's ability to continue as a going concern.

         The Company is attempting to restructure and extend its revolving credit facility. Based upon cash flow projections, the Company believes the anticipated cash flow from operations will be sufficient to finance the Company's operating needs until inventory is sold and the receivables subsequently collected, provided that the bank does not call the loan. There can be no assurances that forecasted results will be achieved or that additional financing will be obtained. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

         Although the Company had a larger than normal amount of currently saleable inventory at March 31, 2003 (based on the Company's recent sales trends and industry turnover standards), the Company has developed a fiscal 2004 sales plan that it believes will allow it to sell such inventory and recover the majority of its costs in the normal course of business. The Company has reduced selling prices on certain inventory items and accordingly, in the fourth quarter of fiscal 2003, the Company has taken a provision for loss against this inventory.

NOTE 3 - RESTATEMENT OF FINANCIAL STATEMENTS FOR THE FISCAL YEARS 2002 AND 2001

  In June 2003, management revised its position on taxation of its subsidiary's income by the United States and by the Hong Kong tax authorities.

  With regard to taxation in Hong Kong, the Company's subsidiary had previously applied for a Hong Kong offshore claim income tax exemption based on the locality of profits of the Hong Kong subsidiary. Management believed that the exemption would be approved because the source of all profits of the Hong Kong subsidiary is from exporting to customers outside of Hong Kong. Accordingly, no provision for income taxes was provided in the consolidated financial statements as of March 31, 2002 and 2001. However, full disclosure was previously reflected in the audited financial statements for years ended March 31, 2002 and 2001 of the estimated amount that would be due to the Hong Kong tax authority should the exemption be denied. Management is continuing its exemption application process. However, due to the extended period of time that the application has been outstanding, as well as management's reassessment of the probability that the application will be approved, management has determined to restate the 2002 and 2001 consolidated financial statements to provide for such taxes. The effect of such restatement is to increase income tax expense by $748,672 and $468,424 in fiscal 2002 and 2001, respectively. However, the Company can claim United States foreign tax credits in 2002 for these Hong Kong taxes, which is reflected in the final restated amounts.


  With regard to United States taxation of foreign income, the Company had originally taken the position that the foreign income of the Hong Kong subsidiary was not taxable under the Internal Revenue Code until such income is repatriated. Full disclosure of the amount and nature of the indefinite deferral for fiscal year 2002 was reflected in the income tax footnote of the consolidated financial statements for that year. The internal revenue code, regulations and case law regarding international income taxation is quite complex and subject to interpretation. Each case is determined based on the individual facts and circumstances. Due to certain inter-company loans made in 2002 and 2003, the profits previously considered to be indefinitely deferred became partially taxable as "deemed dividends" under section 956 of the Internal Revenue Code. Although certain arguments against the imposition of a "deemed dividend" may be asserted, management has determined to restate the fiscal year 2002 consolidated financial statements based on its reassessment of its original

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


position. The effect of such restatement is to increase income tax expense by $1,027,545 in fiscal year 2002, which includes the utilization of the foreign tax credits referred to above.


  The net effect of the above two adjustments is to decrease net income by $1,776,217 and $468,424 in fiscal 2002 and 2001. The net effect on net income per share is to decrease net income per share basic and diluted by $0.25 and $0.23, respectively in fiscal 2002 and decrease net income per share basic and diluted by $0.07 and $0.06, respectively in fiscal 2001.

NOTE 4 - ACCOUNTS RECEIVABLE AND FACTOR AGREEMENT


  During 2001, the Company sold certain trade accounts receivable, primarily without recourse, pursuant to a factoring agreement. The sale of these accounts receivable is treated as a sale under SFAS 140. The Company terminated the factoring agreement in April 2001 upon obtaining a new Loan and Security Agreement with a commercial lender. (See Note 8) For the year ending March 31, 2001, the Company incurred $429,509 in factoring fees and interest. The portion representing factor interest expense was $198,208 of the $429,506. The transfer of the receivables was treated as a sale since they were transferred without recourse and the Company surrendered effective control of such transferred accounts. The account proceeds from investment in factor contains the amount received from the factoring company for their purchase of the Company's accounts receivable. This is characterized as a financing activity, since factoring is an activity used to raise short term financing capital and the cash raised does not result from transactions or other events that enter into the determination of net income. In 2001, the account due from factor contained the amount of cash left in the factors accounts, at the option of the Company, since the factor offered a higher interest than could be obtained elsewhere. Thus it was considered an investing activity. The proceeds in 2002 represent a return of this investment from the factor.


  During 2000, two officers of the Company entered into guarantee agreements related to the factor agreement resulting in deferred guarantee fees of $400,101, which was being amortized over the term of the factor agreement, which expired on December 31, 2001. Upon termination of the factor agreement, the unamortized deferred guarantee fees of $171,472 were charged to operations as amortization in fiscal 2002.

NOTE 5 - SALE OF UNCONSOLIDATED SUBSIDIARY


  In November 2000, the Company closed on an acquisition of 60% of the ordinary voting shares of a Hong Kong toy company for a total purchase price of $170,000. The Company believed that the acquiree had agreed to extend the effective date to June 2001, but a dispute arose and the Company committed to dispose of the entire investment. Accordingly, pursuant to Statement of Financial Accounting Standards No. 94 "Consolidation of All Majority-Owned Subsidiaries," the Company treated the control of the subsidiary as temporary and recorded the investment of $170,000 and advances of $220,661 at cost. The Company completed a contract selling the 60% interest on September 11, 2001. The transaction resulted in a net loss on investment of $48,912 included in selling, general, and administrative expenses. The advances due at March 31, 2002 were $75,831 and were included in prepaid and other current assets. There were no advances due at March 31, 2003.


NOTE 6 - PROPERTY AND EQUIPMENT

  A summary of property and equipment at March 31, 2003 and 2002 is as follows:

                                                   USEFUL LIVES       2003          2002
                                                   ------------   ------------   -----------
         Computer and office equipment                5 years     $    313,221   $   230,025
         Furniture and fixtures                     5 - 7 years        341,777       106,164
         Leasehold improvements                          *             110,841        62,483
         Molds and tooling                            3 years        1,803,434     1,022,900
                                                                  ------------   -----------
                                                                     2,569,273     1,421,572
         Less:  accumulated depreciation                            (1,472,850)     (846,915)
                                                                  ------------   -----------
         Total net property and equipment                         $  1,096,423   $   574,657
                                                                  ============   ===========

*   Shorter of remaining term of lease or useful life

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - RESTRICTED CASH

  The Company, through its Hong Kong subsidiary, maintains a letter of credit facility and short term loan with a major international bank. The Company's subsidiary is required to maintain a separate deposit account in the amount of $838,411 and $513,684 at March 31, 2003 and 2002, respectively. This amount is shown as restricted cash at March 31, 2003 and 2002.

NOTE 8 - LOANS AND LETTERS OF CREDIT

CREDIT FACILITY

  The Company's Hong Kong Subsidiary maintains separate credit facilities at two international banks. The maximum credit available under these agreements is $5.5 million U.S. dollars. The primary purpose of the facilities is to provide the Subsidiary with the following abilities:

         o Overdraft facilities
         o Issuance and negotiation of letters of credit, both regular and discrepant
         o Trust receipts
         o A Company credit card

  The facilities do not have an expiration date, but are considered short term debt. Interest on these facilities range from prime plus 2 to prime plus 2.5. At March 31, the interest rate associated with these lines was 6.25% to 6.5%. The outstanding amount on these facilities at March 31, 2003, was $0 and there was no availability.

LOAN AND SECURITY AGREEMENT

         On April 26, 2001, the Company executed a Loan and Security Agreement (the "Agreement") with a commercial lender (the "Lender"). This loan was last amended on June 30, 2003. The following is a description of the terms as amended.

  The Lender will advance up to 70% of the Company's eligible accounts receivable, plus up to 20% of the eligible inventory up to $6,000,000, plus up to 40% of the commercial letters of credit opened for the purchase of eligible inventory up to $3 million, less reserves at the discretion of the lender.

         The outstanding loan limit varies between zero and $10,000,000, as stipulated in the Agreement. The Lender also provides the Company the ability to issue commercial letters of credit up to $3,000,000, which shall reduce the loan limits above. The loans bear interest at the commercial lender's prime rate plus 0.5% and an annual fee equal to 1% of the maximum loan amount or $100,000 is payable. All amounts under the loan facility are due within 90 days of demand. The loans are secured by a first lien on all present and future assets of the Company except for certain tooling located at a vendor in China. This amendment expires July 31, 2003.

         The Agreement contains covenants including a restriction on the payment of dividends as well as a financial covenant stipulating a minimum tangible net worth of $30,000,000 as of December 31, 2002 with escalations as defined in the Agreement. On March 15, 2003, the lender notified the Company that they are in default of this covenant and the agreement. The balance outstanding at March 31, 2003 was $6,782,824 and was classified as a current liability under revolving credit facility on the balance sheet. At March 31, 2003, the Company was over advanced under the agreement by approximately $3 million. The June 30, 2003 amendment gave the Company an additional $4.5 million in availability which gave the Company working capital and cured the over advance; however, the Amendment requires the Company to raise $2 million in subordinated debt. Although the Company has only raised $1 million of the required $2 million by the due date, the Company believes that the commercial lender will continue to support the increased availability under the Amendment.

         The Company is currently negotiating a restructuring of the agreement with the lender.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - COMMITMENTS AND CONTINGENCIES

LEASES

         The Company has entered into various operating lease agreements for office and warehouse facilities in Coconut Creek, Florida, Compton, California, Rancho Dominguez, California, New York, New York and Kowloon, Hong Kong. The leases expire at varying dates. Rent expense for fiscal 2003, 2002 and 2001 was $901,251, $333,751 and 142,472, respectively.

         In addition, the Company maintains various warehouse and computer equipment operating leases.

         Future minimum lease payments under property and equipment leases with terms exceeding one year as of March 31, 2003 are as follows:

                                PROPERTY LEASES        EQUIPMENT LEASES
                                ---------------        ----------------
         Year ending March 31:
                  2004          $    1,330,158         $         46,525
                  2005                 924,338                   19,965
                  2006                 517,071                   10,322
                  2007                 495,545                    7,969
                  2008                 371,659                    1,235
                                --------------         ----------------
                                $    3,638,771         $         86,016
                                ==============         ================


          Each lease contains a provision for increase based on the Consumer Price Index. The amounts reflected above represent payments in effect at the end of the fiscal year, based on the index at inception of the lease. These changes have historically been immaterial and as such are not estimated in future minimum lease payments above.


GUARANTEES


  The Company's Subsidiary guarantees the revolving credit facility at the lender by a pledge of 66 2/3% of its common stock. The Company also in turn guarantees all lines of credit of the Subsidiary.


EMPLOYMENT AGREEMENTS

  The Company has employment contracts with four key officers as of March 31, 2003. The agreements provide for base salaries, with annual cost of living adjustments and travel allowances. The agreements also provide for aggregate Board approved performance bonuses of up to 10% of net earnings before those performance bonuses, interest, and taxes. During fiscal 2003, 2002 and 2001, the bonus percentages were 0%, 5% and 10%, respectively.

MERCHANDISE LICENSE AGREEMENTS

  On November 1, 2000, as amended on November 29, 2001, as amended on December 27, 2002, the Company entered into a merchandise license agreement to license a name, trade name, and logo of a music oriented television network. The term of the agreement is from November 1, 2000 to December 31, 2003. However, shipment of related products did not begin until after March 31, 2001. Accordingly, none of the minimum royalty was charged to operations as of March 31, 2001. The Company pays a royalty rate of a percentage of stipulated sales, as defined in the agreement, with $686,250 guaranteed minimum royalties for the term, payable on a scheduled basis as stipulated in the agreement. The initial minimum royalty guarantee was paid in fiscal year 2002. The new amendment places an additional guarantee for calendar year 2003 of $1,500,000, payable on a scheduled basis as follows: $500,000 on the signing of the amendment, December 27, 2002, $333,333 on June 30, 2003, $333,333 on September 30, 2003 and $333,334 on December 31,
2003. Royalty reports are due on a quarterly basis under the terms of the agreement and the following table represents a summary of the agreement:

                                                  PREPAID
                                   TOTAL          BALANCE       ACCRUED EXPENSE
                                  EXPENSE       AT MARCH 31       AT MARCH 31
                                ------------   --------------   ---------------
2003                            $  1,411,403   $      355,931   $             0
2002                            $  1,388,813   $            0   $       126,170
2001                            $          0   $       50,000   $             0

  On December 1, 2001, the Company entered into an additional agreement with a division of above licensor for additional license properties and products. The license term is January 1, 2002 to December 31, 2004 with an initial stipulated

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ship date of August 15, 2002. The agreement stipulates a royalty rate as a percentage of net sales (defined as gross sales less discounts, allowances and damaged goods returns not to exceed 8% of gross sales), payable quarterly, with a guaranteed minimum royalty for the license term of $450,000 payable as follows: $25,000 on execution of agreement, $85,000 on or before September 1, 2002, $85,000 on or before December 1, 2002, $85,000 on or before March 1, 2003, $85,000 on or before June 1, 2003, and $85,000 on or before September 1, 2003 and the following table represents a summary of the agreement:

                                                  PREPAID
                                   TOTAL          BALANCE       ACCRUED EXPENSE
                                  EXPENSE       AT MARCH 31       AT MARCH 31
                                ------------   --------------   ---------------

2003                            $     127,778    $     152,222    $            0
2002                            $           0    $      25,000    $            0
2001                            $           0    $           0    $            0

         In December 2002, the Company entered into an agreement with a division of a music and memorabilia restaurant and entertainment chain. The license term is January 1, 2003 to December 31, 2005. The Company pays a royalty rate of a percentage of stipulated sales, as defined in the agreement, with a $250,000 guaranteed minimum royalties for the term, payable on a scheduled basis as follows: $25,000 on signing of the contract and payments of $25,000 at the end of each calendar quarter starting March 31, 2003 and ending September 30, 2004, with a final payment of $50,000 due on December 31, 2004 and the following table represents a summary of the agreement:

                                                  PREPAID
                                   TOTAL          BALANCE       ACCRUED EXPENSE
                                  EXPENSE       AT MARCH 31       AT MARCH 31
                                ------------   --------------   ---------------
2003                            $     16,656   $       33,344   $             0
2002                            $          0   $            0   $             0
2001                            $          0   $            0   $             0

  In February 2003, the Company entered into an agreement with a large music and entertainment conglomerate. The license term is April 1, 2003 to March 31, 2006. The Company pays a royalty rate of a percentage of stipulated sales, as defined in the agreement, with a $300,000 guaranteed minimum royalties for the term, payable on a scheduled basis as follows: $25,000 on signing of the contract, $50,000 on June 30, 2003 and payments of $25,000 at the end of each calendar quarter starting September 30, 2003 and ending September 30, 2005 and the following table represents a summary of the agreement:
                                                  PREPAID
                                   TOTAL          BALANCE       ACCRUED EXPENSE
                                  EXPENSE       AT MARCH 31       AT MARCH 31
                                ------------   --------------   ---------------
2003                            $          0   $       25,000   $             0
2002                            $          0   $            0   $             0
2001                            $          0   $            0   $             0

  Guaranteed royalty payments are non-refundable and not recoupable against other license agreements with the same licensor.

SIGNIFICANT ESTIMATES

  The Company records an accrual for product returns in the normal course of business. The accrual is estimated based on historical experience and is recorded as a liability equal to the gross profit on estimated returns. At March 31, 2003 and 2002, the accrual for product returns was $324,422 and $118,488 respectively and are included in accrued expenses on the consolidated balance sheets.

  The Company estimates an allowance for doubtful accounts using the specific identification method since a majority of accounts receivable are concentrated with several customers. The allowance for doubtful accounts was $405,759 and $12,022 at March 31, 2003 and 2002, respectively.

LEGAL MATTERS

  CLASS ACTION. From July 2, 2003 through July 8, 2003, six securities class action lawsuits were filed against The Singing Machine and certain of its officers and directors in the United States District Court for the Southern District of Florida on behalf of all persons who purchased The Singing Machine's securities during the various class action periods specified in the complaints. The Company expects that all of these actions will be consolidated in the United States District Court for the Southern District of Florida.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The complaints that have been filed allege violations of Section 10(b) and
Section 20(a) of the Securities Exchange Act of 1934 and Rule 10(b)-5. The complaints seek compensatory damages, attorney's fees and injunctive relief. While the specific factual allegations vary slightly in each case, the complaints generally allege that defendants falsely represented the Company's financial results for the years ended March 31, 2002 and 2001.

  The Company believes that the allegations in these cases are without merit and the Company intends to vigorously defend these actions. However, as the outcome of litigation is difficult to predict, significant changes in the estimated exposures could occur which could have a material affect on the Company's operations.

  OTHER MATTERS. The Company is also subject to various other legal proceedings and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, in excess of applicable insurance coverage, is not likely to have a material effect on the financial condition, results of operations or liquidity of the Company. However, as the outcome of litigation or other legal claims is difficult to predict, significant changes in the estimated exposures could occur, which could have a material impact on the Company's operations.

NOTE 10 - STOCKHOLDERS' EQUITY

AMENDMENT TO AUTHORIZED SHARES

  During September 2000, the Company filed an amendment to its Articles of Incorporation decreasing the authorized shares of the Company's common stock to 18,900,000 shares and 100,000 Class A common shares.

STOCK SPLIT

  On March 15, 2002, the Company effected a 3 for 2 stock split. All share and per share data have been retroactively restated in the accompanying consolidated financial statements to reflect the split.

PREFERRED STOCK AND WARRANTS


  During April 1999, the Company issued a private placement memorandum, pursuant to Rule 506 of Regulation D of the 1933 Securities Act, as amended, to offer a minimum of 40 units and a maximum of 50 units of stock and warrants. Each unit consisted of 30,000 shares of the Company's 9% non-voting convertible preferred stock and 6,000 common stock purchase warrants. The purchase price for each unit was $ 27,500. Each share of preferred stock was convertible, at the option of the holder, into one share of the Company's common stock at any time after issuance, and was to automatically convert into one share of common stock on April 1, 2000. All preferred shares automatically converted on April 1, 2000. Each warrant entitles the holder to purchase one share of the Company's common stock at $1.33 per share. The warrants expire three years from the private placement memorandum date. Through June 1999, the maximum number of 50 units had been sold and $1,375,000 gross funds were raised ($1,331,017 after related costs), at which time the offer was closed. During 2000, 2001, and 2002, 24,000, 201,000, and 75,000 warrants were converted for $32,000, $268,000, and $100,000, respectively leaving no warrants outstanding at March 31, 2002.


COMMON STOCK ISSUANCES

  During fiscal 2003, 2002 and 2001, the Company issued the following shares of stock upon exercise of outstanding options and warrants.

                                  NUMBER OF            PROCEEDS
                                SHARES ISSUED         TO COMPANY
                                -------------      ---------------
         2003                        151,651       $       242,119
         2002                      1,481,347       $     1,314,659
         2001                        572,250       $       580,645

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GUARANTEE FEES


         During the year ended March 31, 2000, the Company issued 525,000 shares of common stock to two officers of the Company in exchange for guarantees related to the Company's factor agreement, and letter of credit agreement. These guarantee fees totaled $590,625 and were amortized over a period of 31 months. For the years ended March 31, 2002 and 2001 $171,472 and $228,629, respectively, of deferred fees were charged to operations, respectively. There were no remaining deferred guarantee fees at March 31, 2002.


         During the year ended March 31, 2001, the Company issued 37,500 common stock options for services and 45,000 common stock warrants to two investors as loan fees. The fair market value of the options totaling $38,400 was charged to operations. There were no transactions made in fiscal 2002 and 2003.

STOCK OPTIONS

  On June 1, 2001, the Board of Directors approved the 2001 Stock Option Plan, which replaced the 1994 Stock Option Plan, as amended, (the "Plan"). The Plan was developed to provide a means whereby directors and selected employees, officers, consultants, and advisors of the Company may be granted incentive or non-qualified stock options to purchase common stock of the Company. As of March 31, 2003, the Plan is authorized to grant options up to an aggregate of 1,950,000 shares of the Company's common stock and up to 300,000 shares for any one individual in any fiscal year. As of March 31, 2003, the Company had granted 745,200 options under the Year 2001 Plan, leaving 1,204,800 options available to be granted.

  In accordance with SFAS 123, for options issued to employees, the Company applies the intrinsic value method of APB Opinion No. 25 and related interpretations in accounting for its options issued. The following table sets forth the issuances of stock options for fiscal 2003, and 2002.

  The exercise price of common stock option issuances in 2003 and 2002 was equal to the fair market value on the date of grant. Accordingly, no compensation cost has been recognized for options issued under the Plan in 2003 or 2002. A summary of the options issued as of March 31, 2003, 2002 and 2001 and changes during the years is presented below:

                                            NUMBER OF    WEIGHTED                WEIGHTED                WEIGHTED
                                             OPTIONS     AVERAGE    NUMBER OF    AVERAGE    NUMBER OF    AVERAGE
                                               AND       EXERCISE  OPTIONS AND   EXERCISE  OPTIONS AND   EXERCISE
                                             WARRANTS     PRICE     WARRANTS      PRICE     WARRANTS      PRICE
                                            ---------    --------  -----------   --------  -----------   --------
                                                    2003                    2002                    2001
                                            ---------------------  ----------------------  ----------------------
Balance at Beginning of Period               1,094,475   $   2.11    2,433,300   $   1.31    1,593,300   $   0.67
Granted                                        574,926   $   7.88       82,800   $   3.92    1,245,750   $   2.01
Exercised                                     (151,651)  $   1.63   (1,406,625)  $   0.87     (371,250)  $   0.84
Forfeited                                       (4,500)  $   2.04      (15,000)  $   2.04      (34,500)  $   0.92
                                            ----------              ----------               ---------
Balance at End of Period                     1,513,250   $   4.43    1,094,475   $   2.11    2,433,300   $   1.31
                                            ==========              ==========               =========
Options Exercisable at End of Period           976,250   $   2.45      647,738   $   2.11    1,435,050   $   0.70
                                            ==========              ==========               =========
Weighted Average Fair Value of
Options Granted During the Period                        $   4.90                $   1.54                $   0.85


The following table summarizes information about employee stock options and consultant warrants outstanding at March 31, 2003:

                                               WEIGHTED
                                                AVERAGE
                                               REMAINING
      RANGE OF         NUMBER OUTSTANDING     CONTRACTUAL    WEIGHTED AVERAGE   NUMBER EXERCISABLE  WEIHTED AVERAGE
   EXERCISE PRICE      AT MARCH 31, 2003         LIFE        EXERCISE PRICE     AT MARCH 31, 2003   EXERCISE PRICE
---------------------  ------------------   ---------------- ----------------- ------------------- ----------------
               $ 1.11              58,500        1.24        $       1.11                  58,500  $      1.11
               $ 2.04             785,300        3.67        $       2.04                 785,300  $      2.04
       $3.27 - $ 4.23             102,450        3.20        $       3.83                 102,450  $      3.83
       $5.60 - $ 7.26             190,000        5.69        $       6.70                       0  $      0.00
       $8.61 - $11.09             377,000        6.76        $       9.45                  30,000  $     11.09
                       ------------------                                      ------------------
                                1,513,250                                                 976,250
                       ==================                                      ==================

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES


  The Company files separate tax returns for the parent and for the Hong Kong Subsidiary. The income tax expense (benefit) for federal, foreign, and state income taxes in the consolidated statement of earnings consisted of the following components for 2003, 2002 and 2001:


                   2003            2002           2001
                -----------     -----------    -----------
                               (AS RESTATED) (AS RESTATED)
Current:
U.S. Federal    $   663,816     $ 1,027,545    $    21,320
Foreign           1,230,650         748,672        468,424
State                38,500         119,277          2,000
Deferred         (1,734,194)             --             --
                -----------     -----------    -----------
                $   198,772     $ 1,895,494    $   491,744
                ===========     ===========    ===========


  The United States and foreign components of earnings (loss) before income taxes are as follows:

                        FOR THE YEAR ENDED MARCH 31,
                 ------------------------------------------
                    2003            2002           2001
                 -----------     -----------    -----------

United States    $(5,952,129)    $ 3,669,341    $ 1,311,899
Foreign            7,368,713       4,515,218      2,876,122
                 -----------     -----------    -----------
                 $ 1,416,584     $ 8,184,559    $ 4,188,021
                 ===========     ===========    ===========

  The actual tax expense differs from the "expected" tax expense for the years ended March 31, 2003, 2002 and 2001 (computed by applying the U.S. Federal Corporate tax rate of 34 percent to income before taxes) as follows:

                                                              2003            2002            2001
                                                           -----------     -----------     -----------
                                                                          (AS RESTATED)   (AS RESTATED)
Expected tax expense                                       $   481,880     $ 2,782,750     $ 1,423,927
State income taxes, net of Federal income tax benefit          (43,204)         78,723              --
Foreign earnings constructively distributed to the U.S.      1,011,628       1,027,545              --
Change in valuation allowance                                       --      (1,059,089)       (609,857)
Tax rate differential on undistributed foreign earnings     (1,326,368)       (812,739)       (517,702)
Other permanent differences                                     74,836        (121,696)        195,376
                                                           -----------     -----------     -----------
   Actual Tax Expense                                      $   198,772     $ 1,895,494     $   491,744
                                                           ===========     ===========     ===========

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at March 31, 2003 and 2002 are as follows:

                                                         2003            2002
                                                      -----------     -----------
                                                                     (AS RESTATED)
         Deferred tax assets:
         Inventory differences                        $ 1,491,021     $        --
         State net operating loss carryforward            171,019          89,315
         Bad debt reserve                                 137,958           4,087
         Reserve for sales returns                        110,303          55,886
         Stock based expenses                                  --          13,056
         Amortization of reorganization intangible         28,076          36,400
                                                      -----------     -----------
         Total Gross Deferred Assets                    1,938,377         198,744
         DEFERRED TAX LIABILITY:
         Depreciation                                     (12,765)         (7,326)
                                                      -----------     -----------
         Net Deferred Tax Asset                       $ 1,925,612     $   191,418
                                                      ===========     ===========

  The Company believes that it is more likely than not that the deferred tax asset will be realized; therefore, no valuation allowance is required.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - CONCENTRATIONS OF CREDIT RISK, CUSTOMERS, SUPPLIERS, AND FINANCING

         The Company derives primarily all of its revenues from retailers of products in the United States. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of accounts receivable. The Company's allowance for doubtful accounts is based upon management's estimates and historical experience and reflects the fact that accounts receivable are concentrated with several large customers whose credit worthiness have been evaluated by management. At March 31, 2003, 67% of accounts receivable were due from four customers: two from the U.S. and two International Customers. Accounts receivable from four customers that individually owed over 10% of accounts receivable at March 31, 2003 was 22%, 19%, 15% and 11%. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

         Revenues derived from five customers in 2003, 2002 and 2001 were 67%, 87% and 78% of revenues, respectively. Revenues derived from three customers in 2003 and 2002, and two customers in 2001, respectively, which individually purchased greater than 10% of the Company's total revenues, were 21%, 17% and 15% in 2003, 37%, 28%, and 10% in 2002 and 32% and 23% in 2001.

         The Company is dependent upon foreign companies for the manufacture of all of its electronic products. The Company's arrangements with manufacturers are subject to the risk of doing business abroad, such as import duties, trade restrictions, work stoppages, foreign currency fluctuations, political instability, and other factors, which could have an adverse impact on its business. The Company believes that the loss of any one or more of their suppliers would not have a long-term material adverse effect because other manufacturers with whom the Company does business would be able to increase production to fulfill their requirements. However, the loss of certain suppliers in the short-term could adversely affect business until alternative supply arrangements are secured.

         During fiscal years 2003, 2002 and 2001, manufacturers in the People's Republic of China (China) accounted for approximately 94%, 95% and 94% respectively of the Company's total product purchases, including all of the Company's hardware purchases.

         The Company finances its sales primarily through a loan facility with one lender. (See Note 7) Although management believes there are other sources available, a loss of the current credit facility could be in the short term, adversely affect operations until an alternate lending arrangement is secured. This loan, as amended, expires on July 31, 2003.

         Net sales derived from the Company's Hong Kong based subsidiary aggregated $49,268,836 in 2003, $27,176,000 in 2002 and $12,595,800 in 2001. The
carrying value of net assets held by the Company's Hong Kong based subsidiary was $14,932,175 at March 31, 2003.

NOTE 13 - SEGMENT INFORMATION

  The Company operates in one segment and maintains its records accordingly. The majority of sales to customers outside of the United States are made by the Company's Subsidiary. Sales by customer geographic region for the years ended March 31 were as follows:

SALES:                                2003             2002            2001
                                  ------------     ------------     ------------
United States                     $ 76,777,138     $ 62,333,801     $ 34,391,540
Asia                                    21,310           49,314               --
Australia                              814,334               --               --
Canada                                 919,642           47,565           11,420
Central America                         96,836            5,756               --
Europe                              15,714,846               --          433,821
Mexico                               1,225,111               --               --
South America                           44,549           39,317           38,570
                                  ------------     ------------     ------------
Consolidated Net Sales            $ 95,613,766     $ 62,475,753     $ 34,875,351
                                  ============     ============     ============

LONG LIVED ASSETS:
United States operations          $    570,065     $    311,590
Hong Kong operations              $  1,800,191     $  1,144,503
Eliminations                               (13)             (13)
                                                   ------------
Consolidated long-lived assets    $  2,370,243     $  1,456,080
                                                   ============

  The geographic area of sales is based primarily on the location where the product is delivered.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - EMPLOYEE BENEFIT PLANS

  The Company has a 401(k) plan for its employees to which the Company makes contributions at rates dependent on the level of each employee's contributions. Contributions made by the Company are limited to the maximum allowable for federal income tax purposes. The amounts charged to earnings for contributions to this plan and administrative costs during the years ended March 31, 2003, 2002 and 2001 totaled $61,466, $41,733 and $8,682, respectively. The Company does not provide any post employment benefits to retirees.

NOTE 15 - SUBSEQUENT EVENTS


           As of July 10, 2003, the Company obtained $1 million in subordinated debt financing from certain officers, directors and an associate of a director. The loan incurs interest at a rate of 9.5% per annum. These loans are subordinated to the Company's revolving credit facility and as such may not be repaid until such time as the credit facility is paid in full. The loan subordination has been transferred to the Company's new factoring agreement and the loans are not expected to be paid back before March 31, 2004.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                SUPPLEMENTAL DATA

                                   SCHEDULE I

                      QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods. The quarterly results for the years 2003 and 2002 are set forth in the following table with the assumption that the restatement of income tax was evenly distributed over each quarter:

                                                                                  BASIC          DILUTED
                                                                                  EARNINGS      EARNINGS
                                                             NET EARNINGS        (LOSS) PER     (LOSS) PER
                           SALES          GROSS PROFIT          (LOSS)             SHARE          SHARE
                        ------------      ------------       ------------       -----------    -----------
2003
   First quarter        $  4,264,203      $  1,273,322       $ (1,358,780)      $     (0.17)   $     (0.17)
   Second quarter         33,044,306         9,754,954          4,837,926              0.6            0.54
   Third quarter          49,102,372        14,525,191          3,846,894              0.47           0.43
   Fourth quarter          9,202,886        (2,268,736)(1)     (6,108,228)            (0.75)         (0.66)
     Total              $ 95,613,766      $ 23,284,730       $  1,217,812       $      0.15    $      0.14

2002 (As Restated)
   First quarter        $  5,573,228      $  1,923,199       $   (470,447)      $     (0.07)   $     (0.07)
   Second quarter         15,797,752         5,408,430          1,881,321              0.28           0.25
   Third quarter          34,324,556        11,884,855          5,444,081              0.74           0.65
   Fourth quarter          6,780,217         2,406,428           (565,890)            (0.07)         (0.04)
     Total              $ 62,475,753      $ 21,622,913       $  6,289,065       $      0.88    $      0.79

--------
(1) In the fourth quarter of 2003, the Company took expenses relating to a loss on a guaranteed margin contract, $2.5 million and a reserve for inventory loss of $3.7 million. The guaranteed margin contract reduced sales and the reserve for inventory loss reduced cost of sales.
(2) This table makes the assumption that the restatement of income tax was evenly distributed over each quarter.

                                   SCHEDULE II

                        VALUATION AND QUALIFYING ACCOUNTS

                                           BALANCE AT       CHARGED TO      REDUCTION TO             CREDITED TO    BALANCE AT
                                           BEGINNING OF     COSTS AND       ALLOWANCE FOR             COSTS AND       END OF
DESCRIPTION                                  PERIOD          EXPENSES        WRITE OFF                EXPENSES        PERIOD
---------------------------------------    ------------     ----------      -------------            -----------    ----------
Year Ended March 31, 2003
Reserves deducted from assets to which
they apply:
   Allowance for doubtful accounts          $   12,022      $  412,055      $           --           $ (18,318)(1) $    405,759
   Inventory reserves                               --      $3,715,357                  --           $       --      $3,715,357

Year Ended March 31, 2002
Reserves deducted from assets to which
they apply:
   Allowance for doubtful accounts          $    9,812      $   45,078      $      (42,868)          $       --      $   12,022
   Inventory reserves                       $       --      $       --      $           --           $       --      $       --

Year Ended March 31, 2001
Reserves deducted from assets to which
they apply:
   Allowance for doubtful accounts          $       --      $   85,302      $      (75,490)          $       --      $    9,812
   Inventory reserves                       $       --      $       --      $          --            $       --      $       --

----------
(1)  Recoveries of amounts previously written off against the reserve.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth various expenses, which will be incurred in connection with the registration of our securities. Other than the SEC Registration Fee, the amounts set forth below are estimates:


           SEC Registration Fee.............................     $947.37
           Printing & Engraving Expenses....................   $5,000.00
           Legal Fees and Expenses..........................  $25,000.00
           Accounting Fees and Expenses.....................  $30,000.00
           Transfer Agent Fees . . .........................  $ 1,000.00
                                                              ----------
                                     TOTAL:.................  $60,947.37
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


         As a Delaware corporation, we are subject to the Delaware General Corporation Law. Section 102(b)(7) of Delaware law enables a corporation in its certificate of incorporation to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of a director's fiduciary duty of care. Article 10 of our Certificate of Incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit and contains a comparable provision. Under Section 174 of Delaware law, directors are subject to personal liability if they declare dividends or have the corporate buy back, acquire or purchase shares of its common stock in circumstances which are not permitted by Delaware law. Under Delaware law, directors can not declare dividends unless the company has legally available surplus, as such term is defined under Delaware law, or the dividends are declared out of net profits in the fiscal year in which the dividend is declared. Directors can not authorize the acquisition, purchase or redemption of shares of a company's common stock unless such transaction is authorized by the company's articles of incorporation.


         Section 145 of Delaware law permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Article VI of our Bylaws provides that our officers, directors, employees or agent shall be indemnified to the full extent permitted by Delaware law. Article VI also provides that we may advance expenses to a director prior to the final disposition of the action. However, if required under Delaware law, we may require an officer or director to give us an undertaking in advance of the final disposition that he will repay all amounts so advanced, if it shall ultimately be determined that such officer or director is not entitled to be indemnified under our by-laws or otherwise.

         The above discussion of Delaware law and our certificate of incorporation and bylaws is not intended to be exhaustive and is qualified in its entirety by our certificate of incorporation, bylaws and Delaware law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


         The following table sets forth our sale of securities during the last three years, which securities were not registered under the Securities Act of 1933, as amended. Except as described in paragraph 23, no underwriters were employed with respect to the sale of any of the securities listed below.

         1. During fiscal 2000, six employees exercised options to acquire 118,250 stock options. All of these options were granted to our employees on December 8, 1999. The names of the employees, the number of shares purchased and the proceeds to us are listed below:

                                      NUMBER OF          PURCHASE            PROCEEDS TO         DATE OF
           NAME                    SHARES ACQUIRED         PRICE             THE COMPANY        EXERCISE
           ----                    ---------------       --------            -----------        --------

           Melody Rawski                 7,500             $.29               $ 2,150            12/30/99
           John Steele                   7,500             $.29               $ 2,150            01/04/00
           John Klecha                  75,000             $.29               $21,500            01/18/00
           Terry Marco                   7,500             $.29               $ 2,150            01/25/00
           Terri Phillips                3,750             $.29               $ 1,075            02/16/00
           Adolph Nelson                 2,250             $.29                 $ 645            03/15/00
           Jorge Otaegui                 2,250             $.29                 $ 645            08/02/00


         Each of the employees paid for the options with cash. Each employee's exercise of the option was made in reliance on Section 4(2) of the Securities Act. Each employee represented that he/she had no need for liquidity in his/her investment and had adequate financial resources to withstand a total loss of their investment. A legend was placed on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.


         2. During fiscal 2000, eleven warrant holders exercised their warrants to acquire 195,000 shares of our common stock. Each of these warrant holders acquired their warrants in our private offering of units that closed on May 12, 1999. The names of the warrant holders, the date of exercise, the number of shares purchased, the exercise price and the proceeds received by us are listed below.


                                DATE OF          NO. OF        EXERCISE          PROCEEDS TO THE
NAME                           EXERCISE          SHARES          PRICE               COMPANY
----                           --------          ------        --------          ---------------

Benchmark Capital              4/26/00           24,000          $1.33              $ 32,000
Sebastian Angelico             5/03/00            6,000          $1.33               $ 8,000
Josef Bauer                    5/15/00            12000          $1.33              $ 16,000
Albert Wardi                   5/22/00            3,000          $1.33               $ 4,000
Wolcot Capital Inc.            5/24/00            6,000          $1.33              $128,000
Wendy Blauner                  5/24/00            6,000          $1.33               $ 8,000
Jon Blauner                    5/24/00            6,000          $1.33               $ 8,000
John Klecha                    9/25/00            6,000          $1.33               $ 8,000
Bank Sal. Oppenheim           10/27/00           60,000          $1.33              $ 80,000
Sil Venturi                   12/01/00            6,000          $1.33               $ 8,000
Aton Trust                    12/01/00           60,000          $1.33              $ 80,000


         Each of these warrant holders exercised their warrants in reliance upon
Section 4(2) of the Securities Act of 1933, because each of the holders was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.


    3. During fiscal 2000, certain of our outside consultants exercised warrants to acquire an aggregate of 483,000 shares that were issued to them. The names of the consultants, the date of issuance of the warrants, the date of exercise, the number of warrants, exercise price and proceeds are listed below.

                Date of    Date of             No. of          Exercise
Name           Issuance    Exercise           Warrants          Price      Proceeds
----           --------    --------           ---------         -------    --------
Portfolio
Research
Associates     6/08/99      5/17/00            114,000            $.92      $104,500
Jack Robbins   4/1/5/99     5/24/00            125,000            $.67      $ 75,000
Jack Robbins   4/15/99      5/24/00            125,000            $1.005    $112,500
Union Atlantic 2/08/99     11/01/00             30,000            $.67      $ 20,000

Each of these consultants exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because each of the holders was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         4. In May 2000, we obtained two working capital loans in the amount of $100,000 and $500,000 from Maureen La Rouche and Josef Bauer. The loans were for a period of eight months and bore interest at the rate of 15% per annum. As consideration for extending the loans, we issued 7,500 warrants to Ms. La Rouche and 37,500 warrants to Mr. Bauer, on May 25, 2000. Each warrant allowed the holder to purchase one share of our common stock at an exercise price of $2.18 per share. The warrants expire on May 25, 2003.

         5. On September 5, 2000, we issued 37,500 warrants to Neal Berkman for services rendered to our Company. Mr. Berkman a principal at Berkman and Associates, a firm that provides investor relation services to us. The warrants had an exercise price of $2.04 per share and 18,750 warrants vested on December 1, 2001 and the remaining 18,750 on December 1, 2002. The warrants expired on December 1, 2006. We issued these warrants to Mr. Berkman in reliance upon
Section 4(2) of the Securities Act, because Mr. Berkman was knowledgeable, sophisticated and had access to comprehensive information about us.

         6. On September 5, 2000, we issued an aggregate of 625,500 options to our employees, as consideration for services they had rendered to us. We issued these options to our employees in reliance upon Section 4(2) of the Securities Act, because our employees were knowledgeable, sophisticated and had access to comprehensive information about us.


                                            NO. OF        EXERCISE
           NAME                             OPTIONS         PRICE
           ----                             -------       --------

           Brian Cino                       15,000           $2.04
           April Green                      30,000           $2.04
           Alicia Haskamp                   45,000           $2.04
           John Klecha                     270,000           $2.04
           Terry Marco                      45,000           $2.04
           Marion McElligott                10,000           $2.04
           Jamilla Miller                    4,500           $2.04
           Howard Moore                     37,500           $2.04
           Adolph Nelson                     3,750           $2.04
           Jorge Otaeugi                     4,500           $2.04
           Terry Phillips                    7,500           $2.04
           Melody Rawski                    15,000           $2.04
           Eddie Steele                    300,000           $2.04
           John Steele                      75,000           $2.04
           Richard Torrelli                  3,500           $2.04
           Edwin Young                      75,000           $2.04


         For each employee, officer or director, fifty percent of their options are exercisable on December 1, 2001 and 50% on December 1, 2002. The options all expire on December 1, 2006.


         7. On September 5, 2000, we issued an aggregate of 75,000 options to our current directors and one previous director for their services to us during the preceding year. We issued these options to our directors in reliance upon
Section 4(2) of the Securities Act, because our directors were knowledgeable, sophisticated and had access to comprehensive information about us.


                                            NO. OF           EXERCISE
           NAME                             OPTIONS            PRICE
           ----                             -------          --------

           Josef Bauer                      15,000             $2.04
           Edward Steele                    15,000             $2.04
           John Klecha                      15,000             $2.04
           Howard Moore                     15,000             $2.04
           Alan Schor                       15,000             $2.04

         These options are immediately exercisable and expire on September 5, 2006.

         8. On March 13, 2001, we issued 30,000 options to Robert Weinberg and 15,000 options to John DeNovi. Mr. Weinberg received his grant of options because he was joining our Board of Directors and Mr. DeNovi because he was joining our company as an employee The exercise price of these options is $3.27 per share and the expiration date is March 13, 2006. Half of Mr. Weinberg's options vest on December 1, 2001 and the remainder vest on December 1, 2002. Half of Mr. DeNovi's options vest on March 13, 2002 and the remainder vest on March 13, 2003. We issued these options to Mr. Weinberg and Mr. DeNovi in reliance upon Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about us.

         9. During fiscal 2002, thirteen employees, one director and one former director exercised stock options issued under our 1994 Amended and Restated Management Stock Option Plan. The names of the option holders, the dates of grant, the dates of exercise, the number of shares purchased, the exercise price and the proceeds received by us are listed below.

                             DATE OF            DATE OF           NO. OF       EXERCISE
NAME                          GRANT            EXERCISE           SHARES         PRICE       PROCEEDS
----                         --------         ---------           ------       --------      --------
Adolph Nelson                12/08/99         04/30/01            2,250            $.29       $   645
John Steele                  12/08/99         04/30/01            7,500            $.29       $ 2,150
Teresa Marco                 12/08/99         05/01/01            7,500            $.29       $ 2,150
Terry Philips                12/08/99         05/01/01            2,250            $.29       $   645
Brian Cino                   12/08/99         05/02/01            5,100            $.29       $ 1,462
John Klecha                  12/08/99         05/30/01           75,000            $.29       $21,500
Melody Rawski                12/08/99         06/14/01            7,500            $.29       $ 2,150
Terry Phillips               12/08/99         07/11/01            2,250            $.29       $   645
April Green                  06/25/99         07/11/01              150            $.66       $   166
Brian Cino                   12/08/99         07/15/01            1,200            $.29       $   344
April Green                  06/25/99         07/11/01              300           $1.11       $   332
John Steele                  12/02/99         07/24/01           15,000           $0.29       $16,600
Josef Bauer                  09/05/00         08/16/01           15,000            $2.04      $30,600
April Green                  06/25/99         08/16/01              300           $1.11       $   332
Edward Steele                12/08/99         09/28/01          262,500            $.29       $75,250
Edward Steele                12/08/99         09/28/01            7,500           $2.04       $15,300
April Green                  06/25/99         10/02/01            1,500           $1.11       $ 1,660
April Green                  06/25/99         10/31/01            1,500           $1.11       $ 1,660
John Steele                  06/25/99         11/06/01           15,000           $1.11       $16,600
Brian Cino                   12/08/98         11/13/01              525            $.29       $   151
April Green                  06/25/99         11/13/01            1,500           $1.11       $ 1,660
Teresa Marco                 06/25/99         11/13/01           15,000           $1.11       $16,600
John Steele                  09/25/00         12/07/01            7,500           $2.04       $15,300
April Green                  06/25/99         12/07/01            1,050           $1.11       $ 1,162
Melody Rawski                09/25/00         12/18/01            7,500           $2.04       $15,300
April Green                  09/05/00         12/18/01            3,000           $2.04       $ 6,120
Edwin Young                  09/05/00         12/28/01           37,500           $2.04       $76,500
Adolph Nelson                09/25/00         12/28/01            1,875           $2.04       $ 3,825
Eddie Steele                 12/08/99         01/03/02          262,500           $.287       $75,250
Eddie Steele                 06/25/99         01/03/02            45,000         $1.107       $49,800
Eddie Steele                 09/05/00         01/03/02           15,000           $2.04       $30,600
Alicia Haskamp               09/05/00         01/03/02            6,000           $2.04       $12,240
M. McElligott                09/05/00         02/06/02            3,750           $2.04       $ 7,650
Brian Cino                   12/09/98         02/06/02              675           $.287       $193.50
Brian Cino                   09/05/00         02/06/02            1,350           $2.04       $ 2,754
Jorge Otaeugi                12/09/98         02/06/02            2,250            $.29       $   645
Jorge Otaeugi                09/05/00         02/06/02            2,250           $2.04       $ 4,590
John Steele                  09/05/00         02/06/02            7,500           $2.04       $15,300
Terry Phillips               09/05/00         02/19/02              450           $2.04       $   918
Alan Schor                   09/05/00         02/19/02            7,500           $2.04       $15,300
Robert Torrelli              09/05/00         03/07/02              150           $2.04       $   306
John DeNovi                  03/13/01         03/07/02            2,550           $3.27       $ 8,330
John Steele                  09/05/00         03/14/02           22,500           $2.04       $45,900
Terry Phillips               09/05/00         03/22/02              900           $2.04       $ 1,836

         Each person paid for theirs shares with cash. Each person exercised their options in reliance upon Section 4(2) of the Securities Act of 1933, because he/she was knowledgeable, sophisticated and had access to comprehensive information about us. The shares issued to these optionees were registered under the Securities Act on a registration statement on Form S-8. The shares issued to employees who were not affiliates did not contain any restrictive legends. The shares issued to our executive officers and our directors contained a control legend. Control legends were contained on the shares issued to Eddie Steele, our Chief Executive Officer and a director, John Klecha, our Chief Operating Officer and a director and Josef Bauer, our director.

         10. During fiscal 2002, six warrant holders exercised their warrants to acquire an aggregate of 75,000 shares of our common stock. All of these persons acquired their warrants in the Company's private offering of units on May 12, 1999. The names of the warrant holders, the dates of exercise the number of shares purchased, the exercise price and the proceeds received by us are listed below.

                               DATE OF            DATE OF      NO. OF       EXERCISE
NAME                           GRANT              EXERCISE     SHARES           PRICE            PROCEEDS
----                           ---------         ---------     ------       ---------            --------
Entropy Holdings                05/12/99         04/30/01     15,000          $1.33              $  20,000
Itamar Zac Jones                05/12/99         07/15/01      6,000          $1.33              $   8,000
Anthony Broy                    05/12/99         10/31/01      6,000          $1.33              $   8,000
Eddie Steele                    05/12/99         01/03/02     12,000          $1.33              $  16,000
Fred Merz                       05/12/99         02/19/02      6,000          $1.33              $   8,000
John Klecha                     05/12/99         03/19/02     30,000          $1.33              $  40,000

         Each of the warrant holders paid for their shares with cash. Each of these warrant holders exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because each of these holders was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         11. During fiscal 2002, four consultants exercised their warrants to acquire an aggregate of 243,600 shares of our common stock. The names of the warrant holders, the dates of issuance of the warrant, the number of shares purchased, the exercise price and the proceeds received by us are listed below.

                   Date of     Date of            No. of     Exercise
Name              Issuance     Exercise           Shares       Price      Proceeds
----              ---------    --------           ------       -----      --------
SISM Research      5/21/99      11/02/01           15,000      $1.33      $ 20,000
FRS Investments    7/08/99      12/31/01           30,000       $.92      $ 27,500
FRS Investments    7/08/99      04/30/01           15,000       $.92      $ 13,750
FRS Investments    7/08/99      03/04/02           30,000     $0.917      $ 27,500
Edward Borelli     7/08/99      10/29/01          143,100       $.92      $131,175
Clarion Finanz AG  4/14/99      11/08/01           10,500       $.92      $ 92,125

          Each of the consultants paid for their shares with cash. Each of these warrant holders exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because each of these holders was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         12. On August 15, 2001, we issued an aggregate of 75,000 options to its directors pursuant to an annual grant of options to persons who had served on the Board during the previous year. Each of the following directors received 15,000 options: Eddie Steele, John Klecha, Josef Bauer, Howard Moore and Robert Weinberg. The exercise price of the options is $4.25 per share and the options expire on August 14, 2006. The options are exercisable immediately. We issued these options to our directors in reliance upon Section 4(2) of the Securities Act, because our directors are knowledgeable, sophisticated and have access to comprehensive information about us.

         13. On August 16, 2001, Josef Bauer and Maureen LaRoche, Mr. Bauer's assistant, exercised warrants to acquire an aggregate of 90,000 shares of our common stock. Mr. Bauer and Ms. LaRoche acquired these warrants on May 15, 2000 when they advanced working capital to our company in May 2000. The dates of exercise the number of shares purchased, the exercise price and the proceeds received by us are listed below.

                         DATE OF          NO. OF       EXERCISE
NAME                     EXERCISE         SHARES       PRICE        PROCEEDS
----                     --------         ------       --------     --------

Josef Bauer              8/16/01          15,000        $1.34       $20,000
Josef Bauer              8/16/01          37,500        $2.17       $81,250
Josef Bauer              8/16/01          75,000         $.67       $50,000
Maureen LaRoche          8/16/01           7,500        $2.17       $16,250

         Mr. Bauer and Ms. LaRoche paid for their shares with cash and exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because each was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         14. On November 30, 2001, Neil Berkman exercised options to acquire 37,500 shares of our common stock at a purchase price of $2.04 per share. Mr. Berkman acquired these warrants for financial consulting services that he rendered to us. Mr. Berkman paid for his shares with cash and exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because he was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         15. On December 28, 2001, Josef Bauer exercised 15,000 stock options acquired under our Year 2001 Stock Option Plan at an exercise price of $2.04 per share. Mr. Bauer received a grant of these options on September 5, 2000. Mr. Bauer exercised his options in reliance upon Section 4(2) of the Securities Act of 1933, because he was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth their restrictions on transferability and sale.

         16. During fiscal 2003, five employees and a director exercised stock options issued under our 1994 Amended and Restated Management Stock Option Plan. All of these options were granted on September 5, 2000. The employees and director exercised options to acquire an aggregate of 91,225 shares of our common stock. The names of the option holder, the dates of exercise, the number of shares purchased, the exercise price and the proceeds received by us are listed below.


                     DATE OF          NO. OF         EXERCISE
NAME                 EXERCISE         SHARES         PRICE            PROCEEDS
----                 --------         ------         --------         --------
Alicia Haskamp       04/06/02         16,500         $2.04             $33,660
Howard Moore         07/12/02         33,750         $2.04             $68,850
Terri Phillips       07/31/02            600         $2.04             $ 1,224
Adolph Nelson        12/19/02          1,875         $2.04             $ 3,825
Edwin Young          01/21/03         37,500         $2.04             $76,500
April Green          02/24/03          1,000         $2.04             $ 2,040


         Each employee and director paid for the shares with cash. Each employee and director exercised his/her options in reliance upon Section 4(2) of the Securities Act of 1933, because he/she was knowledgeable, sophisticated and had access to comprehensive information about us. We registered all the stock underlying the options granted under our 1994 Plan on a registration statement on Form S-8. The shares issued to employees who were not affiliates did not contain any restrictive legends. The shares issued to our executive officer and our director contained a control legend. Control legends were contained on the shares issued to April Green, our Chief Financial Officer, and Howard Moore, our director.

         17. During the three month period ended June 30, 2002, one warrant holder, FRS Investments, Inc. ("FRS") exercised its warrants to acquire an aggregate of 52,500 shares of our common stock. FRS received the warrant grant on July 8, 1999 in connection with consulting services rendered to us. The date of exercise, the number of shares purchased, the exercise price and the proceeds received by us are listed below.


                     DATE OF        NO. OF           EXERCISE
NAME                 EXERCISE       SHARES           PRICE           PROCEEDS
----                 --------       ------           --------        --------
FRS Investments      05/17/02       52,500            $0.9167         $48,125


         FRS paid for its shares with cash. FRS exercised its warrants in reliance upon Section 4(2) of the Securities Act of 1933, because it was knowledgeable, sophisticated and had access to comprehensive information about the us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         18. On December 31, 2002, we issued an aggregate of 187,000 options to our employees, as consideration for services they had rendered to us. We issued these options to our employees in reliance upon Section 4(2) of the Securities Act, because our employees were knowledgeable, sophisticated and had access to comprehensive information about us.


NAME                             NO. OF OPTIONS ISSUED            PRICE
----                             ---------------------            -----
Frank Abell                               6,000                   $9.00
Jennifer Barnes                           5,000                   $9.00
Dan Becherer                             10,000                   $9.00
Almina Brady-Dykes                        6,000                   $9.00
Elizabeth Canela                          3,000                   $9.00
Tammy Chestnut                            1,000                   $9.00
Belinda Cheung                              500                   $9.00
Danny Cheung                              1,000                   $9.00
Jeffrey Chiu                              1,000                   $9.00
Brian Cino                                3,000                   $9.00
John DeNovi                              10,000                   $9.00
Teresa Garcia                            15,000                   $9.00
April Green                              20,000                   $9.00
Alicia Haskamp                           18,000                   $9.00
Michelle Ho                               3,000                   $9.00
Wilson Ho                                 1,000                   $9.00
Dale Hopkins                             10,000                   $9.00
Irene Ko                                  3,000                   $9.00
Bill Lau                                  4,500                   $9.00
Dora Lee                                  3,000                   $9.00
Nataly Lessard                            6,000                   $9.00
Gigi Leung                                  500                   $9.00
Marian McElligott                        15,000                   $9.00
Adolph Nelson                             2,000                   $9.00
Rick Ng                                     500                   $9.00
Cathy Novello                             4,000                   $9.00
Jennifer O'Kuhn                           2,000                   $9.00
Jorge Otaegui                             2,000                   $9.00
Terri Phillips                            3,000                   $9.00
Melody Rawski                             5,000                   $9.00
Asante Sellers                            1,000                   $9.00
Stacy Sethman                             5,000                   $9.00
John Steele                              10,000                   $9.00
Richard Torrelli                          1,000                   $9.00
Nicolas Venegas                           2,000                   $9.00
Vicky Xavier                              2,500                   $9.00
Ho Man Yeung                                500                   $9.00
Yen Yu                                    1,000                   $9.00

         For each employee, twenty percent (20%) of their options are exercisable on January 1, 2004 and 20% exercisable each January 1st thereafter with the last 20% becoming exercisable on January 1, 2008. The options expire 5 years after they become exercisable with varying expiration dates from December 31, 2009 through December 31, 2013.


         19. During the three month period ended June 30, 2003, four employees exercised stock options issued under our 1994 Amended and Restated Management Stock Option Plan. The employees exercised options to acquire an aggregate of 128,500 shares of our common stock. All of the options were granted on September 5, 2000, except John Klecha received the grant for 58,500 options at $1.11 on June 25, 1999. The names of the option holder, the dates of exercise, the number of shares purchased, the exercise price and the proceeds received by us are listed below.

                     NO. OF OPTIONS    EXERCISE        EXERCISE
NAME                 EXERCISED         PRICE           DATE           PROCEEDS
----                 --------------    --------        --------       --------
John Steele            30,000           $2.04          04/9/03         $61,200
Allen Schor             7,500           $2.04          04/9/03         $15,300
Alicia Haskamp          7,500           $2.04          04/18/03        $15,300
Alicia Haskamp         10,000           $2.04          04/01/03        $20,400
John Klecha            58,500           $1.11          04/22/03        $64,935
John Klecha            15,000           $2.04          04/22/03        $30,600


         All of the above issuances were paid for with cash. The above employees exercised their options in reliance upon Section 4(2) of the Securities Act of 1933, because each was knowledgeable, sophisticated and had access to comprehensive information about our company. We registered all the stock underlying the options granted under our 1994 Plan on a registration statement on Form S-8. The shares issued to our employees who were not affiliates did not contain any restrictive legends. The shares issued to our executive officer contained a control legend. Control legends were contained on the shares issued to John Klecha, our Chief Operating Officer and director.

         20. On August 1, 2003, we issued 14, 492 and 11,594 shares of its common stock to Jack Dromgold and John Steele as bonus payments, respectively. Mr. Dromgold was guaranteed a $50,000 bonus in cash under his employment agreement, but he agreed that we could pay his bonus with shares of our common stock. Mr. John Steele was entitled to an $80,000 bonus under his employment agreement, but he agreed to take a $40,000 bonus which would be paid with our common stock. Our average trading price for the five days preceding August 1, 2003 of $3.45 was used to calculate the number of shares that would be issued to Mr. Dromgold and Mr. Steele. We issued these shares to Mr. Dromgold and Mr. Steele in reliance upon Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about our company. We placed restrictive legends on the certificates stating that the securities were not registered under the Securities Act and set forth their restrictions on transferability and sale.

         21. On August 1, 2003, Yi Ping Chan, Jack Dromgold and Eddie Steele agreed to take 15% of their annual compensation in the form of stock. The salary reductions for Mr. Chan and Mr. Dromgold covered a nine month period from August 1, 2003 through March 31, 2004 and the salary reduction for Mr. Steele covered an eight month period from August 1, 2003 through February 28, 2004. The average trading price of our common stock for the five days preceding August 1, 2003 of $3.45 was used to calculate the number of shares that would be issued to Mr. Chan, Mr. Dromgold and Mr. Steele. Mr. Chan agreed to take a salary reduction of $3,125 per month for an aggregate of $28,125 over a nine month period , which would be paid with 8,153 shares of our common stock. Mr. Dromgold agreed to take a salary reduction of $1,948 per month for an aggregate of $17,535 over a nine month period, which would be paid with 5,082 shares of our common stock. Mr. Steele agreed to take a salary reduction of $7,892 per month for an aggregate of $63,136 over a eight month period, which would be paid with 18,300 shares of our common stock. We issued these shares to Mr. Chan, Mr. Dromgold and Mr. Steele in reliance upon Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about our company. We placed restrictive legends on the certificates stating that the securities were not registered under the Securities Act and set forth their restrictions on transferability and sale.

         22. On August 1, 2003, we issued 2,899 shares of our common stock to Jay Bauer and Howard Moore for services that they had rendered on our Board during fiscal 2003. The value of these shares was equal to $10,000, based on the five day average trading price of our common stock during the five day period preceding August 1, 2003, which was $4.60. We issued these shares to Mr. Bauer and Mr. Moore in reliance upon Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about our company. We placed restrictive legends on the certificates stating that the securities were not registered under the Securities Act and set forth their restrictions on transferability and sale

         23. On September 8, 2003, we issued an aggregate of $4,000,000 of 8% convertible debentures in a private offering to six accredited investors. The debentures initially are convertible into shares of common stock at a price of $3.85 per share, subject to adjustment in certain situations. Each investor also received warrants equal to 40% of the subscription amount divided by $3.50. The exercise price of the warrants is $4.025 per share and the warrants expire on September 7, 2006. We have an obligation to register the shares of common stock underlying the debenture and warrants, which we are satisfying by filing this registration statement. The names of the investors, the amount of the debentures and the number or warrants issuable to each investor are set forth below.

                                       AMOUNT OF
NAME                                   DEBENTURES         NO. OF WARRANTS
----                                   ----------         ---------------
Omnicron Master Trust                  $2,500,000             285,714
SF Capital Partners, Ltd                 $500,000              57,143
Bristol Investment Fund, Ltd.            $300,000              34,286
Ascend Offshore Fund, Ltd.               $478,000              54,629
Ascend Partners, LP                       $58,200               6,651
Ascend Partners Sapient LP               $163,800              18,720


         We issued these shares to these persons in reliance upon Section 4(2) of the Securities Act, because the investors were knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the debentures and the warrant agreements stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale. We used Roth Capital as our placement agent and they received a commission equal to 5.5% of the proceeds and a warrant to purchase 103,896 shares or our common stock. We agreed to register the shares underlying Roth's warrant in a registration statement.

         24. On November 17, 2003, we agreed to issue 40,151 shares of our common stock to AG Edwards & Sons pursuant to a settlement agreement. In September 2003, we had a disagreement with AG Edwards & Sons, regarding the total amount of fees that were payable under our investment banking agreement with them. We entered into a settlement agreement with them effective as of November 17, 2003 in which we agreed to pay them the aggregate sum of $181,067 in five equal installments beginning on November 17, 2003 and ending on March 15, 2005. We also agreed to issue 40, 151 shares of our common stock to them and to register these shares for resale in this Prospectus. We issued the shares to AG Edwards in reliance upon Section 4(2) of the Securities Act, because it was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the stock certificates stating that the shares were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         25. On December 19, 2003, we issued an aggregate of 221,920 options to our employees, as consideration for services they had rendered to us. We issued these options to our employees in reliance upon Section 4(2) of the Securities Act, because our employees were knowledgeable, sophisticated and had access to comprehensive information about us.

NAME                       NUMBER OF OPTIONS          EXERCISE PRICE
------------------         -----------------          ---------------
Frank Abell                     1,320                 $          1.97
Josef Bauer                     2,740
Dan Becherer                    4,910                 $          1.97
Almina Brady-Dykes              1,320                 $          1.97
Pam Broyles                       500                 $          1.97
Elizabeth Canela                  660                 $          1.97
Yi Ping Chan                   52,800                 $          1.97
Belinda Cheung                    110                 $          1.97
Jeffrey Chiu                      220                 $          1.97
Brian Cino                        660                 $          1.97
John Dahl                      50,000                 $          1.97
April Green                     4,380                 $          1.97
Alicia Haskamp                 24,600                 $          1.97
Jeff Ho                         5,000                 $          1.97
Michelle Ho                     5,660                 $          1.97
Wilson Ho                         220                 $          1.97
Irene Ko                          660                 $          1.97
Rose Labadessa                  5,000                 $          1.97
Bill Lau                        5,990                 $          1.97
Doral Lee                       5,660                 $          1.97
Nataly Lessard                  1,320                 $          1.97
Marian McElligott               3,290                 $          1.97

Alyssa Malamud                  1,000                 $          1.97
Bernardo Melo                   4,000                 $          1.97
Rick Ng                           110                 $          1.97
Dennis Norden                   8,000                 $          1.97
Cathy Novello                     880                 $          1.97
Jennifer O'Kuhn                   440                 $          1.97
Jorge Otaegui                     440                 $          1.97
John Petko                      1,500                 $          1.97
Terri Phillips                    660                 $          1.97
Melody Rawski                   1,100                 $          1.97
Evelyn Romero                     500                 $          1.97
Kristi Ronyak                   1,000                 $          1.97
Rafael Ros                      1,200                 $          1.97
Stacy Sethman                   1,100                 $          1.97
Edward Steele                  10,000                 $          1.97
John Steele                    12,200                 $          1.97
Nicolas Venegas                   440                 $          1.97
Ho Man Yeung                      110                 $          1.97
Yen Yu                            220                 $          1.97

         These options vest in three equal installments over a period of three years, beginning on December 17, 2004. The options expire three years after the vesting date.


         26. On January 23, 2004, we issued an aggregate of 32,000 options to our employees, as consideration for services they had rendered to us. We issued these options to our employees in reliance upon Section 4(2) of the Securities Act, because our employees were knowledgeable, sophisticated and had access to comprehensive information about us. The names of the employees, the number of options and the exercise price of the options is listed below.

   NAME                   NUMBER OF OPTIONS        EXERCISE PRICE
   ----                   -----------------        --------------
Dennis Nordeen               17,000                   $1.60
John Steele                  15,000                   $1.60

         For each employee, 20% of their options vest on January 23, 2005 and 20% are exercisable on each January 23 thereafter with the last 20% becoming exercisable on January 23, 2010. The options expire 5 years after the date on which they first become exercisable with varying expiration dates of January 22, 2010 through January 22, 2015.

         27. On February 6, 2004, we issued an aggregate of 41,560 options to our employees, as consideration for their agreement to reduce their respective salaries. We issued these options to our employees in reliance upon Section 4(2) of the Securities Act, because our employees were knowledgeable, sophisticated and had access to comprehensive information about us. The names of the employees, the number of options and the exercise price of the options is listed below.

     NAME                  NUMBER OF OPTIONS          EXERCISE PRICE
     ----                  -----------------          --------------
Jeffrey Li-Chieh Ho            7,000                      $1.54
Stacy Blair Sethman            3,500                      $1.54
Bernardo Melo                  6,000                      $1.54
John Petko                     5,640                      $1.54
Rosalina Labadessa             6,000                      $1.54
Marian McElligott              6,400                      $1.54
Frank Abell                    7,170                      $1.54

         For each employee, half of these options become exercisable on August 6, 2004 and the remaining half vest on February 5, 2005. The options expire 5 years after the date on which they become exercisable with an expiration dates of August 5, 2008 and February 5, 2009.

         28. Effective as of February 9,2004, we issued an aggregate of 30,000 warrants to the investors that had purchased debentures in our $4 million private offering. We agreed to the debenture holders in exchange for their agreement to (i) enter into new subordination agreements with Milberg, (ii) to waive all liquidated damages due under the transaction documents through July 1, 2004 and (iii) to extend the effective date of the Form S-1 registration statement until July 1, 2004. We issued the warrants to the debenture holders in reliance on Section 4(2) of the Securities Act, because each of the debenture holders was knowledgeable, sophisticated and had access to comprehensive information about the Company. The new warrants have an exercise price equal to $1.52 per share, the fair market value of the Company's common stock on February 9, 2004, the date of the grant. We placed restrictive legends on the warrants stating that the securities were not registered under the Securities Act and set forth their restrictions on transferability and sale.

         29. On February 26, 2004, we issued an aggregate of 60,000 options to our three non-employee directors. Jay Bauer, Bernard Appel and Richard Ekstract each received 20,000 options. The exercise price of the options is equal to $1.30 per share, the fair market value on the date of grant. The options vest in three equal installments beginning on February 27, 2004 and expire three years after the vesting date, provided that each person continues to serve on our Board of Directors. If any of these persons were to resign from our Board, all vested options would terminate six months after the director's resignation date. We issued these options to Mr. Bauer, Mr. Appel and Mr. Ekstract in reliance upon Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about our company. We placed restrictive legends on the options stating that the securities were not registered under the Securities Act and set forth their restrictions on transferability and sale.


Exhibit No.           Description of Exhibit
-----------           ----------------------

3.1 Certificate of Incorporation of the Company filed with the Delaware Secretary of State on February 15, 1994 and amendments through April 15, 1999 (incorporated by reference to Exhibit 3.1 in the Company's registration statement on Form SB-2 filed with the SEC on March 7, 2000, File No. 333-57722).

3.2 Certificate of Amendment of the Company filed with the Delaware Secretary of State on September 29, 2000 (incorporated by reference to
         Exhibit 3.1 in the Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1999 filed with the SEC on November 14, 2000 File No. 000-24968).

3.3 Certificates of Correction filed with the Delaware Secretary of State on March 29 and 30, 2001 correcting the Amendment to our Certificate of Incorporation dated April 20, 1998 (incorporated by reference to
         Exhibit 3.11 in the Company's registration statement on Form SB-2 filed with the SEC on April 11, 2000, File No. 333-57722 ).

3.4      Amended By-Laws of the Company (incorporated by reference to Exhibit
         3.14 in the Company's Annual Report on Form 10-KSB for the year ended March 31, 2001 filed with the SEC on June 29, 2001, File No. 000-24968).

4.1 Form of Certificate Evidencing Shares of Common Stock (incorporated by reference to Exhibit 3.3. of the Company's registration statement on Form SB-2 filed with the SEC on March 7, 2000, File No. 333-57722)

5.1      Opinion of Adorno & Yoss, P.A.*

10.1 Loan Agreements dated August 13, 2003 in the aggregate amount of $1 million between the Company and each of Josef Bauer, Howard Moore & Helen Moore Living Trust, Maureen G. LaRoche and Yi Ping Chan.

10.2 Settlement Agreement dated September 17, 2003 between AG Edwards & Sons, Inc. and the Company, Inc.

10.1 Securities Purchase Agreement dated as of August 20, 2003 by and among the Company and Omicron Master Trust, SF Capital Partners, Ltd., Bristol Investment Fund, Ltd., Ascend Offshore Fund, Ltd., Ascend Partners, LP and Ascend Partners Sapient, LP (collectively, the "Investors") (filed as Exhibit 10.1 to the Company's Registration Statement filed with the SEC on October 9, 2003, File No. 333-109574).

10.2 Amendment dated September 5, 2003 to Securities Purchase Agreement between the Company and the Investors (filed as Exhibit 10.2 to the Company's Registration Statement filed with the SEC on October 9, 2003, File No. 333-109574).

10.3 Form of Debenture Agreement issued by the Company to each of the Investors (filed as Exhibit 10.3 to the Company's Registration Statement filed with the SEC on October 9, 2003, File No. 333-109574).

10.4 Form of Warrant Agreement issued by the Company to the Investors (filed as Exhibit 10.4 to the Company's Registration Statement filed with the SEC on October 9, 2003, File No. 333-109574).

10.5 Warrant Agreement between the Company and Roth Capital Partners, LLC (filed as Exhibit 10.5 to the Company's Registration Statement filed with the SEC on October 9, 2003, File No. 333-109574).

10.6 Registration Rights Agreement between the Company and each of the Investors and Roth Capital Partners, LLC (filed as Exhibit 10.5 to the Company's Registration Statement filed with the SEC on October 9, 2003, File No. 333-109574).

10.7 Domestic Merchandise License Agreement dated November 1, 2000 between MTV Networks, a division of Viacom International, Inc. and the Company (incorporated by reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, filed with the SEC on February 14, 2003, File No. 000-24968).

10.8 Amendment dated January 1, 2002 to Domestic Merchandise License Agreement between MTV Networks , a division of Viacom International, Inc. and the Company (incorporated by reference to Exhibit 10.4 of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, filed with the SEC on February 14, 2003, File No. 0000-24968).

10.9 Second Amendment as of November 13, 2002 to Domestic Merchandise License Agreement between MTV Networks, a division of Viacom International, Inc. and the Company (incorporated by reference to Exhibit 10.5 of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, filed with the SEC on February 2003, File No. 000-24968).

10.10 Third Amendment as of February 26, 2003 to Domestic Merchandise License Agreement between MTV Networks, a division of Viacom International, Inc. and the Company (incorporated by reference to Exhibit 10.10 of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, filed with the SEC on July 17, 2003, File No. 000-24968).

10.11 Amendment to Domestic Licensing Agreement dated November 15, 2002 between the Company and MTV Networks, a division of Viacom International, Inc. (incorporated by reference to Exhibit 10.5 in the Company's Quarterly Report on Form 10-Q filed with the SEC on February 17, 2004, File No. 000-24968).

10.12 Fifth Amendment to Domestic Licensing Agreement dated December 23, 2003 between the Company and MTV Networks, a division of Viacom International, Inc. (incorporated by reference to Exhibit 10.6 in the Company's Quarterly Report on Form 10-Q filed with the SEC on February 17, 2004, File No. 000-24968).

10.13 Sales Agreement effective as of December 9, 2003 between the Company and CPP Belwin, Inc. and its affiliates (incorporated by reference to Exhibit 10.7 in the Company's Quarterly Report on Form 10-Q filed with the SEC on February 17, 2004, File No. 000-24968).

10.14 Factoring Agreement dated February 9, 2004 between Milberg Factors, Inc. and the Company. (incorporated by reference to Exhibit 10.1 in the Company's Quarterly Report on Form 10-Q filed with the SEC on February 17, 2004, File No. 000-24968).

10.15 Security Agreement for Goods and Chattels dated February 9, 2004 between Milberg Factors, Inc. and the Company. incorporated by reference to Exhibit 10.2 in the Company's Quarterly Report on Form 10-Q filed with the SEC on February 17,2004, File No. 000-24968).

10.16 Security Agreement for Inventory dated February 9, 2004 between Milberg Factors, Inc. and the Company (incorporated by reference to Exhibit
         10.3 in the Company's Quarterly Report on Form 10-Q filed with the SEC on February 17, 2004, File No. 000-24968).

10.17 Second Amendment to the Transaction Documents dated February 9, 2004 between Omicron Master Trust, SF Capital Partners, Ltd, Bristol Investment Fund, Ltd., Ascend Offshore Fund, ltd., Ascend Partners, LP, Ascend Partners Sapient L.P. and the Company (incorporated by reference to Exhibit 10.4 in the Company's Quarterly Report on Form 10-Q filed with the SEC on February 17, 2004, File No. 000-24968).

10.18    Form of Subordination Agreement executed by institutional Investors*

10.19 Employment Agreement dated February 27, 2004 between the Company and Eddie Steele.*

10.20    Employment Agreement dated June 1, 2000 between the Company and
         John Klecha (incorporated by reference to Exhibit 10.1 of the Company's registration statement on Form SB-2 filed with the SEC on March 28, 2001 Report on Form 8-K filed with the SEC March 28, 2001, File No. 333-57722).

10.21 Separation and Release Agreement effective as of May 2, 2003 between the Company and John Klecha (incorporated by reference to Exhibit 10.1 of the Company's Annual Report on Form 8-K filed with the SEC on July 17, 2003, File No. 000-24968).

10.22 Employment Agreement dated March 15, 2002 between the Company and April Green (incorporated by reference to Exhibit 10.21 of the Company's Annual Report on Form 10-KSB/A filed with the SEC on July 23, 2002, File No. 000-24968 ).
10.23 Employment Agreement dated April 14, 2002 between the Company and Jack Dromgold (incorporated by reference to Exhibit 10.20 of the Company's Annual Report on Form 10-KSB/A filed with the SEC on July 23, 2003, File No. 000-24968).
10.24 Employment Agreement dated May 2, 2003 between the Company and Yi Ping Chan. (incorporated by reference to Exhibit 10.20 of the Company's Annual Report on Form 10-KSB/A filed with the SEC on July 23, 2003, File No. 000-24968)

Exhibit No.           Description of Exhibit
-----------           ----------------------


10.25 Industrial Lease dated March 1, 2002, by and between AMP Properties, L.P. and the Company for warehouse space in Compton, California (incorporated by reference to Exhibit 10.20 of the Company's Annual Report on Form 10-KSB/A filed with the SEC on July 23, 2002, File No. 000-24968).

10.26 Loan and Security Agreement dated April 2000 between LaSalle Business Credit, Inc. and the Company (incorporated by reference to Exhibit 3.1 in the Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1999 filed with the SEC on November 14, 2000, File No. 000-24968).

10.27 First through Fourth Amendment to Loan and Security Agreement dated October 1, 2001 through February 28, 2002 between LaSalle Business Credit, Inc. and the Company (incorporated by reference to Exhibits
         10.11 through 10.14 of the Company's Annual Report on Form 10-KSB/A filed with the SEC on July 23 , 2003, File No. 000-24968).

10.28 Fifth Amendment to Loan and Security Agreement dated August 13, 2002 between LaSalle Business Credit, Inc. and the Company (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed with the SEC on November 14, 2002, File No. 000-24968).

10.29 Sixth Amendment to Loan and Security Agreement dated November 28, 2001 between LaSalle Business Credit, Inc. and the Company (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, filed with the SEC on February 14, 2003, File No. 000-24968).

10.30 Seventh through Tenth Amendment to Loan and Security Agreement dated February 2-, 2003 through March 28, 2003 between LaSalle Business Credit, Inc. and the Company, In (incorporated by reference to Exhibits
         10.1 through 10.5 to the Form 8-K filed with the SEC on May 21, 2003, File No. 000-24968).

10.31 Eleventh Amendment to Loan and Security Agreement dated February 28, 2003 between LaSalle Business Credit, Inc. and the Company, Inc. (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the SEC on June 4, 2003, File No. 000-24968).

10.32 Twelfth Amendment to Loan and Security Agreement dated February 28, 2003 between LaSalle Business Credit, Inc. and the Company, Inc. (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the SEC on July 7, 2003, File No. 000-24968).

10.33 Thirteenth Amendment to Loan and Security Agreement dated August 1, 2003 between LaSalle Business Credit, LLC and the Company (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the SEC on August 1, 2003, File No. 000-24968).

10.34 Fourteenth Amendment to the Loan and Security Agreement dated August 28, 2003 between LaSalle Business Credit, LLC and the Company (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the SEC on August 28, 2003, File No. 000-24968).

Exhibit No.           Description of Exhibit
-----------           ----------------------
10.35 Amended and Restated 1994 Management Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company's registration statement on Form SB-2 filed with the SEC on March 28, 2001, File No. 333-59684).

10.36 Year 2001 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Company's registration statement on Form S-8 filed with the SEC on September 13, 2002, File No. 333-99543).

10.37 Company's Amended Bankruptcy Plan of Reorganization dated December 17, 1997 and Bankruptcy Court's Order Confirming the Plan of Reorganization (incorporated by reference to Exhibit 10.5 of the Company's registration statement on Form SB-2 filed with the SEC on March 7, 2000, File No. 333- 57722).

16.1 Letter regarding Change in Former Accountants (incorporated by reference to Exhibit 16.1 attached to the Company's Current Report on Form 8-K filed on March 27, 2003).

21.1 List of Subsidiaries (incorporated by reference to Exhibit 21.1 in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003 filed with the SEC on July 17, 2003, File No. 000-24968).

23.1     Consent of Grant Thornton, LLP*

23.2     Consent of Salberg & Company, P.A.*

23.3     Consent of Adorno & Yoss, P.A. (contained in Exhibit 5.1)

*Filed herewith.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A, and contained in a form of Prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

         (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at the time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1, to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Coconut Creek, Florida, on March 2, 2004.


                               THE SINGING MACHINE COMPANY, INC.


Dated:  March 31, 2004         By: /s/ Yi Ping Chan
                               --------------------
                               Yi Ping Chan, Chief Executive Officer
                               (Principal Executive Officer)



Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                            TITLE                           DATE
                                     -----                           ----


/s/ Yi Ping Chan              Chief Executive Officer and      March 31, 2004
----------------
                              Chief Operating Officer
                              (Principal Executive Officer)

/s/ April Green               Chief Financial Officer          March 31, 2004
---------------
                              (Principal Financial Officer)

/s/ John Dahl                 Senior Vice President of
-------------
March __, 2004
                              Finance

/s/ Josef A. Bauer            Director                         March 31, 2004
------------------
Josef A. Bauer

/s/Bernard Appel              Director                         March 31, 2004
----------------
Bernard Appel

/s/ Richard Ekstract          Director                         March 31, 2004
--------------------

/s/ Harvey Judkowitz          Director                         March 31, 2004
--------------------
Harvey Judkowitz

                                INDEX TO EXHIBITS

Exhibit No.           Description of Exhibit
-----------           ----------------------

5.1      Opinion re: Legality of the Securities Being Registered

10.18 Form of Subordination Agreement dated February 9, 2004 signed by Omnicron, Master Trust, SF Capital Partners, Ltd. Bristol Investment Fund, Ltd., Ascend Offshore Fund, Ltd., Ascent Partners LP, Ascent Partners Sapient, LP, and the Company

23.1     Consent of Grant Thornton, LLP

23.2     Consent of Salberg & Company, P.A.

23.3     Consent of Adorno & Yoss, P.A. (contained in Exhibit 5.1)